Exhibit 2.1

Execution Version

CONTRIBUTION AGREEMENT

by and among

EQM MIDSTREAM PARTNERS, LP,

EQM GATHERING OPCO, LLC,

MVP HOLDCO, LLC,

PIBB MEMBER LLC,

and

PIPEBOX LLC

Dated as of November 22, 2024

i

Article IV REPRESENTATIONS AND WARRANTIES OF INVESTOR

4.1	Organization and Qualification	39
4.2	Authority Relative to this Agreement	39
4.3	Consents and Approvals; No Violations	39
4.4	Financing	40
4.5	Guarantee	41
4.6	Brokers	41
4.7	Acquisition of Interests for Investment	42
4.8	Litigation	42
4.9	No Other Representations or Warranties	42

Article V ADDITIONAL AGREEMENTS

5.1	Access to Books and Records	43
5.2	Confidentiality	44
5.3	Efforts	45
5.4	Conduct of Business	48
5.5	Public Announcements	50
5.6	Litigation Support	50
5.7	Directors and Officers	51
5.8	Misallocated Assets and Liabilities	52
5.9	Payments	53
5.10	Guarantees	53
5.11	R&W Insurance Policy	54
5.12	Financing	55
5.13	Financing Cooperation	57
5.14	MVP HoldCo Sharing Ratio.	60

Article VI TAX MATTERS

6.1	Transfer Taxes	60
6.2	Tax Treatment	60
6.3	Tax Sharing Agreement	61

Article VII CONDITIONS TO OBLIGATIONS TO CLOSE

7.1	Conditions to Obligation of Each Party to Close	61
7.2	Conditions to Investor’s Obligation to Close	61
7.3	Conditions to the Company’s and the Contributors’ Obligation to Close	62
7.4	Frustration of Closing Conditions	63

Article VIII TERMINATION

8.1	Termination	63
8.2	Effect of Termination	64
8.3	Extension; Waiver	65

Article IX INDEMNIFICATION

9.1	Survival of Representations, Warranties, Covenants and Agreements	65
9.2	Indemnification by the Contributors—Company Losses	66
9.3	Indemnification by the Company—Contributor Losses	66
9.4	Indemnification Procedures	66
9.5	Exclusive Remedy and Release	68
9.6	Additional Indemnification Provisions	68
9.7	Limitation of Liability	68

Article X GENERAL PROVISIONS
10.1	Headings; Definitions	69
10.2	Governing Law; Jurisdiction and Forum; Waiver of Jury Trial	69
10.3	Entire Agreement	70
10.4	No Third-Party Beneficiaries	70
10.5	Expenses	70
10.6	Notices	71
10.7	Successors and Assigns	71
10.8	Amendments and Waivers	72
10.9	Severability	72
10.10	Specific Performance	72
10.11	No Admission	73
10.12	Further Assurances	73
10.13	Counterparts	73
10.14	Non-Recourse	73
10.15	Debt Financing Sources	74

Exhibits:

Exhibit A:	Guarantee
Exhibit B:	Form of EQM MVP Series A Interest Assignment
Exhibit C:	Form of Equitrans Interest Assignment
Exhibit D:	Form of Hammerhead HoldCo Interest Assignment
Exhibit E:	Form of JV Agreement
Exhibit F:	Form of Master Services Agreement
Exhibit G:	Form of Omnibus Access and Use Agreement
Exhibit H:	Equity Commitment Letter
Exhibit I:	R&W Insurance Policy
Exhibit J:	Note Purchase Agreement

Schedules:

Transaction Steps Schedule

Transmission and Storage Assets Schedule

Disclosure Schedules

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT, dated as of November 22, 2024 (this “Agreement”) is by and among PipeBox LLC, a Delaware limited liability company (the “Company”), EQM Midstream Partners, LP, a Delaware limited partnership (“EQM”), EQM Gathering Opco, LLC, a Delaware limited liability company (“EQM OpCo”), MVP HoldCo, LLC, a Delaware limited liability company (“MVP HoldCo” and, EQM and EQM OpCo, each individually, a “Contributor” and, collectively, the “Contributors”), and Pibb Member LLC, a Delaware limited liability company (“Investor”). Each of the Company, the Contributors and Investor are referred to, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, prior to the date hereof, the Contributors and the Company have taken, or caused their respective Affiliates to take, the actions set forth in step 1 on the Transaction Steps Schedule (the “Pre-Execution Reorganization Transactions”) at the times and in the sequence set forth therein;

WHEREAS, following the consummation of the Pre-Execution Reorganization Transactions and as of the date hereof:

(a)	EQM directly owns all of the issued and outstanding Interests of the Company (the “Company Interests”);

(b)	EQM directly owns all of the issued and outstanding Interests of Equitrans Investments, LLC, a Delaware limited liability company (“Equitrans Investments” and, such Interests, the “Equitrans Interests”); and (ii) Equitrans Investments, directly or indirectly, owns all of the Interests of each of (A) Equitrans, L.P., a Pennsylvania limited partnership (“Equitrans LP”), (B) Equitrans Services, LLC, a Delaware limited liability company (“Equitrans Services”), and (C) Rager Mountain Storage Company LLC, a Delaware limited liability company (“Rager Mountain” and, together with Equitrans LP and Equitrans Services, collectively, the “Equitrans Investments Subsidiaries”);

(c)	EQM OpCo directly owns all of the issued and outstanding Interests of Hammerhead Midstream LLC, a Delaware limited liability company (“Hammerhead HoldCo” and, such Interests, the “Hammerhead HoldCo Interests”); and

(d)	MVP HoldCo is the record and beneficial owner of the EQM MVP Series A Interests (together with the Equitrans Interests and the Hammerhead HoldCo Interests, the “Contributed Interests”);

WHEREAS, immediately prior to the execution and delivery of this Agreement by the Parties, EQM entered into that certain debt commitment letter (“EQM Debt Commitment Letter”) for a new credit facility (the “New Credit Facility”), to be entered into by and among EQM, as borrower, the lenders from time to time party thereto and Royal Bank of Canada, as administrative agent, prior to the first redemption date (for the Redeemed Bonds (as defined below)) as set forth in step 6 on the Transaction Steps Schedule;

WHEREAS, following the execution and delivery of this Agreement by the Parties, EQM desires to issue redemption notices for certain of its bonds (such bonds, the “Redeemed Bonds” and such redemption, the “Redemption”) and launch a tender offer for certain of its bonds (the “Tender Offer” and completion thereof, together with entry into the New Credit Facility and the Redemption, as set forth in steps 4, 5, 6, 8, 10(a), 11(a) and 12 on the Transaction Steps Schedule, the “Financing Transactions”);

WHEREAS, EQM desires to enter into the New Credit Facility prior to the first redemption date for the Redeemed Bonds and use the borrowings thereunder to (i) on or prior to the Closing Date, redeem the Redeemed Bonds in accordance with the indentures governing such Redeemed Bonds, (ii) on or about the Closing Date, subject to the terms and other limitations of the Tender Offer, purchase bonds validly tendered at or prior to the Tender Offer’s early tender date and (iii) approximately two Business Days after the Closing Date, subject to the terms and other limitations of the Tender Offer, purchase bonds validly tendered after the Tender Offer’s early tender date;

WHEREAS, at the Closing, Investor desires to effect the Investor Contribution in exchange for the Company’s issuance to Investor of the Investor Interests;

WHEREAS, at the Closing, EQM desires to, and desires to cause the other Contributors to, effect the EQM Contribution in exchange for (a) the issuance to EQM of the Contributor Interests, (b) the assumption by PipeBox Investments LLC, a Delaware limited liability company and wholly owned Subsidiary of the Company (“BorrowerCo”), of the New Credit Facility and (c) the EQM Distribution;

WHEREAS, at the Closing, the Company desires to enter into the JV Agreement, the Master Services Agreement, and the Omnibus Access and Use Agreement with each of the applicable counterparties thereto;

WHEREAS, following the Closing:

(a)	EQM shall own the Contributor Interests, which shall constitute all of the Class A Units of the Company as of the Closing;

(b)	Investor shall own the Investor Interests, which shall constitute all of the Class B Units of the Company as of the Closing;

(c)	the Company shall effect the BorrowerCo Contribution;

(d)	the Company shall cause BorrowerCo to use the cash received in the BorrowerCo Contribution to pay off the New Credit Facility, in full; and

(e)	the Company shall make a special distribution of the remaining cash received in the Investor Contribution, after giving effect to the BorrowerCo Contribution and retention of the Minimum Cash Amount, to EQM (the “EQM Distribution”);

(f)	WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of the Company and the Contributors to enter into this Agreement, the Equity Investors (as defined herein) are entering into a guarantee in favor of EQM in the form of Exhibit A (the “Guarantee”), pursuant to which the Equity Investors are guaranteeing certain obligations of Investor in connection with this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I
DEFINITIONS; INTERPRETATION

1.1            Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any claim, charge, demand, action, cause of action, inquiry, investigation, audit, suit, arbitration, indictment, litigation, hearing or other proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).

“Adverse Effect on Financing” has the meaning set forth in Section 5.12(a).

“Affiliate” means any other Person, directly or indirectly, Controlling, Controlled by or under common Control with such particular Person. For the purposes of this Agreement, (a) neither Investor nor its Affiliates nor MVP shall be deemed to be an “Affiliate” of EQM or any of its Affiliates, including the Contributor Group and the Company Group, and (b) EQM and its Affiliates, including the Contributor Group and the Company Group, shall each be deemed to be an “Affiliate” of the Company.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allegheny Valley Connector” means Equitrans, LP’s 209-mile interstate natural gas transmission pipeline system and related facilities in western Pennsylvania first certificated by the FERC in Docket No. CP13-138-000, and any subsequent modifications and additions made thereto as of the Closing Date, and as depicted on the Transmission and Storage Assets Schedule.

“Antitrust Law” means the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act and any other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Assignments” means, collectively, (a) the Equitrans Interest Assignment, (b) the EQM MVP Series A Interest Assignment and (c) the Hammerhead HoldCo Interest Assignment.

“Assumed Liabilities” means all of the following Liabilities of any member of the Contributor Group or the Company Group:

(a)            all Liabilities and obligations to the extent arising out of or related to the ownership of the Contributed Interests, the operation of the Business, the Transferred Assets, the Contributed Interests or the New Credit Facility, whether arising prior to, on or after the Closing Date, but excluding, in all cases, the Excluded Liabilities; and

(b)            all Liabilities assumed by, retained by or agreed to be performed by any member of the Company Group pursuant to the terms of this Agreement or any of the other Transaction Documents.

“Attributed Working Capital” means an amount, which may be positive or negative, equal to (a) Current Assets minus (b) Current Liabilities, in each case, as determined by the Company as of 12:01 a.m. Central Time on the Closing Date and calculated in accordance with the historical accounting principles, practices, methodologies and policies of the relevant member of the Company Group with respect to the Business applied on a consistent basis.

“Benefit Plan” means each employee compensation and/or benefit plan, program, policy, agreement or other arrangement, including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, in each case, whether or not such plan is subject to ERISA, and any employee bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, retention, employment, change of control or fringe benefit plan, program or agreement, other than a Multiemployer Plan, in each case that is (a) sponsored, maintained or contributed to by any member of the Contributor Group for the benefit of any member of the Company Group or (b) sponsored, maintained or contributed to by any member of the Company Group or under which any member of the Company Group will retain Liability following the Closing, but excluding, in each case, any such plan, program or agreement required, sponsored or maintained by a Governmental Entity.

“BorrowerCo” has the meaning set forth in the recitals to this Agreement.

“BorrowerCo Contribution” has the meaning set forth in Section 2.3(a)(ii).

“Business” means EQT’s business of owning and/or operating, directly or indirectly, (a) the Mountain Valley Pipeline System (solely to the extent of MVP HoldCo’s Control over MVP through ownership of the EQM MVP Series A Interests pursuant to the terms of the MVP LLC Agreement), (b) the Hammerhead Gathering System, (c) the Equitrans Transmission System and (d) the Rager Mountain Storage Facilities.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in Houston, Texas, Pittsburgh, Pennsylvania or New York, New York.

“Cash on Hand” means cash, cash equivalents and marketable securities, including any outstanding checks, outstanding drafts, outstanding wire transfers and outstanding debit transactions written or made for the accounts of any member of the Company Group as of 12:01 a.m. Central Time on the Closing Date. For the avoidance of doubt, Cash on Hand shall not include (a) any outstanding checks, outstanding drafts, outstanding wire transfers and outstanding debit transactions written or made from the accounts of any member of the Company Group, and (b) all security deposits, earnest deposits, bid, performance, lease, utility and other deposits, and all other forms of deposit or security placed by any member of the Contributor Group for the benefit of a member of the Company Group. For the avoidance of doubt, the amount of Cash on Hand cannot be a negative number.

“Class A Unit” has the meaning set forth in the JV Agreement.

“Class B Unit” has the meaning set forth in the JV Agreement.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the U.S. Internal Revenue Code of 1986.

“Commission” means the U.S. Securities and Exchange Commission.

“Commitment Documents” has the meaning set forth in Section 4.4(c).

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Group” means, collectively, (a) the Company, (b) BorrowerCo and (c) the Contributed Companies.

“Company Indemnified Parties” means the Company, the other members of the Company Group and their respective managers, officers, directors, employees, successors and assigns.

“Company Interests” has the meaning set forth in the recitals of this Agreement.

“Company Losses” has the meaning set forth in Section 9.2.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of August 1, 2024, by and between EQT and Blackstone Alternative Credit Advisors LP.

“Consent” means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Entity or other Person.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation that is binding upon a Person or any of its property under applicable Law, including all amendments thereto, but excluding (a) Permits, (b) Easements, (c) Real Property Leases and (d) any instrument constituting chain of title to real property (including to any Owned Real Property).

“Contributed Companies” means, collectively, (a) Equitrans Investments, (b) the Equitrans Investments Subsidiaries, (c) Hammerhead HoldCo and (d) MVP (solely with respect to the EQM MVP Series A Interests).

“Contributed Interests” has the meaning set forth in the recitals to this Agreement.

“Contributor” has the meaning set forth in the preamble to this Agreement.

“Contributor Group” means the Contributors and each of their respective Affiliates (other than any member of the Company Group).

“Contributor Guarantors” has the meaning set forth in Section 5.10(a).

“Contributor Indemnified Parties” means, collectively, each member of the Contributor Group, and each of their respective managers, directors, employees, Affiliates, members, partners, stockholders and agents, and the successors and permitted assigns of the foregoing (and their respective officers, managers, directors, employees, Affiliates, members, partners, stockholders, agents and successors and permitted assigns).

“Contributor Interests” has the meaning set forth in Section 2.3(a)(iii).

“Contributor Losses” has the meaning set forth in Section 9.3.

“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person whether through the ownership of voting securities or other ownership interests, by Contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Covered Persons” has the meaning set forth in Section 5.7(a).

“Current Assets” means, collectively, the current assets of the Company Group, determined in accordance with GAAP.

“Current Liabilities” means, collectively, the current liabilities of the Company Group, determined in accordance with GAAP.

“Customary Post-Closing Consents” means the consents and approvals from Governmental Entities for the transfer of the Transferred Assets to the Company Group that are not required as a condition precedent to transfer, and are customarily obtained after, the transfer of properties similar to the Transferred Assets; provided, that to the extent the failure to obtain such a consent or approval would have a Material Adverse Effect, such consent or approval shall not be deemed to be a Customary Post-Closing Consent.

“Dataroom” means the online data room titled “Project Mr. Pibb” hosted by Affiliates of EQM via “Box” and established in connection with the Transactions.

“Debt Financing” has the meaning set forth in Section 4.4(a).

“Debt Financing Documents” has the meaning set forth in Section 10.15.

“Debt Financing Sources” means the Persons (and their respective partners, stockholders, members, directors, officers, employees, advisors, agents and representatives of the foregoing and their successors and assigns) that have entered into the Note Purchase Agreement.

“Disclosure Schedules” has the meaning set forth in Article III.

“Easements” means all easements, rights-of-way, servitudes, licenses, crossing rights and other similar non-possessory surface or sub surface rights, but excluding all (a) Real Property Leases and (b) Owned Real Property.

“Encumbrance” means any lien, mortgage, pledge, charge, collateral assignment or security interest of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement), any covenants, conditions, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership, and any option, trust or other preferential arrangement having the practical effect of any of the foregoing. Encumbrances arising under applicable Laws and the transfer restrictions on equity interests of the Company set forth in the JV Agreement shall not, however, constitute “Encumbrances” with respect to the Units to be issued in connection herewith.

“Environmental Law” means any Law relating to pollution, remediation of contamination, worker health and safety (solely as it relates to exposure to Hazardous Materials), or protection of the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Solid Waste Disposal Act and Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 1251 et seq.) (solely as it relates to exposure to Hazardous Materials) and the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.).

“EQM” has the meaning set forth in the preamble to this Agreement.

“EQM Contribution” has the meaning set forth in Section 2.3(a)(ii).

“EQM Debt Commitment Letter” has the meaning set forth in the recitals to this Agreement.

“EQM Distribution” has the meaning set forth in the recitals to this Agreement.

“EQM MVP Series A Interest Assignment” means the assignment in lieu of certificate, substantially in the form attached hereto as Exhibit B, pursuant to which MVP HoldCo will assign, transfer, convey and deliver the EQM MVP Series A Interests to the Company.

“EQM MVP Series A Interests” means the issued and outstanding Series A Membership Interests of MVP owned by MVP HoldCo as further described on Schedule 3.2(a) of the Disclosure Schedules, which, for the avoidance of doubt, represent all of the Series A Membership Interests held by MVP HoldCo.

“EQM OpCo” has the meaning set forth in the preamble to this Agreement.

“EQT” means EQT Corporation, a Pennsylvania corporation.

“Equitrans Interest Assignment” means the assignment in lieu of certificate, substantially in the form attached hereto as Exhibit C, pursuant to which EQM will assign, transfer, convey and deliver the Equitrans Interests to the Company.

“Equitrans Interests” has the meaning set forth in the recitals of this Agreement, as described further on Schedule 3.2(a) of the Disclosure Schedules.

“Equitrans Investments” has the meaning set forth in the recitals of this Agreement.

“Equitrans Investments Subsidiaries” has the meaning set forth in the recitals of this Agreement.

“Equitrans LP” has the meaning set forth in the recitals of this Agreement.

“Equitrans Services” has the meaning set forth in the recitals of this Agreement.

“Equitrans Transmission System” means all of the pipeline, transmission and storage assets and related facilities of Equitrans LP, including (a) the Mainline System, (b) the Sunrise Transmission Facilities, (c) the Allegheny Valley Connector and (d) the Ohio Valley Connector.

“Equity Commitment Letter” has the meaning set forth in Section 4.4(c).

“Equity Financing” has the meaning set forth in Section 4.4(c).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excluded Assets” means each member of the Contributor Group’s or Company Group’s, as applicable, respective rights, titles and interests in and to (x) any assets, properties, claims and rights of every kind, nature, character and description, tangible, real or personal, wherever located, that are not exclusively related to, used in or held for use in the conduct of the Business and (y) the following rights, assets and properties (tangible or intangible and wherever located):

(a)            (i) all attorney-client privilege and attorney work-product protection of the members of the Contributor Group or associated with the Business as a result of legal counsel representing the members of the Contributor Group or the Business in connection with the Transactions, (ii) all documents subject to the attorney-client privilege or work-product protection described in clause (i) of this paragraph and (iii) all documents maintained by the members of the Contributor Group in connection with the Transactions;

(b)            all security deposits, earnest deposits, bid, performance, lease, utility and other deposits and all other forms of deposit or security, in each case, placed by any member of the Contributor Group for the benefit of any member of the Company Group (including, if applicable, for the performance of a Contract);

(c)            all Cash on Hand of the members of the Contributor Group and the Company Group;

(d)            all Actions and Orders that arise primarily out of or that primarily relate to any of the Excluded Assets or Excluded Liabilities, whether arising by way of counterclaim or otherwise;

(e)            all books and records (including records, analyses and correspondence) other than the Transferred Books and Records;

(f)            all Intellectual Property of each of the members of the Contributor Group other than the Transferred IP;

(g)            all Contributor Benefit Plans and all assets and rights related thereto;

(h)            all loans owing to the members of the Contributor Group or Company Group by any employee of any member of the Contributor Group or otherwise associated with the Business;

(i)            all employee and personnel records of the members of the Contributor Group relating to employees of the members of the Contributor Group or otherwise associated with the Business, as applicable;

(j)            all rights or claims (i) related to or arising out of any of the other Excluded Assets or Excluded Liabilities or (ii) which accrue or will accrue to any member of the Contributor Group under this Agreement or any of the other Transaction Documents;

(k)            any and all claims for, or rights to receive, Tax refunds from any Tax Authority relating to, credits (in lieu of Tax refunds) attributable to, or similar Tax assets relating to Taxes of any member of the Contributor Group (other than any such refunds, rights to receive funds from any Governmental Entity, credits or similar Tax assets related to any Taxes imposed on any Contributed Companies); and

(l)            any Production Rights.

“Excluded Liabilities” means the following Liabilities:

(a)            all Liabilities of the members of the Contributor Group to the extent arising out of or related to the Excluded Assets;

(b)            all Indebtedness of any member of the Contributor Group (other than, for the avoidance of doubt, Liabilities in respect of the New Credit Facility);

(c)            except as set forth in Section 10.5, all Liabilities of any member of the Contributor Group arising or incurred prior to the Closing in connection with the preparation, negotiation, execution and performance of this Agreement and the other Transaction Documents or any other agreement or document delivered in connection herewith and the Transactions, including, fees and expenses of counsel, accountants, consultants and advisers;

(d)            all Liabilities for Taxes of any member of the Contributor Group (other than any Taxes imposed on any Contributed Companies);

(e)            all Liabilities expressly assumed by, retained by or agreed to be performed by any member of the Contributor Group pursuant to the terms of this Agreement or any of the other Transaction Documents;

(f)            all Liabilities set forth on Schedule 1.1-E; and

(g)            all Liabilities in respect of actual payments made by the Company to the extent related to capital calls issued to the Company prior to the Closing pursuant to the terms of the MVP LLC Agreement.

“FERC” means the Federal Energy Regulatory Commission, or its successor.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Financing” means, collectively, the Debt Financing and the Equity Financing.

“Financing Sources” has the meaning set forth in Section 4.4(c).

“Financing Transactions” has the meaning set forth in the recitals to this Agreement, as further described in the Transaction Steps Schedule.

“Fraud” means knowing and intentional actual common law fraud under the Laws of the State of Delaware in the making of any representation or warranty set forth in this Agreement or any other Transaction Document or certificate delivered in connection therewith; provided, that such knowing and intentional actual common law fraud may only be deemed to exist if, as of the date such representation or warranty is made, the Party against whom relief is sought had actual knowledge (as opposed to imputed or constructive knowledge) of the underlying breach of the representation or warranty and the express intention that the other Party would rely on such representation or warranty to its detriment. For the avoidance of doubt, “Fraud” does not include, and no claim may be made in relation to this Agreement or the transactions contemplated hereby for: (a) equitable fraud, promissory fraud, unfair dealings fraud, any torts (including a claim for fraud) based on negligence or recklessness, any claim based on constructive knowledge, recklessness, negligent misrepresentation or omission or knowledge of the fact that the Person making such representation or warranty does not have sufficient information to make the statement contained in such representation or warranty, but which is nevertheless made as a matter of contractual risk allocation or any equitable claim (including unjust enrichment) or (b) any other fraud based claim or theory of liability other than knowing and intentional actual fraud. A claim for Fraud may only be made against the Party committing such Fraud.

“Fundamental Contributor Representations” means, collectively, the representations and warranties set forth in (a) Section 3.1(a) (Organization and Qualification), (b) Section 3.2(a) (Capitalization), (c) Section 3.3 (Authority Relative to this Agreement), (d) Section 3.18 (Brokers), (e) Section 3.22 (Activities of the Company) and (f) Section 3.23 (Activities of BorrowerCo).

“Fundamental Investor Representations” means, collectively, the representations and warranties set forth in (a) Section 4.1 (Organization and Qualification), (b) Section 4.2 (Authority Relative to this Agreement), and (c) Section 4.6 (Brokers).

“GAAP” means generally accepted accounting principles in the U.S., as in effect from time to time.

“Governmental Entity” means any multinational, national, federal, tribal, territorial, state or local governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency or any political or other subdivision, department or branch of any of the foregoing, whether foreign or domestic.

“Guarantee” has the meaning set forth in the recitals to this Agreement.

“Hammerhead Gathering System” means that certain gas gathering pipeline system consisting of approximately 63 miles of 30” diameter pipe and related facilities, traversing Greene County, Pennsylvania and Wetzel, Marion, and Monongalia Counties, West Virginia, and as depicted on the Transmission and Storage Assets Schedule.

“Hammerhead HoldCo” has the meaning set forth in the recitals to this Agreement.

“Hammerhead HoldCo Interest Assignment” means the assignment in lieu of certificate, substantially in the form attached hereto as Exhibit D, pursuant to which EQM OpCo will assign, transfer, convey and deliver the Hammerhead HoldCo Interests to the Company.

“Hammerhead HoldCo Interests” has the meaning set forth in the recitals to this Agreement, as described further on Schedule 3.2(a) of the Disclosure Schedules.

“Hazardous Material” means any substance, material or waste that is listed, regulated or defined under or pursuant to any Environmental Law due to its dangerous or deleterious properties or characteristics, including petroleum and its by-products, chemical substances, pesticides, pollutants, contaminants, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon, radiation, toxic mold or other fungi, and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Refiling Event” has the meaning set forth in Section 5.3(d)(i).

“Indebtedness” means, with respect to any Person: (a) any indebtedness for borrowed money or issued in substitution or exchange for indebtedness for borrowed money (including interest and prepayment penalties or obligations); (b) obligations evidenced by any note, bond, debenture or similar instrument (but excluding performance bonds or letters of credit, which are addressed in clause (e)); (c) obligations for the deferred or unpaid purchase price for a company, business, oil and gas lease or other property or services (excluding ordinary course trade payables and accrued expenses), in each case calculated at the maximum amount payable; (d) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person or any of its Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) obligations under any performance bonds, surety bonds, bankers acceptances, letters of credit, or similar facilities (excluding, however, (i) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the Ordinary Course of Business to the extent not drawn upon, (ii) letters of credit or performance bonds posted with Governmental Entities as are required to own or operate the Transmission and Storage Assets or otherwise operate the Business in the Ordinary Course of Business, in each case, to the extent not drawn upon, and (iii) standby letters of credit relating to workers’ compensation insurance to the extent not drawn upon); (f) any guarantee of indebtedness in any manner by such Person or any of its Subsidiaries (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse); (g) any obligations classified and accounted for as capital lease obligations or finance lease obligations in the Financial Statements or required to be capitalized in accordance with GAAP; (h) any accrued or unpaid severance or retention obligations due to any employee, director, independent contractor, consultant or other individual service provider, in each case providing services for the benefit of any Contributed Company, including the employer portion of any payroll and employment Taxes on such amounts and (i) any obligations in the nature of accrued or unpaid fees, interest, premiums, penalties, prepayment, early termination or breakage fees and other obligations in respect of any of the foregoing. For the avoidance of doubt, “Indebtedness” shall not include Taxes (other than Taxes specifically described in clause (h)).

“Indemnified Guarantees” has the meaning set forth in Section 5.10(a).

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Inside Date” has the meaning set forth in Section 2.4.

“Insurance Policies” has the meaning set forth in Section 3.20.

“Intellectual Property” means all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including: (a) patents and applications therefor, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof; (b) Marks, together with all appurtenant goodwill, along with renewals thereof; (c) copyrights and copyrightable subject matter, whether or not registered or published, and registrations, recordations and applications for registration therefor (including copyrights in computer software) and reversions, extensions and renewals thereof; (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data; (e) rights of publicity; (f) moral rights and rights of attribution and integrity; and (g) trade secrets.

“Intended Tax Treatment” has the meaning set forth in Section 6.2.

“Interests” means, with respect to any Person: (a) capital stock, membership interests, units, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person (including the right to participate in the management and business and affairs or otherwise Control such Person); (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to subscribe for, purchase or otherwise acquire any of the foregoing.

“Inventory” means all inventories normally held in the operation of the Business, including pipe, materials including raw materials, equipment, tools, work-in-process, finished goods, products under research and development, office and other supplies, parts, and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Business is conducted, or located at customers’ premises on consignment, in each case, which are used or held for use by the Company Group in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of the Company Group against suppliers of such inventories.

“Investor” has the meaning set forth in the preamble to this Agreement.

“Investor Contribution” has the meaning set forth in Section 2.3(a)(i).

“Investor Indemnified Parties” means, collectively, Investor and each of its officers, managers, directors, employees, Affiliates, members, partners, stockholders and agents, and the successors to and permitted assigns of the foregoing (and their respective officers, managers, directors, employees, Affiliates, members, partners, stockholders, agents and successors and permitted assigns).

“Investor Interests” has the meaning set forth in Section 2.3(a)(ii).

“Investor Losses” has the meaning set forth in Section 9.3.

“Investor Related Parties” means, collectively, (A) Investor and its Affiliates, and its and their respective Representatives (including any Financing Sources and Equity Investors) and (B) any former, current and future direct and indirect holders of any equity, partnership or limited liability company or other interest, incorporators or organizers, controlling Persons, Affiliates, Representatives, assignees or successors of any Person named in clause (A) above.

“Investor Transaction Expenses” means the reasonable and documented out-of-pocket expenses incurred prior to the Closing by Investor and its Affiliates in connection with the Transactions, including, for the avoidance of doubt, any cost of obtaining the R&W Insurance Policy (including any premiums or related brokers fees) to the extent paid by or on behalf of Investor (other than amounts paid by the Contributor Group) prior to the Closing.

“JV Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, to be entered into at Closing, substantially in the form attached hereto as Exhibit E.

“Knowledge” means the actual knowledge (after due inquiry of direct reports) of the individuals set forth on Schedule 1.1-K of the Disclosure Schedules.

“Latest Unaudited Balance Sheet” has the meaning set forth in Section 3.5(a).

“Law” means any multi-national, national, federal, territorial, state or local, whether foreign or domestic, law (including common law), statute, treaty, regulation, ordinance, rule, Order, decree, approval, Permit, requirement or other governmental restriction, in each case, having the force and effect of law, or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Entity.

“Leased Real Property” means all real property and interests in real property leased, subleased, licensed or otherwise occupied, whether as lessor, lessee, sublessor or sublessee or otherwise, pursuant to a Real Property Lease.

“Liability” means all debts, losses, liabilities, claims, suits, damages, expenses, Taxes, fines, Indebtedness or other penalties, costs, royalties, proceedings, deficiencies, interest, expenditures or obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein, or reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation), of any nature, whether known or unknown, absolute, contingent, accrued or unaccrued, liquidated or unliquidated, or otherwise and whether due or to become due, and whether in contract, tort, strict liability or otherwise, and whether or not resulting from Third-Party Claims.

“Losses” means all Liabilities, charges, expenses (including reasonable attorneys’ fees), obligations, settlement payments, awards, judgments, assessments or deficiencies; provided, that, “Losses” shall not include any consequential (unless reasonably foreseeable), special, exemplary, incidental, indirect or punitive damages; provided further, that, for the purposes of the indemnification obligations under this Agreement, “Losses” shall include consequential, special, exemplary, incidental, indirect or punitive damages to the extent awarded to a third party (excluding an Affiliate of an indemnified Person hereunder).

“Mainline System” means Equitrans LP’s interstate natural gas transmission pipeline system of approximately 655 miles and related facilities that traverse parts of western Pennsylvania, northern West Virginia, and Ohio, and as depicted on the Transmission and Storage Assets Schedule.

“Marks” means fictional business names, corporate names, trade names, logos, slogans, trade dress rights, registered and unregistered trademarks and service marks, Internet domain names, other sources of origin and applications for any of the foregoing.

“Master Services Agreement” means that certain Master Services Agreement, to be entered at the Closing, by and between the Company and EQM, substantially in the form attached hereto as Exhibit F.

“Material Adverse Effect” means an event, change, effect, development or occurrence that, individually, or in the aggregate together with all other events, changes, effects or developments, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or continuing results of operations of the Company Group, taken as a whole; provided, however, that, in no event would any event, change, effect, development or occurrence resulting from, relating to or arising out of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably likely be, a “Material Adverse Effect”:

(a)            any changes or developments in the natural gas or natural gas liquids industries, including production, exploration, gathering, compressing, treating, processing, fractionation and transportation industry generally;

(b)            any changes or developments in prices for oil, natural gas, refined products, condensates or natural gas liquids or other commodities or for the Company Group’s raw material inputs and end products;

(c)            the announcement, pendency or anticipated consummation of the Transactions (provided that, the exceptions set forth in this clause (c) shall not apply in connection with any breach or inaccuracy of a representation or warranty set forth in this Agreement expressly addressing the consequences of the announcement or existence of, compliance with or performance under, this Agreement);

(d)            any taking of any action at the express request, approval or consent of Investor;

(e)            any adoption, implementation, promulgation, repeal, modification, supplementation, reinterpretation or proposal of any rule, regulation, ordinance, Order, treaty, protocol or any other Law of or by any Governmental Entity, or market administrator after the date hereof;

(f)            any changes in GAAP or any applicable accounting standards or applicable Law or interpretations thereof, in each case, after the date of this Agreement;

(g)            any changes or developments in or generally affecting the economy, the financial, credit or securities markets, or political, legislative or regulatory conditions, in each case, in the U.S. or elsewhere in the world;

(h)            any hurricane, cyclone, tornado, earthquake, flood, tsunami, natural disaster, weather and/or geographical condition, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared and, for the avoidance of doubt, including the current conflict between the Russian Federation and Ukraine and the war and/or conflict between Israel and Hamas and related military operations), military actions or any act of sabotage or terrorism, cyber-attack or national or international political or social conditions, any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto;

(i)            any failure by the Company Group to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided, that, the exception in this clause (i) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect so long as it is not otherwise excluded by this definition); or

(j)            any changes in the share price or trading volume of the shares of the debt or equity securities of EQT (provided, that, the exception in this clause (j) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Material Adverse Effect so long as it is not otherwise excluded by this definition);

(k)            except, in each case, with respect to clauses (a)-(b) and clauses (e)-(i), to the extent disproportionately and adversely affecting the Company Group, taken as a whole, relative to other similarly situated companies in the industries in which the Company Group operates, in which case only the incremental disproportionate, adverse effect relative to other similarly situated companies in the industries in which the Company Group operates may be taken into account in determining whether there has been, or would reasonably likely be, a “Material Adverse Effect.”

“Material Contracts” has the meaning set forth in Section 3.15(a).

“Minimum Cash Amount” means the greater of (a) the Target Cash on Hand and (y) $20,000,000.

“Mountain Valley Pipeline System” means MVP’s interstate natural gas transmission pipeline system consisting of 303 miles of 42” diameter pipe and related facilities located in West Virginia and Virginia first certificated by the FERC in Docket No. CP16-10, and any subsequent modifications and additions made thereto as of the Closing Date, and as depicted on the Transmission and Storage Assets Schedule.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“MVP” means Mountain Valley Pipeline, LLC, a series Delaware limited liability company.

“MVP HoldCo” has the meaning set forth in the preamble to this Agreement.

“MVP LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of MVP.

“Natural Gas Act” means the Natural Gas Act, 15 U.S.C. §§ 717-717W, as amended, and FERC’s implementing regulations thereunder.

“Natural Gas Policy Act” means the Natural Gas Policy Act of 1978, 15 U.S.C. §§ 3302-3432, as amended, and FERC’s implementing regulations thereunder.

“New Credit Facility” has the meaning set forth in the recitals to this Agreement.

“Note Purchase Agreement” has the meaning set forth in Section 4.4(a).

“Ohio Valley Connector” means Equitrans LP’s 37-mile interstate natural gas transmission pipeline system and related facilities in northern West Virginia and Ohio first certificated by the FERC in Docket No. CP15-41-000, and any subsequent modifications and additions made thereto as of the Closing Date, and as depicted on the Transmission and Storage Assets Schedule.

“Omnibus Access and Use Agreement” means that certain Omnibus Access and Use Agreement, to be entered into at the Closing, substantially in the form attached hereto as Exhibit G.

“Order” means any order, judgment, writ, injunction, stipulation, award or decree of any Governmental Entity.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day ownership, operation, maintenance and/or development of the Business, consistent with the past practice of the Contributors and the Company Group.

“Organizational Document” means any of the following, as applicable: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) limited liability company agreement or operating agreement and the certificate of formation of a limited liability company; (e) any charter, bylaws or similar document adopted, filed or entered into in connection with the creation, formation, governance or organization of a Person; and (f) any amendment, side letter or binding interpretation of any of the foregoing.

“Original Issue Discount” means $56,875,000.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Owned Real Property” means real property owned in fee simple.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permits” means any approvals, authorizations, consents, licenses, permits, variances, waivers, grants, franchises, concessions, exemptions, orders, registrations or certificates from or by a Governmental Entity.

“Permitted Encumbrances” means the following Encumbrances: (a) any Encumbrance for Taxes (i) that are not yet due and payable or due but not delinquent or (ii) if delinquent, the amount or validity which is being contested in good faith by appropriate proceedings by or on behalf of the applicable member of the Contributor Group and for which adequate reserves have been established in accordance with GAAP; (b) any Encumbrance in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Encumbrance arising by operation of law or in the Ordinary Course of Business; (c) any zoning, building code, land use, planning, entitlement or similar Law or regulation imposed by any Governmental Entity that does not, individually or in the aggregate, materially impair the current use and enjoyment of any material Transferred Assets; (d) any Encumbrance that will be discharged or released either prior to, or substantially simultaneous with, the Closing; (e) any Encumbrances created under Easements, Real Property Leases, real property conveyances or other instruments, or arising under Material Contracts, in each case, securing secure amounts or obligations (i) not yet due and payable or due but not delinquent or (ii) the amount or validity that is being contested in good faith by appropriate proceedings by the applicable member of the Company Group, in each case, that (x) do not, individually or in the aggregate, materially detract from the value of or prevent the use or operations of any Transferred Asset as currently operated or (y) would otherwise be acceptable by a reasonably prudent owner engaged in business comparable to the Business in the geographic area where the Transferred Assets are located; (f) rights of reassignment arising upon the expiration or final intention to abandon or release any Transferred Assets excepting circumstances where those rights have already been triggered; (g) all applicable Laws and rights reserved to or vested in any Governmental Entity (i) to Control or regulate any of the Transferred Assets in any manner, (ii) under the terms of any right, power, franchise, grant, license or Permit, or by any provision of Law permitting such Governmental Entity to terminate such right, power, franchise, grant, license or Permit, (iii) to purchase, condemn, expropriate or recapture, or to designate a purchaser of any material Transferred Assets, (iv) to use the Transferred Assets in a manner that does not, individually or in the aggregate, materially impair the current use and enjoyment of any material Transferred Asset or (v) to enforce any obligations or duties affecting the Transferred Assets to any Governmental Entity with respect to any franchise, grant, license or Permit; (h) rights of any common owner as a tenant in common or through common ownership, so long as such rights do not, individually or in the aggregate, materially impair the current use and enjoyment of any material Transferred Assets; (i) mortgage Encumbrances burdening the lessor’s (or, in the case of an Easement, the servient estate owner’s) interest in property covered by a Real Property Lease or Easement, as applicable, to the extent foreclosure proceedings have not been initiated with respect to such Encumbrances; (j) any Encumbrance, obligation, burden or defect that is cured, released or waived by any Law of limitation or prescription, including adverse possession; (k) any lien or Encumbrance created under the Organizational Documents of the Company Group, including the MVP LLC Agreement; (l) any other liens, charges, Encumbrances or irregularities that do not, individually or in the aggregate, materially detract from the value of or prevent or adversely affect the use or operations of any material Transferred Asset as currently used or operated; and (m) any Encumbrance disclosed in the Financial Statements.

“Permitted Securities Encumbrances” means liens or Encumbrances (a) created by this Agreement, (b) set forth in the Organizational Documents applicable to the relevant Interests, including the MVP LLC Agreement or (c) arising from restrictions on the sale of securities under securities Laws.

“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.

“PHMSA” means the Pipeline and Hazardous Materials Safety Administration, or its successor.

“Pre-Execution Reorganization Transactions” has the meaning set forth in the recitals to this Agreement, as further described in the Transaction Steps Schedule.

“Production Rights” means, any fee mineral interest, production rights, hydrocarbon or other mineral rights and all other royalties and interests of any kind or character in hydrocarbons or minerals in place and, as applicable, and any leasehold estates created thereby.

“R&W Insurance Policy” has the meaning set forth in Section 5.11(a).

“Rager Mountain” has the meaning set forth in the recitals to this Agreement.

“Rager Mountain Storage Facilities” means all of Rager Mountain’s storage assets, facilities and related properties, including its Rager Mountain gas storage facility located in Cambria County, Pennsylvania, first certificated by the FERC in Docket No. CP11-5, as amended in Docket No. CP13-139, et al., and any subsequent modifications or additions thereto as of the Closing Date, and as depicted on the Transmission and Storage Assets Schedule.

“Real Property Leases” means any leases, subleases, licenses, surface leases, surface use agreements and other agreements or instruments pursuant to which a Person is the lessor, lessee, sublessor, sublessee, licensor or licensee of, or otherwise creating a leasehold estate in, real property, but excluding any (a) Easements and (b) Owned Real Property.

“Redeemed Bonds” has the meaning set forth in the recitals to this Agreement.

“Redemption” has the meaning set forth in the recitals to this Agreement.

“Reference Date” means August 31, 2024.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Remedies Exception” has the meaning set forth in Section 3.3.

“Representatives” means, with respect to any Person, its Affiliates and its and their respective officers, directors, managers, employees, members, stockholders, partners, capital providers, attorneys, investment bankers, accountants, consultants and other agents, advisors and representatives.

“Securities Act” means the U.S. Securities Act of 1933.

“Series A Membership Interests” has the meaning ascribed to such term in the MVP LLC Agreement.

“Subject Courts” has the meaning set forth in Section 10.15.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of limited liability company, partnership or other similar ownership interests thereof with voting rights at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control, directly or indirectly, the manager, managing member, managing director (or a board comprised of any of the foregoing) or general partner of such limited liability company, partnership, association or other business entity. For the avoidance of doubt, MVP is not, and shall not be deemed to be, a Subsidiary of EQM, the Company or their respective Affiliates.

“Sunrise Transmission Facilities” means Equitrans LP’s 41-mile interstate natural gas transmission pipeline system and related facilities in northern West Virginia and western Pennsylvania first certificated by the FERC in Docket No. CP11-68-000 and any subsequent modifications or additions made thereto, and as depicted on the Transmission and Storage Assets Schedule.

“Surviving Claims” has the meaning set forth in Section 8.2(d).

“Target Cash on Hand” means the amount of Cash on Hand required for Attributed Working Capital to equal $50,000,000 plus the aggregate amount, if any, actually received by the Contributors as a distribution from MVP HoldCo between the date hereof and the Closing.

“Tax” means any tax, impost, levy or other assessment in the nature of a tax imposed by any U.S. federal, state, local or foreign Governmental Entity, including any U.S. federal, state, local or non-U.S. income, net income, gross income, corporation, profit, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security, production, franchise, gross receipts, payroll, sales, employment, unemployment, disability, use, property, estimated, ad valorem, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, premium, inventory, foreign or domestic withholding tax, and any other tax, together with all interest, fines, penalties, additions to tax or additional amounts imposed with respect to such amounts.

“Tax Authority” means any Governmental Entity responsible for the determination, assessment, audit, regulation, administration, imposition and/or collection of any Tax or the regulation, enforcement or interpretation of any Law relating to Taxes.

“Tax Proceeding” means any audit, examination, contest, litigation or other proceeding with or against any Tax Authority.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or statement filed or required to be filed with any Tax Authority relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Tender Offer” has the meaning set forth in the recitals to this Agreement.

“Termination Fee” has the meaning set forth in Section 8.2(b).

“Third-Party Claim” has the meaning set forth in Section 9.4(b).

“Transaction Documents” means, collectively, (a) this Agreement, (b) the JV Agreement, (c) the Assignments, (d) the Master Services Agreement, (e) the Omnibus Access and Use Agreement, (f) the Guarantee, (g) the Equity Commitment Letter and (h) any other agreements entered into in connection with the Transactions.

“Transaction Steps Schedule” means the Transaction Steps Schedule attached hereto, as modified in accordance with Section 2.2.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Tax” means any sales, use, transfer, documentary, stamp, value added, real property transfer or other similar Tax imposed on or payable in connection with the Transactions.

“Transferred Assets” means, other than any Excluded Asset, all of the Contributor Group’s and the Company Group’s right, title and interest in and to:

(a)            all the Transmission and Storage Assets;

(b)            all of the assets, properties, claims and rights of every kind, nature, character and description, tangible, real or personal, wherever located, primarily related to, used in or held for use in the conduct of the Business (but, for the avoidance of doubt, excluding the assets, properties, claims and rights described in clauses (c), (d), and (e) of this definition, which shall each be governed by the respective clause that references such assets, properties, claims and rights), as such assets, properties, claims and rights shall exist on the Closing Date, including the following:

(i)            all machinery, fixtures, supplies, accessories, materials, equipment and all other items of tangible personal property of the Contributor Group or the Company Group, as applicable, that are exclusively related to, used or held for use in connection with the ownership or operation of the Transmission and Storage Assets; and

(ii)           subject to Section 5.1, all books and records (or portions thereof) that are exclusively related to, used or held for use in the conduct of the Business, (the “Transferred Books and Records”); provided, however, that the Contributor Group shall be permitted to retain copies of such Transferred Books and Records that contain any information unrelated to the Business;

(c)            all Contracts to which any member of the Company Group is a party that are exclusively related to, used or held for use in the Business (other than Contracts with respect to open source or free software);

(d)            all claims, warranties, guarantees, refunds, Actions, defenses, rights of recovery, rights of set off or counterclaim and rights of recoupment of every kind and nature, in each case, exclusively relating to the Business and except to the extent expressly set forth in the definition of “Excluded Assets”;

(e)            all prepaid expenses and deposits and refunds to the extent related to the Business (other than prepaid insurance with respect to any insurance policies not transferring to the Company Group in connection with the Transactions);

(f)            all accounts receivable, notes receivable, rebates receivable and other miscellaneous receivables to the extent related to the Business; and

(g)            all Transferred IP.

“Transferred IP” means the Intellectual Property set forth on Schedule 1.1-IP of the Disclosure Schedules.

“Transmission and Storage Assets” means the pipeline, transmission and storage assets and related properties of the Contributed Companies as described on the Transmission and Storage Assets Schedule but excluding any and all Excluded Assets.

“Transmission and Storage Assets Schedule” means the Transmission and Storage Assets Schedule attached hereto.

“Ultimate Parent Entity” means Blackstone BGREEN III Finance LP, a Delaware limited partnership.

“Unit” has the meaning set forth in the JV Agreement.

1.2            Interpretation; Absence of Presumption. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. If a word or phrase is defined, its other grammatical forms have a corresponding meaning and a defined term has its defined meaning throughout this Agreement and each Exhibit or schedule to this Agreement, regardless of whether it appears before or after the place where it is defined. Unless otherwise specified, all references to days or months shall be deemed references to calendar days or months. Whenever required by the context, references to a Fiscal Year shall refer to a portion thereof. All references to “$” shall be deemed references to U.S. dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein,” “hereto,” “hereby” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” shall mean “including, without limitation.” The words “shall” and “will” have equal meaning, force and effect and connote an obligation and an imperative, rather than a futurity. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof; provided that the foregoing shall not apply in respect of the Disclosure Schedules except to the extent made available to Investor. Reference to any law or regulation means such law or regulation as amended or otherwise modified from time to time, and reference to particular provisions of any law or regulation include a reference to the corresponding provisions of any succeeding law or regulation promulgated thereunder. Reference to any governmental entity or any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality or judicial or administrative body, in any jurisdiction shall include any successor to such entity. The use of the words “or,” “either” and “any” shall not be exclusive. The phrase “to the extent” means the degree to which the subject or matter thereof extends or applies and such phrase does not mean simply “if.” The Parties have participated jointly in the negotiation and drafting of this Agreement; accordingly, the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict, unless explicitly noted to the contrary. The phrases “delivered,” “provided,” “furnished,” “made available” or words of similar import when used with respect to information or documents means such information or documents that have been physically or electronically delivered to the relevant receiving party (including, in the case of information or documents of any Contributor or any of its Affiliates (including the Company Group), or posted no later than 5:00 p.m. New York, New York time, in each case, on the Business Day immediately preceding the date hereof to the Dataroom).

Article II
THE TRANSACTIONS

2.1            Financing Transactions. Upon the terms and subject to the conditions of this Agreement, EQM shall take, or shall cause its Affiliates to take, the actions comprising the Financing Transactions, upon the terms and conditions set forth in the Transaction Steps Schedule and at the times and in the sequence set forth therein.

2.2            Modifications to Transaction Steps Schedule. The Contributors shall not make any material modifications to the transactions set forth on the Transaction Steps Schedule without the prior written consent of Investor (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that Investor’s withholding, delaying or conditioning of consent with respect to any such amendment to the Transaction Steps Schedule that does not adversely impact the Company Group, Investor or the Class B Units shall be deemed to be unreasonable.

2.3            Closing Transactions.

(a)            Upon the terms and subject to the conditions of this Agreement, at the Closing:

(i)            Investor shall contribute, or shall cause to be contributed, to the Company cash in immediately available funds equal to the difference between (A) $3,500,000,000 minus (B) the sum of (1) the Original Issue Discount plus (2) the amount of the Investor Transaction Expenses in accordance with Section 2.5(b)(i) (the amount of such difference, the “Investor Contribution”), and the Company shall accept the Investor Contribution, and in exchange for the Investor Contribution, the Company shall issue to Investor, and Investor shall accept, 350,000,000 Class B Units (the “Investor Interests”), free and clear of all Encumbrances (other than Permitted Securities Encumbrances or Encumbrances created by Investor or any of its Affiliates).

(ii)           Immediately following the consummation of the transactions contemplated by Section 2.3(a)(i), the Company shall contribute $2,400,000,000 to BorrowerCo (the “BorrowerCo Contribution”).

(iii)          Immediately following the consummation of the transactions contemplated by Section 2.3(a)(ii), (A) BorrowerCo shall assume the New Credit Facility, and EQM shall be released from any obligation under the New Credit Facility, (B) EQM shall, and shall cause the other Contributors to, contribute all of the Contributed Interests to the Company, (C) the Company shall accept as a contribution all of the Contributed Interests (clauses (B) and (C), together, the “EQM Contribution”) and (D) BorrowerCo shall use such contributed cash in the BorrowerCo Contribution to pay off the New Credit Facility, in full and (4) the Company shall issue to EQM, and EQM shall accept, 364,285,715 Class A Units (the “Contributor Interests”), free and clear of all Encumbrances (other than Permitted Securities Encumbrances or Encumbrances created by EQM or any of its Affiliates).

(b)            Immediately following the consummation of the transactions contemplated by Section 2.3(a), on the Closing Date, the Company shall effect the EQM Distribution.

(c)            Following the consummation of the transactions contemplated by this Section 2.3, the obligations of the Company Group with respect to the Assumed Liabilities shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement, or any other Transaction Document or any right or alleged right to indemnification.

2.4            Closing. The closing of the Transactions (the “Closing”) shall take place electronically by exchange of signature pages by email, at 10:00 a.m. Eastern Time, on the seventh Business Day after all of the conditions set forth in Article VII (other than those conditions that by their nature can only be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at that time) are satisfied or waived (to the extent permitted by applicable Law) or at such other place, time or date as may be mutually agreed upon in writing by the Contributors and Investor (the “Closing Date”); provided, that, unless consented to in writing by EQM prior to such date and upon at least seven Business Days’ prior written notice to Investor, the Closing Date shall not occur on or prior to the date that is 40 Business Days following an HSR Refiling Event (the “Inside Date”); provided, that the Inside Date shall not be later than the date which is seven months from the date of this Agreement. The Closing shall be deemed effective for all purposes as of 12:01 a.m. Eastern Time on the Closing Date.

2.5            Deliveries at Closing. At or prior to the Closing:

(a)            The Contributors shall (or shall cause their applicable Affiliates to):

(i)            deliver to the Company a certificate, dated as of the Closing Date and signed on behalf of each Contributor by an executive officer of such Contributor, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied;

(ii)           deliver to the Company a counterpart, duly executed, of each of (A) the Master Services Agreement and (B) the Omnibus Access and Use Agreement to which any Contributor or Affiliate thereof is a party;

(iii)          deliver to the Company a counterpart, duly executed by EQM, EQT and the Company, of the JV Agreement;

(iv)          deliver to the Company a counterpart, duly executed, of the Assignments; and

(v)           deliver to the Company a properly completed and duly executed IRS Form W-9 of EQM.

(b)            Investor shall:

(i)            contribute or cause to be contributed to the Company, by wire transfer to an account or accounts designated by the Company in writing prior to the Closing, the Investor Contribution in immediately available funds;

(ii)           deliver to the Company a certificate, dated as of the Closing Date and signed on behalf of Investor by an executive officer of Investor, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;

(iii)          deliver to the Company a counterpart, duly executed by Investor, of the JV Agreement; and

(iv)          deliver to the Company a properly completed and duly executed IRS Form W-9 of Investor.

Article III
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS

Except as set forth in the disclosure schedules delivered to Investor by the Contributors concurrently with the execution of this Agreement (the “Disclosure Schedules”) (provided, that, disclosure in any section of the Disclosure Schedules shall apply to any other section to the extent that the relevance of such disclosure to such other section is reasonably apparent on its face), the Contributors represent and warrant, severally and jointly, to Investor as follows as of the date hereof (except, as to any representations and warranties that specifically relate to an earlier date, in which case, such earlier date):

3.1            Organization and Qualification.

(a)            Each of the Contributors and each member of the Company Group is (i) duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its organization and (ii) is qualified to do business in each jurisdiction where the conduct of the Business requires such qualification, except where the failure to be so qualified or in good standing (to the extent such concept is legally recognized) has not had or would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group, taken as a whole. Each Contributor and each member of the Company Group (to the extent applicable to the ownership of the Contributed Interests or its operation of the Business) has all requisite limited liability company or other organizational power and authority to carry on its businesses (including the Business) as now being conducted.

(b)            The Contributors have made available to Investor copies of the Organizational Documents of each member of the Company Group. Such Organizational Documents are true and complete and are in full force and effect. No member of the Company Group is in default under or in violation of any of the provisions of such Organizational Documents in any material respect.

3.2            Capitalization.

(a)            Schedule 3.2(a) of the Disclosure Schedules sets forth, with respect to each member of the Company Group, (i) its name and jurisdiction of organization, (ii) its form of organization, and (iii) the equity securities issued by each such member of the Company Group and the holder(s) thereof. The Contributed Interests, if and when contributed to the Company in accordance with the terms hereof, will be acquired by the Company free and clear of all Liens (other than Permitted Security Encumbrances), and the Company will acquire good and valid title to the Contributed Interests.

(b)            Except as set forth on Schedule 3.2(b) or as set forth in the Organizational Documents of the members of the Company Group, (i) there are no outstanding or authorized options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any member of the Company Group is a party, or that are binding upon any member of the Contributors relating to the Contributed Interests or the Company Interests, or (other than the Transaction Documents) obligating any such Contributor to issue or sell any Contributed Interests or Company Interests; (ii) there are no outstanding or authorized phantom equity rights, other rights to acquire Contributed Interests or Company Interests, profits interests or similar rights with respect to the Contributed Interests and Company Interests; (iii) there are no voting trusts, proxies or any other Contracts or understandings with respect to the voting of the Contributed Interests or Company Interests; (iv) no member of the Company Group is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire any of the Contributed Interests or Company Interests; and (v) no member of the Company Group has an obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(c)            All of the Contributed Interests have been duly authorized and validly issued.

3.3            Authority Relative to this Agreement. Each Contributor and each member of the Company Group, as applicable, has all necessary corporate or other power and authority, and has taken all action necessary, to authorize, execute, deliver and perform this Agreement and the other Transaction Documents, and, as of the execution of such other Transaction Documents to which it is a party, to consummate the Transactions, in accordance with the terms of this Agreement and the other Transaction Documents, as applicable, and no other corporate action (or other action of the appropriate organizational types) on the part of such Contributor or such member of the Company Group is necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the Transactions. This Agreement has been, and each other Transaction Document when executed will be, duly and validly executed and delivered by such Contributor or such member of the Company Group, as applicable, and, assuming the due authorization, execution and delivery by the other Parties of this Agreement and the other Transaction Documents to which such Person is party, constitutes (or in the case of the other Transaction Documents will constitute) a valid, legal and binding agreement of such Person, enforceable against such Person in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law) (the “Remedies Exception”).

3.4            Consents and Approvals; No Violations. No filing with or notice to, and no Permit of or from, any Governmental Entity is required on the part of (a) any Contributor for the execution and delivery by such Contributor of this Agreement or the other Transaction Documents to which it is party and (b) any member of the Company Group for the execution and delivery by each such Person of each Transaction Document to which it is party, and in each case of clauses (a) and (b), the performance of their respective obligations hereunder and thereunder, and the consummation of the Transactions (including, for the avoidance of doubt, the Pre-Execution Reorganization Transactions), except, in each case of clauses (a) and (b), (i) as listed on Schedule 3.4 of the Disclosure Schedules; (ii) compliance with any applicable requirements of the HSR Act and any non-U.S. Antitrust Laws; (iii) Customary Post-Closing Consents; or (iv) any such filing, notice, license, registration, approval, consent, authorization or Permit, the failure to make or obtain has not been or would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, taken as a whole, or has not or would not reasonably be expected to materially impair or delay the ability of such Contributor or such member of the Company Group to consummate the Transactions. Assuming compliance with the items described in clauses (i) through (v) of the preceding sentence, neither the execution, delivery and performance of this Agreement or the other Transaction Documents, by such Contributor or such member of the Company Group nor the consummation by any such Person of the Transactions (including, for the avoidance of doubt, the Pre-Execution Reorganization Transactions), as applicable, will (A) conflict with or result in any breach or violation of any provision of the Organizational Documents of such Contributor or such member of the Company Group, (B) result in a breach or violation of, or constitute (with or without notice or lapse of time or both) a default or any right of termination, amendment, cancellation or acceleration (or give rise to the creation of any Encumbrance, except for Permitted Encumbrances or Permitted Security Encumbrances) under, any of the terms, conditions or provisions of any Material Contract or (C) violate any Law applicable to such Contributor or such member of the Company Group, or any of their respective property or assets, except in the case of each of clauses (B) and (C), for breaches or violations that have not been or would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, taken as a whole, or have not or would not reasonably be expected to materially impair or delay the ability of such Contributor or such member of the Company Group to consummate the Transactions.

3.5            Financial Statements; Absence of Undisclosed Liabilities.

(a)            Schedule 3.5(a) of the Disclosure Schedules sets forth the following financial statements (to the extent the financial results of such financial statements pertain to the Contributed Companies, collectively, the “Financial Statements”): (i) the unaudited consolidated balance sheets of (A) EQM and (B) MVP (but solely with respect to the Series A Membership Interests), in each case, as of September 30, 2024 (the “Latest Unaudited Balance Sheet”) and the related unaudited consolidated statements of income, members’ equity and cash flows for the nine-month period then ended and (ii) the audited consolidated balance sheets of (A) EQM and (B) MVP (but solely with respect to the Series A Membership Interests), in each case, as of December 31, 2022 and December 31, 2023 and the related consolidated statements of income, members’ equity and cash flows for the 12-month periods then ended. The Financial Statements were prepared in accordance with GAAP and present fairly, in all material respects, the financial condition and/or the operating results of the applicable members of the Company Group as of the respective dates thereof or the periods then ended, in each case, in conformity with GAAP in all material respects. Notwithstanding the Contributors’ representations and warranties made in this Section 3.5, Investor acknowledges that throughout the periods covered by the Financial Statements, (i) the Business has not operated as a separate stand-alone entity of any of the Contributors and (ii) stand-alone financial statements have not been prepared for the Business.

(b)            Except as set forth on Schedule 3.5(b) of the Disclosure Schedules, there are no Liabilities of the Company Group or the Business, of any nature, whether or not accrued, contingent or otherwise, other than those that (i) are adequately reflected and specifically reserved against in the Financial Statements, (ii) have been incurred in the Ordinary Course of Business since the date of the Latest Unaudited Balance Sheet (other than liabilities for breach of contract, breach of warranty, tort, infringement, violation of Law, environmental matters, misappropriation, or that relates to any cause of action, claim or lawsuit), (iii) are permitted or contemplated by this Agreement, (iv) will be discharged or paid off prior to or at the Closing, (v) are in respect of, or incurred pursuant to, the Pre-Execution Reorganization Transactions or (vi) are Excluded Liabilities, (vii) Liabilities other than those described in clauses (i) through (v) that in aggregate do not exceed $20,000,000.

3.6            No Material Adverse Effect. Since the Reference Date, there has not occurred a Material Adverse Effect.

3.7            Absence of Certain Changes or Events. Except as set forth on Schedule 3.7 of the Disclosure Schedules, as required or expressly contemplated by this Agreement, or in connection with or pursuant to the Pre-Execution Reorganization Transactions, since the Reference Date, the Business has been conducted in the Ordinary Course of Business. Without limiting the foregoing, except in connection with or pursuant to the Pre-Execution Reorganization Transactions, and Financing Transactions since the Reference Date no member of the Company Group has taken or agreed to take any action that would be prohibited by Section 5.4 if taken after the date hereof.

3.8            Litigation. Except as set forth on Schedule 3.8 of the Disclosure Schedules, there are, and for the last three years, there have been, no (a) Action pending, or to the Knowledge of Contributors, threatened against any of the Contributors related to the Transferred Assets or any member of the Company Group, or any of the Transferred Assets, (b) investigation against any of the Contributors or any member of the Company Group, and (c) Orders against the Contributors or any member of the Company Group or any of the Transferred Assets, except, in each of the foregoing clauses (a) through (c), as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, or has not or would not reasonably be expected to materially impair or delay the ability of the Contributors or the Company Group to consummate the Transactions.

3.9            Permits; Compliance with Law.

(a)            The Company Group has obtained, maintained and, for the last three years, complied with all Permits that are required for the operation of the Business, and for the development, ownership or use of the Company Group’s assets or properties, except where the failure to obtain, maintain or comply with such Permits has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Business. None of the Contributors nor any member of the Company Group is in material default or violation of any term, condition or provision of any Permit material to the Business. The Permits are valid and in full force and effect, and the Contributors and the Company Group are, and for the past three years have been, in compliance with all obligations under such Permits, except as would not, individually or in the aggregate, reasonably be expected to be, material and adverse to the Business. There is no condition that with notice or lapse of time or both would constitute a default of any term, condition or provision of any Permits to which such Person is a party, except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole. Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Business, (i) none of the Contributors nor any member of the Company Group has received any written notice of any Action or investigation relating to the revocation, nonrenewal, suspension or modification of any Permit and (ii) with respect to any Permit that is due to expire within the next three years following the date hereof, to the Knowledge of the Contributors, there exist no circumstances as of the date hereof that would reasonably be expected to result in the non-renewal of such Permits.

(b)            Each member of the Company Group is, and for the last three years has been, in material compliance with all Laws applicable to the Business. Except as set forth on Schedule 3.9(b) or as would not, individually or in the aggregate, be material to the Business, each member of the Company Group has not, in the last three years, received written notice from a Governmental Entity alleging a material violation of Law applicable to such member of the Company Group, the subject of which is unresolved.

3.10            Benefit Plans. No member of the Company Group maintains, sponsors or contributes to (or is required to contribute to) or has any current or contingent liability or obligation in respect of any Benefit Plan.

3.11            Employees. No member of the Company Group employs, nor has ever employed, any employees and, to the Knowledge of the Contributors, since the Reference Date, no member of the Company Group has engaged (a) any individual to provide services as an independent contractor or as a consultant or (b) any staffing agency.

3.12            Real Property.

(a)            Except as has not been, or would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Business, taken as a whole: (i) the Company Group has good and fee simple title to all Owned Real Property used or held for use by the Business, free and clear of all Encumbrances (other than Permitted Encumbrances), and (ii) the Company Group has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof.

(b)            Each Real Property Lease that is material to the Business is, or as of Closing will be, owned by a member of the Company Group or shared with a member of the Company Group pursuant to the Omnibus Access and Use Agreement, and is in full force and effect and is a valid and binding obligation of the applicable member of the Company Group or any Affiliate thereof who is a party thereto, and, to the Knowledge of the Contributors, as to any other party thereto. Except as has not been, or would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Business, taken as a whole: (i) there is no material breach or default under any such Real Property Lease by any member of the Company Group or any Affiliate thereof who is a party thereto, or, to the Knowledge of the Contributors, any other party thereto; (ii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a material breach or default, or give rise to a right to terminate, under any such Real Property Lease by any member of the Company Group or any Affiliate thereof who is a party thereto, or, to the Knowledge of the Contributors, any other party thereto; (iii) none of any of the Contributors or any member of the Company Group has received any written notice that any counterparty to any such material Real Property Lease intends to terminate such agreement, which notice remains unresolved; (iv) none of the Contributors or the Company Group has received any written notice from any Person that the use and occupancy of any such material Leased Real Property, as currently used or occupied, violates in any material respect any applicable Laws; and (v) each member of the Company Group or any Affiliate thereof that is either the tenant, subtenant, licensee or sublicensee, as applicable, named under any such Real Property Lease has a valid and enforceable leasehold interest in such Leased Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances.

(c)            Each Easement that is material to the Business is, or as of Closing will be, owned by a member of the Company Group or shared with a member of the Company Group pursuant to the Omnibus Access and Use Agreement, and is in full force and effect and is a valid and binding obligation of the applicable member of the Company Group or any Affiliate thereof who is a party thereto, and, to the Knowledge of the Contributors, as to any other party thereto. Except as has not been, or would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Business, taken as a whole: (i) there is no material breach or default under any such material Easement by any member of the Company Group or any Affiliate thereof who is a party thereto, or, to the Knowledge of the Contributor, any other party thereto; (ii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a material breach or default, or give rise to a right to terminate, under any such material Easement by any member of the Company Group or any Affiliate thereof who is a party thereto, or, to the Knowledge of the Contributors, any other party thereto; (iii) none of any of the Contributors or any member of the Company Group has received any written notice that any counterparty to any such material Easement intends to terminate such agreement, which notice remains unresolved; (iv) none of the Contributors or member of the Company Group has received any written notice from any Person that the use of any such material Easement, as currently used, violates in any material respect any applicable Laws; and (v) each member of the Company Group or any Affiliate thereof that holds any such material Easement has a valid and enforceable dominant non-possessory interest to use the servient estate burdened by such Easement, free and clear of all Encumbrances, except for Permitted Encumbrances.

(d)            None of the Contributors or any member of the Company Group have received any unresolved written notice of any pending or threatened condemnation or eminent domain proceedings with respect to any Owned Real Property, Leased Real Property or property burdened by any Easements, in each case, that has been, or would reasonably be expected to be individually or in the aggregate, material and adverse to the Business, taken as a whole.

3.13            Environmental Matters.

(a)            Except as set forth in Schedule 3.13 of the Disclosure Schedules, or as would not, individually or in the aggregate, be material to the Business, (i) no member of the Company Group has, in the last three years, violated any applicable Environmental Laws; (ii) none of the Contributors, with respect to the Business, nor any member of the Company Group is subject to any outstanding Order with any Governmental Entity or other Person arising under Environmental Law, and none of the Contributors nor any member of the Company Group has received any unresolved written notice relating to any actual or alleged violation of, or Liability under, Environmental Laws in each case, in connection with the ownership or use of the Company Group’s assets or properties or the conduct of the business of any Company Group member; (iii) there are no pending or, to the Knowledge of the Contributors, threatened Actions pursuant to any Environmental Law; (iv) each member of the Company Group has obtained, maintained and, for the last three (3) years, complied with all Permits required under applicable Environmental Law for the development, ownership or use of the Company Group’s assets or properties or the conduct of the business of any Company Group member; (v) no member of the Company Group has Released any Hazardous Material in a manner that could result in any member of the Company Group incurring Liability under Environmental Law; (vi) there are no Hazardous Materials present at any property currently or, to the Knowledge of the Contributors, formerly owned, leased or operated by any member of the Company Group, at concentrations that could result in any member of the Company Group incurring Liability under Environmental Law; and (vi) no member of the Company Group has expressly assumed by Contract any Liability of any other Person pursuant to Environmental Law that remains unresolved.

(b)            The Contributors and each member of the Company Group have made available to Investor copies of all material environmental reports, assessments, audits and other material documentation, in each case, relating to any real property currently or formerly owned, leased or occupied by any member of the Company Group, or relating to any member of the Company Group’s material noncompliance with, or material Liability under, Environmental Law and to the extent such document is in the Contributors’ or any member of the Company Group’s possession or reasonable control.

3.14            Taxes.

(a)            Except as set forth on Schedule 3.14(a), all material Tax Returns required to be filed by any member of the Company Group or with respect to any assets of the Company Group have been duly and timely filed (taking into account valid extensions) with appropriate Tax Authorities and each such Tax Return was correct and complete in all material respects.

(b)            All material Taxes required to have been paid by any member of the Company Group or with respect to any assets of the Company Group (whether or not shown on a Tax Return) have been timely paid.

(c)            There is no Tax Proceeding pending, being conducted or threatened in writing against any member of the Company Group with respect to any material Taxes.

(d)            Each member of the Company Group has complied in all material respects with all applicable Laws relating to the withholding of Taxes.

(e)            There are no Encumbrances for Taxes (other than Permitted Encumbrances) on any of the assets of any member of the Company Group.

(f)            No deficiencies for Taxes against any member of the Company Group have been claimed, proposed or assessed in writing by any Tax Authority, except for any deficiencies that have been settled or withdrawn, and no extension of time with respect to a Tax assessment or deficiency has been agreed to by any member of the Company Group (other than pursuant to extensions of time to file Tax Returns).

(g)            No member of the Company Group is party to any Tax sharing, allocation, indemnity or similar agreement (other than (i) any commercial Contracts (such as a loan, a lease, or any formation document) the primary purpose of which is not related to Taxes or (ii) any such agreement solely between or among members of the Company Group) or arrangement pursuant to which such member will have any obligation after the Closing.

(h)            No member of the Company Group has participated (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) in any “reportable transaction” (other than a “loss transaction”) within the meaning of Treasury Regulations Section 1.6011-4(b).

(i)             During the past three years, no Tax Authority in a jurisdiction in which a member of the Company Group does not file Tax Returns has indicated in writing that such member of the Company Group is subject to taxation by that jurisdiction which claim has not been satisfied, settled, withdrawn or otherwise resolved.

(j)             No member of the Company Group has (i) been a member of a group filing a consolidated, combined, unitary or similar Tax Return or any similar group for U.S. federal, state, local or foreign Tax Law purposes or (ii) any liability for the Taxes of any other Person (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (B) as a transferee or successor.

(k)             No member of the Company Group is subject to any private letter ruling of the IRS or any comparable ruling of any other Tax Authority or has executed or entered into any binding written agreement relating to Taxes with any Tax Authority.

(l)             Each member of the Company Group has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Tax Authority or has been furnished properly completed exemption certificates.

(m)           Except as set forth on Schedule 3.14(m), for U.S. federal income tax purposes, (i) MVP is treated as a partnership and has (A) not made, and will not at any time up to and including the Closing Date make, an election under Treasury Regulations Section 301.9100-22, (B) made a valid election under Section 754 of the Code and such election remains in effect and (C) never been treated as a corporation, (ii) Equitrans Investments and each of the Equitrans Investments Subsidiaries are currently treated as disregarded entities and have been treated as a disregarded entity or a partnership since their inception, (iii) Hammerhead HoldCo has been treated as a disregarded entity since its inception, (iv) prior to the Closing Date, the Company will have been treated as a disregarded entity since its inception and (v) BorrowerCo has been treated as a disregarded entity since its inception.

(n)            Each Contributor (other than EQM) is a disregarded entity of EQM for U.S. federal income tax purposes.

(o)            Immediately following the Closing Date, if either the Company or MVP were to incur any interest expense, any such expense would be treated as allocated to an “excepted trade or business” within the meaning of Treasury Regulations Section 1.163(j)-1(b)(44)(ii) by reason of Treasury Regulations Section 1.163(j)-10(c)(1)(ii).

3.15            Material Contracts.

(a)            Schedule 3.15 of the Disclosure Schedules includes, as of the date of this Agreement, a true, complete and correct list of all of the following Contracts to which any member of the Company Group is a party or is bound (the “Material Contracts”):

(i)            (A) any Contract providing for the purchase of products or services by a member of the Company Group from any Person for gross consideration in excess of $5,000,000, which amount is solely in respect of the Business; and (B) any Contract providing for firm payment by any Person to a member of the Company Group for products or services for consideration in excess of $15,000,000, which amount is solely in respect of the Business annually;

(ii)           any Contract that involves non-cancelable commitments to make capital expenditures in excess of $5,000,000 annually;

(iii)          any joint venture or partnership agreement with any unaffiliated third party;

(iv)          any Contract pursuant to which a member of the Company Group is a lessee of any personal property, for which the aggregate annual base rent or lease payments exceed $5,000,000;

(v)           any Contract or other arrangement relating to intercompany Indebtedness between any member of the Contributor Group, on the one hand, and any member of the Company Group, on the other hand;

(vi)          (A) any material guaranty, surety or performance bond or letter of credit issued or posted, as applicable by a member of the Company Group, (B) any Contract providing for or securing Indebtedness of any member of the Company Group in an amount in excess of $20,000,000, (C) any Contract (1) relating to any loan or advance to any Person which is outstanding as of the date of this Agreement or (2) obligating or committing any member of the Company Group to make any such loans or advances, or (D) any currency or other hedging or swap contract;

(vii)          any Contract with respect to any future disposition or granting of a right of first refusal or first negotiation with respect to the sale of any of the equity interests of any member of the Company Group (or rights thereto);

(viii)         other than Contracts for the acquisition or sale of products or provision of services in the Ordinary Course of Business, Contracts for the acquisition, sale, assignment or transfer of any material assets of any member of the Company Group (in a single transaction or a series of related transactions, whether by merger, sale of stock, sale of assets or otherwise) (A) under which the Company Group has any continuing Liability and (B) which were for a purchase price in excess of $20,000,000;

(ix)            any Contract containing a provision that materially restricts the Business from competing in any line of business with any Person or in any geographical area or offering or selling any product or service of the Business to any Person or class of Persons or provides for a most favored nation provision;

(x)            any Contract of any member of the Company Group for the supply of products or services to a Governmental Entity;

(xi)           any settlement, conciliation or litigation “standstill” Contract pursuant to which, after the date of this Agreement, the Business will be required to satisfy any obligation;

(xii)         any Contract that provides principally for any material indemnification obligations or the assumption of any material liability of any Person by a member of the Company Group, other than (A) any such Contracts entered into in the Ordinary Course of Business or (B) to the extent such indemnification obligations or liabilities are solely in respect of confidentiality and use obligations of the Company Group;

(xiii)         any power of attorney granted by any member of the Company Group that is currently in effect; and

(xiv)         any Contract through which any member of the Company Group is purporting to indemnify or hold harmless any director, officer or employee of such member (other than in organizational documents).

(b)            True, correct and complete copies of each Material Contract (in each case including all amendments and supplements thereto) have been made available to Investor in the Dataroom. Each Material Contract is, or will be as of the Closing Date, a legal, valid and binding obligation of a member of the Company Group, as applicable, and, to the Knowledge of the Contributors, of each counterparty thereto, and is in full force and effect except for such failures to be valid, binding or in full force and effect that have not been or would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, taken as a whole. Neither any member of the Company Group, on the one hand, nor, to the Knowledge of the Contributors, any other party to a Material Contract, on the other hand, is in default under any Material Contract to which it is a party, except for such breaches and defaults that have not been or would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, taken as a whole. As of the date of this Agreement, (i) there are no disputes pending or, to the Knowledge of the Contributors, threatened, and (ii) neither any member of the Company Group nor any member of the Contributor Group has received any notice of any intention to terminate prior to its expiration or intention not to renew any Material Contract since the Reference Date other than in the Ordinary Course of Business, except, in each case of clauses (i) and (ii), that have not been or would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business.

3.16            Intellectual Property. No member of the Company Group owns any material Intellectual Property or possess any licenses to use any material Intellectual Property (other than customary software licenses relating to “off-the-shelf” software) that is used in connection with the Business.

3.17            Intercompany Arrangements. Except for (a) the Master Services Agreement, (b) the Omnibus Access and Use Agreement, (c) any arrangements, understandings or Contracts entered into in furtherance of the Pre-Execution Reorganization Transactions, and (d) any arrangements, understandings or Contracts that will be terminated without further Liability to the Company Group, on or prior to the Closing Date, Schedule 3.17 of the Disclosure Schedules lists all arrangements, understandings and Contracts, whether or not entered into in the Ordinary Course of Business, between or among any member of the Company Group, on the one hand, and EQT or any of its Affiliates (excluding the Company Group), on the other hand.

3.18            Brokers. Except for the Persons whose fees with respect to the Transactions will be borne solely by the Contributors, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Contributor Group or the Company Group.

3.19            Sufficiency of Assets; Title to Assets.

(a)            Except with respect to (x) any administrative or corporate services or benefits provided by any member of the Contributor Group to the Business, and (y) the assets and services set forth on Schedule 3.19 of the Disclosure Schedules, and taking into account all of the Transaction Documents and assuming all necessary filings, notices and Permits set forth in Schedule 3.4 of the Disclosure Schedules have been delivered or obtained, as applicable, (i) the Transferred Assets, together with the other rights, properties and assets (including Contracts and rights derived therefrom) of the Company Group, as of the Closing will include all of the rights, properties and assets as are necessary in the conduct of the Business in all material respects as it is conducted as of the date of this Agreement by the Contributed Companies, and (ii) none of the Excluded Assets are necessary in the conduct of the Business in all material respects as it is conducted as of the date of this Agreement by the Contributed Companies. All of the Transferred Assets are, in all material respects, (A) structurally sound, (B) in good operating condition and repair (subject to normal wear and tear) and (C) adequate for the uses to which they are being put.

(b)            Except as has not been, and would not reasonably be expected to be individually or in the aggregate, materially adverse to the Business, each Contributed Company has good and marketable title to or, in the case of leased property (other than Real Property Leases, which are addressed in Section 3.12), has valid leasehold interests in, together with all personal property interests provided for under the Omnibus Access and Use Agreement, all material tangible personal property (including all fixtures, leasehold improvements, equipment, office, operating and other supplies and furniture) used by the Contributed Companies in, or otherwise necessary for, the conduct of the Business, free and clear of all Encumbrances (including for the avoidance of doubt, any Encumbrances arising out of the New Credit Facility after the Closing Date) other than Permitted Encumbrances and such tangible personal property is sufficient for the conduct of the Business as currently conducted in the Ordinary Course of Business.

(c)            The Transmission and Storage Assets Schedule sets forth a true and complete list of all transmission and storage assets that are material to the Business.

3.20            Insurance. The Company Group has in place policies of insurance for the operation of the Business in amounts and scope and coverage as set forth in Schedule 3.20 of the Disclosure Schedules (the “Insurance Policies”). The Insurance Policies provide insurance in such amounts and against such risks as the applicable member of the Company Group reasonably has determined to be prudent, taking into account the industries in which such member of the Company Group operates, and are sufficient to comply with applicable Law and such member’s contractual obligations. Since the Reference Date, no member of the Company Group has received any written notice that any Insurance Policy will be cancelled or will not be renewed, or of a material premium increase. All Insurance Policies are in full force and effect and there are no material claims pending as of the Closing Date under any of such policies where underwriters have reserved their rights or disclaimed coverage under such policy. The Company Group is in compliance in all material respects with the terms of the Insurance Policies.

3.21            Regulatory Status.

(a)            Except as set forth in Schedule 3.21(a) of the Disclosure Schedules, each member of the Company Group is and during the last three (3) years has been in material compliance with (i) the applicable provisions of the Natural Gas Act and Natural Gas Policy Act, and (ii) all applicable Laws rules, regulations, Orders and Actions of the FERC, PHMSA, and any state public utility commission having jurisdiction over any member of the Company Group’s Business, operations or assets. The Company Group has duly filed all forms and reports required to be filed by or with respect to such member of the Company Group (and its Business, operations or assets) with the FERC, PHMSA and any state public utility commission having jurisdiction over any of such Person’s business, operations or assets, and such forms and reports have been prepared in accordance with applicable Laws, except to the extent that any noncompliance, either individually or in the aggregate, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)            Except as set forth in Schedule 3.21(b) of the Disclosure Schedules, none of the member of the Company Group are operating in contravention of any applicable FERC, PHMSA or state public utility commission Law, except to the extent that any such contravention, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c)            Except as set forth in Schedule 3.21(c) of the Disclosure Schedules, or as would not reasonably be expected to have a Material Adverse Effect, (i) no member of the Company Group is subject to any outstanding Order with any Governmental Entity or other Person, and none of the Contributors nor any member of the Company Group has received an unresolved notice relating to any actual or alleged violation or, or material Liability under, applicable FERC, PHMSA or state public utility commission Law in each case, in connection with the ownership and operation of the Company Group’s assets and properties subject to the Transactions hereunder and the conduct of its Business as currently operated and (ii) there are no pending or, to the Knowledge of the Contributors, threatened Actions pursuant to applicable FERC, PHMSA or state public utility commission Law.

(d)            Any Contract with any Person providing for transportation and storage services from the FERC jurisdictional assets and properties of any member of the Company Group subject to the transaction hereunder has received all required authorizations from FERC under the Natural Gas Act to be in full force and effect and is not subject to any ongoing appeal or challenge.

(e)         Rager Mountain has received all authorizations required from FERC to provide certain parking and storage services under its FERC natural gas tariff at market-based rates. Such market-based rate authorization remains in full force and effect and is not subject to any restriction or limitation.

(f)          Each applicable member of the Company Group has on file with FERC an effective FERC natural gas tariff providing for the performance of interstate transportation and/or storage services under the Natural Gas Act.

3.22          Activities of the Company. The Company was organized for the purpose of entering into this Agreement and consummating the Transactions and has not engaged in any activities or business, and has incurred no Liabilities whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the Transactions, including those Liabilities described in the Transaction Steps Schedule.

3.23          Activities of BorrowerCo. BorrowerCo was organized for the purpose of consummating the Transactions and has not engaged in any activities or business, and has incurred no Liabilities whatsoever, in each case, other than those incident to its organization and the consummation of the Transactions, including those Liabilities described in the Transaction Steps Schedule.

3.24          Inventory. All the Inventory consists of a quality and quantity usable in the Ordinary Course of Business consistent with past practice, subject to normal and customary allowances in the industry for spoilage, damage and outdated items. All items included in the Inventory are the property of the Company Group, free and clear of any Encumbrance (other than Permitted Encumbrances), have not been pledged as collateral, are not held by the Company Group on consignment from others and conform in all material respects to all standards applicable to such inventory or its use imposed by Governmental Entities.

3.25          No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, Investor and the Company acknowledge that neither the Contributors nor any other Person on behalf of the Contributors has made, and neither Investor nor the Company has relied upon, any representation or warranty, whether express or implied, at Law or in equity, with respect to the Business, any member of the Contributor Group or any member of the Company Group, or their respective businesses, affairs, assets, Liabilities, condition (financial or otherwise), results of operations, future operating or financial results or prospects or with respect to the accuracy or completeness of any other information provided or made available to Investor or the Company by or on behalf of the Contributors (including in the Dataroom), and the Contributors hereby disclaim any such other representations and warranties. In particular, without limiting the foregoing disclaimer, neither the Contributors nor any other Person on behalf of the Contributors has made any representations or warranty to Investor, the Company or any of their respective Affiliates or Representatives with respect to (a) any estimates, projections, forecasts, plans, budget or prospect information relating to the Business (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans, budgets or prospect information) or (b) except for the representations and warranties contained in this Article III, any oral or written information presented to Investor, the Company or any of their respective Affiliates or Representatives in the course of their due diligence of the Business, the negotiation of this Agreement or in the course of the Transactions.

Article IV
REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor represents and warrants to the Company and the Contributors as follows as of the date hereof (except, as to any representations and warranties that specifically relate to an earlier date, in which case, such earlier date):

4.1            Organization and Qualification. Investor (a) is an entity duly incorporated or organized, validly existing and in good standing under the Laws of Delaware (b) has the requisite power and authority to own, lease and operate its properties and assets and to carry its business as conducted on the date of this Agreement and (c) is duly qualified to transact business and in good standing in each jurisdiction in which the ownership or leasing of its properties or the conduct of its business as conducted on the date hereof makes such qualification necessary, except, with respect to this clause (c), for failures to be so qualified or in good standing that would not reasonably be expected to have a material adverse effect on the ability of Investor to perform its obligations under this Agreement or to consummate the Transactions. All requisite limited liability company power and authority taken or to be taken by Investor in connection with this Agreement has been duly authorized.

4.2            Authority Relative to this Agreement. Investor has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents by Investor, its performance of its obligations hereunder and thereunder, and the consummation of the Transactions have been duly authorized by all necessary power and authority on the part of Investor. This Agreement and the other Transaction Documents have been duly executed and delivered by Investor and, assuming due authorization, execution and delivery by the other Parties, constitute valid and binding obligations of Investor, enforceable against Investor in accordance with their respective terms and conditions, except as such enforceability may be limited by the Remedies Exception.

4.3            Consents and Approvals; No Violations. No filing with or notice to, and no Permit of or from, any Governmental Entity is required on the part of Investor for the execution and delivery by Investor of this Agreement and the other Transaction Documents, the performance of its obligations hereunder, and the consummation of the Transactions, except compliance with the applicable requirements of the HSR Act and any non-U.S. Antitrust Laws listed on Schedule 3.4 of the Disclosure Schedules. Assuming compliance with the items described in the preceding sentence, neither the execution, delivery and performance of this Agreement and the other Transaction Documents by Investor (nor the consummation by Investor of the Transactions), as applicable, will (a) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or bylaws (or similar Organizational Documents) of Investor or any of its Subsidiaries, (b) result in a breach, violation or infringement of, or constitute (with or without notice or lapse of time or both) a default (or give rise to the creation of any Encumbrance, except for Permitted Encumbrances, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Investor or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any Law applicable to Investor or any of its Subsidiaries or any of their respective properties or assets, except in the case of each of clauses (b) and (c), for breaches, violations or infringements that would not reasonably be expected to (i) prevent, hinder or materially delay any of the Transactions or (ii) materially impair the ability of Investor to perform its obligations under this Agreement and the other Transaction Documents.

4.4           Financing.

(a)            Investor has delivered to the Company a true, accurate and complete copy of the executed Note Purchase Agreement, dated as of the date of this Agreement (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 5.13 and substantially in the form of Exhibit J attached hereto, the “Note Purchase Agreement”), providing the terms and conditions upon which the Debt Financing Sources party thereto have committed to purchase certain notes issued by Investor in accordance with the terms thereto The debt financing committed pursuant to the Note Purchase Agreement is collectively referred to in this Agreement as the “Debt Financing.”

(b)            Investor has delivered to the Company a true, accurate and complete copy of an executed equity commitment letter, dated as of the date of this Agreement (as amended from time to time after the date of this Agreement in compliance with Section 5.13 and substantially in the form of Exhibit H attached hereto, the “Equity Commitment Letter” and together with the Note Purchase Agreement, the “Commitment Documents”) pursuant to which the equity investors party thereto (the “Equity Investors”, together with the Debt Financing Sources, collectively, the “Financing Sources”) have agreed, subject to the terms and conditions thereof, to invest or contribute to the Investor, as applicable, the cash amounts set forth therein. The Equity Commitment Letter provides that the Contributors and the Company are third-party beneficiaries thereof and are entitled to enforce such agreements, subject to the terms and conditions thereof. The cash equity committed pursuant to the Equity Commitment Letter is collectively referred to in this Agreement as the “Equity Financing.”

(c)            Except as expressly set forth in the copies of the Commitment Documents delivered to the Company pursuant to Section 4.4(a) and Section 4.4(b), there are no conditions precedent to the obligations of the Financing Sources to fund the full amount of the Financing or contractual contingencies or other provisions under any agreement (including any side letters) relating to the Financing. Assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, as of the date hereof, Investor does not have any reason to believe that it will be unable to satisfy on a timely basis all conditions to be satisfied by it in any of the Commitment Documents at the time it is required to consummate the Closing hereunder, nor does Investor have knowledge, as of the date of this Agreement, that any of the Financing Sources will not perform their respective funding obligations under the Commitment Documents in accordance with their respective terms and conditions.

(d)            The Debt Financing, if funded in accordance with the Commitment Documents, shall provide Investor with cash proceeds on the Closing Date sufficient for the satisfaction of all of Investor’s payment obligations under this Agreement and under the Commitment Documents, including the payment of the Investor Contribution contemplated by this Agreement and any fees, costs and expenses of or payable by Investor in connection with the Transactions and the Financing, in each case at the Closing.

(e)            As of the date of this Agreement, the Commitment Documents are valid, binding and in full force and effect (except to the extent enforcement may be limited by the Remedies Exception) against all parties thereto. Investor has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Documents on or before the date of this Agreement and will pay in full any such amounts due on or before the Closing Date. As of the date hereof, (i) none of the Commitment Documents have been modified, amended, waived, supplemented or altered and (ii) none of the respective commitments under any of the Commitment Documents have been terminated, withdrawn or rescinded. As of the date hereof, there are no other agreements, side letters or arrangements contemplated or in effect in respect of the Financing. As of the date hereof, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would, or would reasonably be expected to, (1) make any of the assumptions or any of the statements set forth in the Commitment Documents inaccurate or would be expected to cause the Commitment Documents to be ineffective, (2) constitute a default or breach on the part of Investor or any of its Affiliates or, to the knowledge of Investor, any other party thereto, under any term or condition of the Commitment Documents or otherwise result in any portion of the Financing contemplated thereby to be unavailable, (3) constitute or result in a failure to satisfy any of the terms or conditions set forth in any of the Commitment Documents or (4) otherwise result in any portion of the Financing not being available. As of the date hereof, no Financing Source has notified Investor of its intention to terminate the Equity Commitment Letter or the Note Purchase Agreement, as applicable, or not to provide any portion of the Equity Financing or the Debt Financing, as applicable. Notwithstanding this Section 4.4 or any other provision of this Agreement, Investor affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement (including consummating the Investor Contribution) that Investor obtains financing for or related to any of the Transactions (including receipt of all or any portion of the proceeds of the Financing).

4.5            Guarantee. Concurrently with the execution of this Agreement, Investor has delivered to the Company a Guarantee, duly executed by the Equity Investors, with respect to certain matters, including guaranteeing certain obligations of Investor in connection with the Agreement and subject to the terms and conditions set forth therein. As of the date of this Agreement, the Guarantee is in full force and effect and constitutes the valid and binding obligation of the Equity Investors, enforceable in accordance with its terms, subject to the Remedies Exception.

4.6            Brokers. No fees or commissions are or will be payable by Investor to brokers, finders or investment bankers with respect to the issuance of any of the Investor Interests by the Company to Investor or the consummation of the other Transactions, in each case, for which the Contributors may be liable.

4.7            Acquisition of Interests for Investment. Investor has such knowledge and experience in financial and business matters as is required for evaluating the merits and risks of its acquisition of the Investor Interests and is capable of such evaluation. Investor confirms that the Contributors have made available to Investor and Investor’s agents and Representatives the opportunity to ask questions of the officers and management and employees of the Contributor Group and its Affiliates as well as access to the documents, information and records of the Contributor Group (solely to the extent primarily related to the Business, the Transferred Assets or the Assumed Liabilities) and to acquire additional information about the business and financial condition of the Business, and Investor confirms that it has made an independent investigation, analysis and evaluation of the Company Group and its properties, assets, business, financial condition, prospects, documents, information and records. Investor is not acquiring the Investor Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Investor (a) is an “accredited investor” (as defined in Regulation D under the Securities Act); (b) is able to bear the economic risk of its investment in the Investor Interests; (c) acknowledges that the Investor Interests have not been registered under the Securities Act and therefore are subject to certain restrictions on transfer unless registered for resale or subject to an exempt transaction under the Securities Act and any applicable state securities law, and the Contributors are under no obligation to file a registration statement with the Commission with respect to the Investor Interests in connection with the Transactions or after the Closing; and (d) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Investor Interests.

4.8            Litigation. There are no Actions pending or, to the knowledge of Investor, threatened by or against Investor, or to which Investor is otherwise a party before any Governmental Entity, that, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Investor to perform its obligations under this Agreement or to consummate the Transactions. Investor is not subject to any Order of any Governmental Entity except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Investor to perform its obligations under this Agreement or to consummate the Transactions.

4.9            No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Contributors and the Company acknowledge that neither Investor nor any other Person on behalf of Investor has made, and the Contributors and the Company have not relied upon, any representation or warranty, whether express or implied, at Law or in equity, with respect to Investor, its Affiliates or their respective businesses, affairs, assets, Liabilities, condition (financial or otherwise), results of operations, future operating or financial results or prospects or with respect to the accuracy or completeness of any other information provided or made available to the Contributors or the Company by or on behalf of Investor, and the Contributors and the Company hereby disclaim any such other representations and warranties. In particular, without limiting the foregoing disclaimer, neither Investor nor any other Person on behalf of Investor has made any representations or warranty to the Contributors, the Company or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties contained in this Article IV, any oral or written information presented to the Contributors, the Company or any of their respective Affiliates or Representatives in the course of their due diligence of Investor, the negotiation of this Agreement or in the course of the Transactions.

Article V
ADDITIONAL AGREEMENTS

5.1            Access to Books and Records.

(a)            From the date of this Agreement to the Closing Date, the Contributors shall, and shall cause the Company Group to, to the extent permitted by applicable Law, afford to Representatives of Investor reasonable access to the relevant portions of books, records and properties, in each case, to the extent related to the Business or the Transferred Assets, during normal business hours, upon reasonable written notice; provided, however, that no member of the Contributor Group shall be required to violate any obligation of confidentiality to which any such member of the Contributor Group may be subject in discharging its obligations pursuant to this Section 5.1(a); provided further that the Contributors and Investor shall cooperate in seeking to find a way to allow disclosure of as much of such information as is reasonably practicable to the extent doing so would not (in the good faith belief of the Contributors) be likely to result in the violation of any such confidentiality obligation. From the date hereof until the Closing Date, the Contributors shall use their reasonable best efforts not to remove from the Dataroom and will use their reasonable best efforts to cause any administrator of the Dataroom not to remove, any documents, files or folders that are included therein as of the date hereof or from the date hereof until the Closing Date. Notwithstanding the foregoing, neither Investor nor its Representatives shall be permitted to conduct any invasive, intrusive or subsurface sampling or testing of any environmental media at any property of the Company Group.

(b)            Investor further agrees that any permitted investigation undertaken by Investor pursuant to the access granted under Section 5.1(a) shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business by the Contributor Group and the Company Group, and Investor and its Representatives shall not, without the prior written consent of the Contributors (such consent not to be unreasonably withheld, conditioned or delayed) (i) communicate with any of the directors, officers or other employees of any member of the Contributor Group or the Company Group and (ii) communicate with any customers, vendors or clients of the Business, in each case, with respect to the Business or the Transactions. Notwithstanding anything to the contrary in this Agreement, none of the members of the Contributor Group nor the Company Group shall be required to provide access to or disclose information, that (x) where upon the advice of counsel, such access or disclosure would jeopardize the attorney-client privilege of such Person or contravene any applicable Laws, (y) is unrelated to the Transactions or (z) constitutes a trade secret or is proprietary information; provided, that, if there is any limit to Investor’s right to access or information pursuant to this Section 5.1(b), the Contributors shall use their reasonable best efforts to develop an alternative to providing such access or information to Investor so as to address such lack of access or information in a manner reasonably acceptable to Investor.

(c)            For six years from the Closing Date, the Company shall, and shall cause the other members of the Company Group to, to the extent permitted by applicable Law, afford to Representatives of the Contributor Group reasonable access to the relevant portions of books and records of the Business and the Company Group during normal business hours, upon reasonable notice, in connection with (i) the preparation of financial statements, Taxes, including the preparation of any Tax Return or conduct of any Tax Proceeding, and Commission reporting obligations, (ii) compliance by the Contributor Group with applicable Law or (iii) the enforcement of any rights of the Contributor Group under this Agreement or any other Transaction Document; provided, however, that (x) the Company shall not be required to violate any written confidentiality agreement with a third party to which such Person may be subject in discharging its obligations under this Section 5.1 and (y) the Contributor Group agrees that any permitted investigation undertaken by the Contributor Group pursuant to the access granted under this Section 5.1 shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business by the Company or any other member of the Company Group from and after the Closing; provided further that the Contributors, Investor and the Company shall cooperate in seeking to find a way to allow disclosure of as much of such information as is reasonably practicable to the extent doing so would not (in the good faith belief of the Company) be likely to result in the violation of any such confidentiality obligation. Notwithstanding anything to the contrary contained in this Agreement, subject to Section 5.2(b), the Parties acknowledge and agree that the Contributors may retain copies of the books and records or any other documents or materials of the Company Group transferred to or retained by any member of the Contributor Group as part of Transferred Assets or otherwise pursuant to the Pre-Execution Reorganization Transactions.

(d)            The Company agrees to hold all the books and records of the Company Group and the Transferred Books and Records existing on the Closing Date and not to destroy or dispose of any thereof for a period of six years from the Closing Date or such longer time as may be required by applicable Law.

5.2            Confidentiality.

(a)            The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect in accordance with the terms of the Confidentiality Agreement; provided, however, that Investor’s confidentiality obligations shall terminate as of the Closing solely in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) relating to the Company Group or otherwise to the extent relating to the Business (which shall instead be subject to the terms of the JV Agreement from and after the Closing Date). If, for any reason, the Transactions are not consummated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)            For five years after the Closing, each member of the Contributor Group shall hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, to the extent relating to the Business, the Transferred Assets, or the Assumed Liabilities, except to the extent that such information (i) is generally available to or known by the public (other than through disclosure by any member of the Contributor Group or any of their respective Representatives in violation of this Section 5.2(b)); (ii) is lawfully acquired by any member of the Contributor Group or any of their respective Representatives after the Closing from a source which, to the Knowledge of the Contributors, after reasonable inquiry, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (iii) is independently derived by the Contributors or any of their Affiliates after the Closing without reference to or use of information subject to the confidentiality obligations of this Section 5.2(b); (iv) is required to be disclosed by Law or to a Governmental Entity or otherwise in connection with compliance, Tax or regulatory activity, and in the case of this clause (iv), such member of the Contributor Group shall disclose only that portion of such information which such Person is advised by its counsel is legally required to be disclosed; or (v) used as expressly permitted pursuant to this Agreement or the other Transaction Documents.

(c)            For five years after the Closing, the Company shall, and shall cause its respective Affiliates to, hold, and shall use its commercially reasonable efforts to cause its respective Representatives to hold, in confidence any and all information of Contributor Group, whether written or oral, to the extent not relating to the Business, the Transferred Assets, or the Assumed Liabilities except to the extent that such information (i) is generally available to or known by the public (other than through disclosure by the Company, any of its Affiliates or any of its Representatives in violation of this Section 5.2(c)); (ii) is lawfully acquired by the Company, any of its Affiliates or any of its Representatives after the Closing from a source which, after reasonable inquiry, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (iii) is independently derived by any of its Affiliates after the Closing without reference to or use of information subject to the confidentiality obligations of this Section 5.2(c); (iv) is required to be disclosed by Law or to a Governmental Entity or otherwise in connection with compliance, Tax or regulatory activity, and in the case of this clause (iv), the Company shall disclose only that portion of such information which the Company is advised by its counsel is legally required to be disclosed; or (v) used as expressly permitted pursuant to this Agreement or the other Transaction Documents.

5.3            Efforts.

(a)            Cooperation. Subject to the terms and conditions set forth in this Agreement, including Section 5.3(d), the Parties shall cooperate with each other and use (and shall cause their respective Affiliates to use (and EQM shall, to the extent EQM and its Affiliates are permitted to do so pursuant to the governing agreements of MVP, use reasonable best efforts to cause MVP to use)) their respective reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Law to consummate the Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable and maintain all Permits necessary to be obtained and maintained from any Governmental Entity (subject to such Permit’s terms and applicable Law) in order to consummate the Transactions. Subject to applicable Laws relating to the exchange of information, the Parties shall have the right to review in advance, and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Investor, the Contributor Group, the Company Group or the Business, as the case may be, and any of their respective Affiliates, that appears in any filing (except for HSR filings) made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transactions. In exercising the foregoing rights, each Party shall act reasonably and as promptly as practicable.

(b)            Information. Subject to applicable Laws, each Contributor and Investor shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers or equityholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made (or to be made) by or on behalf of Investor, each Contributor or any of their respective Affiliates to any Governmental Entity in connection with the Transactions, including under the HSR Act and any other Antitrust Law. Notwithstanding the foregoing, in connection with the performance of each Party’s respective obligations, each Contributor and Investor may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 5.3(b) as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (the Contributors or Investor, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.3(b), materials provided to the other Parties or their counsel may be redacted to remove references concerning the valuation of the Business or the Company Group or information otherwise not germane to regulatory review.

(c)            Status. Subject to applicable Laws and the instructions of any Governmental Entity, each Contributor and Investor shall keep the other apprised of the status of matters relating to consents, clearances, approvals or authorizations of any Governmental Entity of the Transactions, including promptly furnishing the other with copies of notices or other communications received by such Contributor or Investor, as the case may be, or any of their respective Affiliates, from any Governmental Entity with respect to such consents, clearances, approvals or authorizations. Neither the Contributors nor Investor shall permit any of their respective Affiliates, officers or any other Representatives to participate in any meeting or substantive call with any Governmental Entity in respect of any consents, clearances, approvals, authorizations, filings, investigation or other inquiry with respect to the Transactions unless such Party consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

(d)            Antitrust Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 5.3, the Contributors and the Company, on the one hand, and Investor, on the other hand, agree to take or cause to be taken the following actions:

(i)             Notwithstanding the foregoing Section 5.3(a), the Parties shall use their respective reasonable best efforts to make an appropriate response as promptly as practicable to all requests for reports or other documents required or requested by any relevant Governmental Entity pursuant to the HSR Act or any other Antitrust Law or otherwise including requests for additional information (including any second request) concerning such transactions, so that the waiting period specified in the HSR Act will expire or be terminated as soon as reasonably possible after the date hereof, but in no event later than the Outside Date. At the reasonable request of the Contributors, solely to the extent reasonably required to avoid the issuance of a request for additional information or documentary material pursuant to 18 U.S.C. § 18a(e)(1) and 16 C.F.R. § 803.20, Investor shall withdraw (or cause to be withdrawn) any relevant HSR filings and shall refile (or cause to be refiled) no later than two Business Days after the withdrawal to the extent such refilings or additional filings are necessary to avoid such request (the date of such refiling, an “HSR Refiling Event”). Neither Party may withdraw (or cause to be withdrawn) any relevant HSR filings without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(ii)             The Parties will advise each other promptly of any material communication from any Governmental Entity, and each Party shall cause their respective counsel to furnish each other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the Parties’ preparation of necessary filings or submissions under the provisions of the HSR Act. Each Party shall cause their counsel to provide prompt written notification to each other Party of the filings or submissions required under the HSR Act to any Governmental Entity and shall provide prompt notification to the other Party when it becomes aware that any consent or approval referred to in this Section 5.3(d) is obtained, taken, made, given or denied, as applicable. Each Party shall promptly inform each other Party, and if in writing, furnish each other Party with copies of (or, in the case of oral communications, provide a summary of) any substantive communication from any Governmental Entity, and permit each other Party to review and discuss in advance, and consider in good faith the views of each other Party in connection with, any proposed substantive written or oral communication, correspondence, or submission to a Governmental Entity. No Party shall participate in any meeting or substantive discussion with any Governmental Entity in respect of any such filings or related investigations or other inquiries unless, to the extent practicable, it consults with the other Parties in advance and, to the extent practicable and permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate in such meeting. EQM shall be solely responsible for the statutory filing fee associated with filings under the HSR Act. Each Party may, as each deems advisable and necessary, reasonably designate any competitively sensitive information provided to another Party under this Section 5.3(d)(ii) as “outside counsel only,” and may also redact materials provided pursuant to this Section 5.3(d)(ii) (A) to remove references concerning the valuation of the Company Group; (B) as necessary to comply with contractual obligations; and (C) as necessary to protect privileged attorney-client communications or attorney work product.

(iii)            Each of the Contributors and the Company, on the one hand, and Investor, on the other hand, shall use reasonable best efforts to take, and to cause each of its Affiliates to take, any and all actions necessary to obtain any consents, clearances, approvals or authorizations required under or in connection with any Antitrust Law and to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Entity, in each case, to enable the Transactions to occur as promptly as practicable prior to the Outside Date. The Contributors and the Company shall and shall cause each of its Affiliates, and Investor shall and shall cause its Ultimate Parent Entity under the HSR Act and any Persons Controlled by such Ultimate Parent Entity, to refrain from, taking any actions or doing, or causing to be done, any things that would be reasonably likely to (A) prevent or materially delay receipt of any governmental approvals, (B) prevent, materially delay or materially impede the Closing, (C) extend any waiting period under the HSR Act or any other Antitrust Law with respect to the Transactions or (D) cause any Governmental Entity to object to such Transactions, including by acquiring or agreeing to acquire any assets or businesses engaged in whole or in part in a line of business similar to the Business.

(iv)            Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall the Contributors, Investor or any of their respective Affiliates, be required to enter into any consent decree, or offer or consent to any of the following measures: (A) the sale, assignment, transfer, divestiture, holding separate or other disposition any assets, business or portion of business of (1) Investor or its Affiliates, (2) any member of the Company Group or the Contributor Group, or (3) any of the Transferred Assets or Excluded Assets, or (B) the imposition of any restriction, licensing, access or other requirements, or limitation on the operation of the business or portion of the business of (1) Investor or its Affiliates, (2) any member of the Company Group or the Contributor Group or (3) any of the Transferred Assets or Excluded Assets (and neither Investor nor the Contributors shall, with respect to the Transferred Assets, Excluded Assets or the Business, or any member of the Company Group, take any of the foregoing actions without the prior written consent of the other Parties).

(e)            Nothing in this Agreement shall require any of the Contributors, the Company, Investor or their respective Affiliates to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

5.4            Conduct of Business.

(a)            During the period from the date of this Agreement to the Closing Date, except (i) as permitted or contemplated by this Agreement, (ii) as Investor shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law, (iv) as contemplated by the Transaction Steps Schedule, including the Financing Transactions, or (v) as set forth in Schedule 5.4(a) of the Disclosure Schedules, the Contributors shall, and shall cause the applicable members of the Company Group to, conduct the Business in all material respects in the Ordinary Course of Business and, use its commercially reasonably efforts to (A) preserve intact the Business’s goodwill and (B) preserve their material relationships with suppliers, employees, distributors, licensors, licensees, shippers, customers and others to whom any member of the Company Group has material relationships.

(b)            During the period from the date of this Agreement to the Closing Date, except (i) as permitted or contemplated by this Agreement, (ii) as Investor shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law, (iv) as contemplated by the Transaction Steps Schedule, including the Financing Transactions, or (v) as set forth in Section 5.4(b) of the Disclosure Schedules, the Contributors shall cause members of the Company Group not to take any of the following actions:

(i)              incur, issue, insure, assume, grant, provide, extend, replace or reimburse any Indemnified Guarantees other than in the Ordinary Course of Business, unless Investor is provided written notice of any such Indemnified Guarantee at least 10 Business Days prior to the incurrence, issuance, insurance, assumption, grant, provision, extension, replacement or reimbursement thereof;

(ii)             any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of, any capital stock, limited partnership interest, membership interest or any other equity securities of any Contributed Company, or any purchase, redemption or other acquisition by any Contributed Company of any of its capital stock, limited partnership interest, membership interest or any other equity securities of such Contributed Company, other than any such dividends or other distributions of cash, which would not, as a result of such dividends or distributions, result in the Company Group having less Cash on Hand than the Minimum Cash Amount;

(iii)            any split, combination, recapitalization, reclassification or like change in the capitalization of any Contributed Company;

(iv)            any issuance, sale, pledge, disposal or transfer of capital stock or other equity securities, securities convertible into capital stock or other equity securities or warrants, options or other rights to acquire capital stock or other equity securities or any bonds or debt securities of any Contributed Company;

(v)             any adoption of a plan of liquidation, dissolution, merger, amalgamation, consolidation or other reorganization of any Contributed Company;

(vi)            any acquisition (whether by merger, consolidation, equity or asset purchase or otherwise) by any Contributed Company of any portion of any business, a Person, or a Person’s assets, excluding asset acquisitions in the Ordinary Course of Business (but not to exceed $25,000,000 in the aggregate);

(vii)           any incurrence, creation, assumption or guarantee of any Indebtedness for borrowed money by or on behalf of any Contributed Company (other than, for the avoidance of doubt, with respect to the New Credit Facility);

(viii)          making of any loans, advances, capital contributions, or otherwise providing funds by any Contributed Company to any Person;

(ix)            any settlement, waiver, or forgiveness of any material Indebtedness owed to any Contributed Company;

(x)             any incurrence of capital expenditure or commitment therefor by any Contributed Company in contravention of the then-current budget prepared by the Contributors or their Affiliates for the Contributed Companies;

(xi)            any change by any Contributed Company in its accounting methods, principles, policies or practices, except as required by GAAP;

(xii)           any grant by any Contributed Company of material refunds, credits, rebates, or other allowances of a similar nature to such Contributed Company’s Affiliated customers;

(xiii)          any other actions that would require Investor’s consent after the Closing Date pursuant to the JV Agreement as set forth in Section 5.9 of the JV Agreement;

(xiv)          take any action, authorize or approve, or enter into any binding agreement with respect to or otherwise commit to do any of the foregoing.

(c)            Notwithstanding the foregoing and for the avoidance of doubt, (i) each Contributor is permitted to cause any member of the Company Group to make one or more distributions of all Cash on Hand of the members of the Company Group to a member of the Contributor Group immediately prior to the Closing, so long as any such distribution does not result in the Company Group having an amount of Cash on Hand that is less than the Minimum Cash Amount, and (ii) nothing in this Section 5.4(b) shall prohibit or otherwise restrict in any way the operation of the business of any Contributor or any other member of the Company Group, except solely with respect to the conduct of the Business, and nothing contained herein shall give Investor any right to manage, Control, direct or be involved in the management of any member of the Contributor Group at any time or the management of the Company Group or the Business prior to the Closing.

5.5            Public Announcements. No Party to this Agreement nor any Affiliate or Representative of such Party shall make any press release or other public announcement regarding the existence of this Agreement or the Transactions without the prior written consent of the other Parties (which shall not be unreasonably withheld or delayed); provided, however, that the foregoing shall not restrict disclosures (a) to the extent necessary for a Party to perform pursuant to the express terms of this Agreement (including disclosures to Governmental Entities), provided, further, that, in the case of this clause (a), each Party shall use commercially reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement; (b) to the extent required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over a Party or its respective Affiliates; (c) to the extent necessary for a Party to enforce the terms of this Agreement; (d) of the terms of this Agreement by any Party to its respective Representatives, who shall be required to keep such information confidential; (e) consistent with disclosures in press releases or public statements previously approved by the other or made by any Party in compliance with this Section 5.5; or (f) after the date hereof, by Investor in connection with the Financing. Subject to the foregoing provisions of this Section 5.5, if any Party wishes to make a press release or other public announcement respecting this Agreement or the Transactions, such Party will, to the extent practicable, provide the other Parties with a draft of the press release or other public announcement (together with any related materials contemplated to be disclosed) for review prior to the time that such press release or other public announcement is to be made. The Parties will attempt in good faith to expeditiously reach agreement on the content of any such press release or other public announcement (or if applicable, any such related materials contemplated to be disclosed).

5.6            Litigation Support. If and for so long as any Party or its applicable Affiliates are prosecuting, contesting or defending any legal proceeding, Action, investigation, charge, claim, or demand by a third party in connection with (a) the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction relating to, in connection with or arising from the Transferred Assets, the Contributed Interests, Excluded Assets, the Assumed Liabilities, the Excluded Liabilities, the Business, the Pre-Execution Reorganization Transactions or any member of the Company Group, upon the request and at the cost of such Party, the other Parties shall, and shall cause their respective Subsidiaries and Affiliates (including the members of the Company Group) and their respective directors, officers and employees to, reasonably cooperate with such requesting Party and its counsel in such prosecution, contest or defenses, including making available its personnel, and providing such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense. Notwithstanding anything to the contrary in this Agreement, effective as of the Closing (i) the Company hereby agrees to (to the extent applicable) move for substitution or take similar actions under applicable Law for the Company or its Subsidiaries (including, after the Closing, a member of the Company Group) to be substituted for any member of the Contributor Group in any and all Actions primarily related to the Business, and for such member of the Contributor Group to be released from any and all such Actions effective as of the Closing and (ii) the Contributors hereby agree to (to the extent applicable) move for substitution or take similar actions under applicable Law for a member of the Contributor Group to be substituted for any member of the Company Group in any and all Actions not primarily related to the Business, and to move for such member of the Company Group to be released from any and all such Actions effective as of the Closing.

5.7            Directors and Officers.

(a)            Investor and the Company agree that all rights to indemnification for acts or omissions occurring prior to the Closing now existing in favor of the current or former directors, managers or officers of any member of the Company Group (collectively, the “Covered Persons”) as provided in the Organizational Documents of such member of the Company Group, indemnity or indemnification agreements or as provided pursuant to a resolution of the equityholder or any board of directors or similar governing body of any member of the Company Group shall survive the Transactions and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Closing. Without limiting the generality of the foregoing, for a period of not less than six years from the Closing, neither Investor nor the Company shall, nor shall permit any member of the Company Group to, amend, modify or terminate any Organizational Document of any member of the Company Group, Contract or resolution regarding or related to such indemnification matters in any manner that would adversely affect any Covered Person’s right to indemnification thereunder.

(b)            To fullest extent permitted by applicable Law, the Company Group shall, and shall cause its Affiliates to, honor all obligations of each member of the Company Group to indemnify (including any obligations to advance funds for expenses to; provided, that, any Person to whom expenses are advanced undertakes to repay such advances if it is ultimately determined that such Person is not entitled to such indemnification) the Covered Persons for acts or omissions by such Covered Persons occurring prior to the Closing to the extent that such obligations of such member of the Company Group exist on the date of this Agreement, whether pursuant to Organizational Documents, indemnity or indemnification agreements, board (or similar governing body) resolution or otherwise, and such obligations shall survive the Closing and shall continue in full force and effect in accordance with the terms of the Organizational Documents of such member of the Company Group or such board (or similar governing body) resolutions or indemnity or indemnification agreements from the Closing until the expiration of the applicable statute of limitations with respect to any claims against such Covered Persons arising out of such acts or omissions.

(c)            Notwithstanding anything to the contrary herein, if any Covered Person is entitled to be reimbursed or indemnified by any Person (including any member of the Contributor Group) other than the Company or any member of the Company Group, such Covered Person shall not be required to recover from or be indemnified by, or to seek such recovery or indemnification from, any such other Person prior to or as a condition to being indemnified as described in this Section 5.7 (each member of the Company hereby acknowledging and agreeing that indemnification as described in this Section 5.7 shall be the first recourse of the Covered Persons for indemnification relating to the subject matter of this Section 5.7).

(d)            Notwithstanding anything to the contrary herein, the provisions of this Section 5.7 are (i) intended to be for the benefit of, and shall be enforceable by, each Covered Person and each Covered Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of this Section 5.7, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. If the Company or its successors or assigns (x) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (y) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall assume all of the obligations of the Company under this Section 5.7.

5.8            Misallocated Assets and Liabilities. If, following Closing, any Party discovers that the Company or any of its Subsidiaries (including, after the Closing, the other members of the Company Group) owns any right, property, asset or Liability that would constitute Excluded Assets or Excluded Liabilities as of the Closing Date, or that any right, property, asset or Liability that has been transferred by the Contributors or any other member of the Contributor Group to the Company or any of its Subsidiaries (including, after the Closing, the other members of the Company Group) were Excluded Assets or Excluded Liabilities as of the Closing Date, then any such right, property, asset or Liability shall be deemed to have been held in trust by the Company or any of its Subsidiaries (including, after the Closing, the other members of the Company Group) following Closing for the applicable member of the Contributor Group, and the Company shall, and shall cause the members of the Company Group (and the Company’s other Subsidiaries, if applicable) to, promptly transfer, assign and convey such rights, property, assets or Liability to the applicable Contributor (or any of its Affiliates as designated by such Contributor) without any consideration therefor. If, following Closing, any Party discovers that any Transferred Asset or Assumed Liability was not transferred to the Company Group as part of the consummation of the Transactions, or is otherwise held by a Contributor or an Affiliate of a Contributor that is not a member of the Company Group, then the relevant Contributor shall promptly transfer, assign and convey such Transferred Asset or Assumed Liability, as applicable, to the applicable member of the Company Group as directed by the Company without additional consideration therefor; provided, that if any Consent is required for such transfer, assignment or conveyance which has not been obtained, then the Contributor Group shall (i) use commercially reasonable efforts to obtain such Consent and (ii) until such Consent has been obtained, amend or supplement the Master Services Agreement or Omnibus Access and Use Agreement, as applicable (with cooperation from Company and the Company Group), as is reasonably necessary to provide the Company Group access to or use of any such Transferred Assets that are not held by a member of the Company Group.

5.9            Payments.

(a)            Each Contributor, as applicable, shall (or shall cause the applicable member of the Contributor Group to) promptly pay or deliver to the Company Group or the Company Groups’ designees any monies or checks which have been sent to such member of the Contributor Group after the Closing Date by customers, suppliers or other contracting parties of the Company Group or the Business, as applicable, for goods or services provided by the Business.

(b)            The Company shall promptly pay or deliver to the Contributors or their designees any monies or checks that have been sent to any member of the Company Group or their respective Affiliates after the Closing Date by customers, suppliers or other contracting parties, to the extent such monies or checks are not due to the Business or such member of the Company Group or should have otherwise been sent to the Contributor Group.

(c)            Except as otherwise provided in the Master Services Agreement, if, at any time after the Closing, an invoice, bill, purchase order or other similar documentation from any customer, supplier or other contracting party of the Company Group or the Business is received by any member of the Contributor Group and such Person actually pays any amount with respect thereto, upon receipt of written notice and reasonable supporting documentation from such Person, the Company shall promptly reimburse such Person for any and all such amount actually paid by such Person. Such member of the Contributor Group shall, at such Person’s election, be permitted to offset from any amounts payable by such Person to the Company pursuant to Section 5.9(a) any amounts due to the Contributor Group pursuant to this Section 5.9(c) or 5.9(b).

(d)            The Company acknowledges that the Business and the members of the Company Group currently receive from the members of the Contributor Group the administrative and corporate services and benefits, which are generally provided to other businesses and members of the Contributor Group. The Contributors and the Company acknowledge that, except as provided in the Transaction Documents (including, for the avoidance of doubt, the Master Services Agreement and the Omnibus Access and Use Agreement), such administrative and corporate services and benefits shall cease at the Closing, and all agreements and arrangements (whether or not in writing) in respect thereof shall terminate as of the Closing Date, with no further obligation of any party thereto.

5.10            Guarantees.

(a)            Subject to Sections 5.10(b), from and after the Closing and until such time as no Indemnified Guarantees remain outstanding, the Company shall, and shall cause the members of the Company Group to, jointly and severally, indemnify and hold harmless each member of the Contributor Group and their respective managers, officers, directors, employees, representatives, agents, successors and assigns (collectively, “Contributor Guarantors”) against any Losses solely to the extent occurring on or after the Closing that any Contributor Guarantor suffers, incurs or is liable for by reason of or arising out of or in consequence of: (i) any Contributor Guarantor issuing or having issued any guarantee, indemnity or other similar commitment, understanding, agreement or obligation relating to any Material Contracts (collectively, the “Indemnified Guarantees”); (ii) any claim or demand for payment made on any Contributor Guarantor with respect to any of the Indemnified Guarantees; or (iii) any Action, claim or proceeding by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Indemnified Guarantees.

(b)            From and after the Closing and until such time as no Indemnified Guarantees remains outstanding, the Company shall use its commercially reasonable efforts to cause each Contributor Guarantor to be released as soon as practicable after the Closing in respect of all obligations of each Contributor Guarantor under each of the Indemnified Guarantees set forth in Schedule 5.10(b). Contributors shall cooperate with the Company to facilitate the release and substitution of the Indemnified Guarantees. The Company will not be obligated to pay any amounts or provide other consideration in connection with obtaining or seeking to obtain such releases. The Company further agrees that, to the extent the beneficiary or counterparty under any Indemnified Guarantee does not accept any such substitute arrangement proffered by the Company or any other member of the Company Group, or to the extent each Contributor Guarantor is not fully and irrevocably released and discharged, the Company shall promptly reimburse such Contributor Guarantor for any and all amounts paid by such Contributor Guarantor after the Closing with respect to any obligation arising under any Indemnified Guarantee; provided, however, that should the Contributor Guarantor be required to pay any amounts under any Indemnified Guarantee or otherwise perform thereunder, the applicable Contributor Guarantor shall promptly provide written notice to Investor of any request of performance or payment under an Indemnified Guarantee (which written notice shall include such Contributor Guarantor’s good faith estimate of the actual cost of the Contributor Guarantor’s performance).

5.11         R&W Insurance Policy.

(a)            As of the date of this Agreement, Investor has acquired a binding agreement (the “Binder Agreement”) to issue at Closing a buyer-side representation and warranty insurance policy (the “R&W Insurance Policy”), attached as Exhibit I, naming Investor as the “named insured” and its Affiliates (but excluding the Company Group) as additional insureds. Investor shall cause the R&W Insurance Policy to provide that the insurer thereunder shall waive and agree not to pursue, directly or indirectly, any right of subrogation against the Company, any Contributor (or any direct or indirect past or present equityholder, member, partner, employee, director or officer (or the functional equivalent of any such position) of the Company or such Contributor (each, a “Contributor Person”)) in connection with this Agreement and the Transactions, except against a Contributor in the case of Fraud by such Contributor in connection with this Agreement and the Transactions. Investor shall further cause the R&W Insurance Policy to reflect that (i) the Contributor Persons shall be express third-party beneficiaries of and entitled to enforce the subrogation provision reflected in the prior sentence and (ii) the subrogation provisions and third-party beneficiary benefitting the Contributor Persons may not be amended, modified, waived or restated in any manner without the prior written consent of EQM. Investor shall use commercially reasonable efforts to satisfy the conditions set forth in the Binder Agreement to ensure that the R&W Insurance Policy is fully bound and in full force and effect at the Closing. The cost of obtaining the R&W Insurance Policy, including all premiums and any related brokers fees, shall be borne by EQM.

5.12         Financing.

(a)            Without limiting the generality of Investor’s obligations under Section 5.3, Investor will use its reasonable best efforts to take, or cause to be taken, and cause its Affiliates to take, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Financing as promptly as practicable and in timely fashion on the terms and conditions described in the Commitment Documents, including (i) maintaining in effect the commitment for the Financing set forth in the Commitment Documents until the consummation of the Transactions, (ii) negotiating, executing and delivering definitive agreements with respect to the Financing on or prior to the Closing on the terms and conditions contemplated by the Commitment Documents and on such other terms that would not (A) reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) or (B) impose new or additional conditions to the funding of the Financing from those set forth in the Commitment Documents delivered on the date hereof, or otherwise amend, modify or expand any conditions, to the funding of the Financing from those set forth in the Commitment Documents delivered on the date hereof in a manner that would reasonably be expected to (1) impede, prevent, delay or cause all or any portion of the Financing to be funded on a date later than the date on which the Closing is otherwise required to occur pursuant to Section 2.4, (2) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (3) adversely affect (x) the ability of Investor to enforce its rights against the other parties to the Commitment Documents or the definitive agreements with respect thereto, (y) the ability of Investor to consummate the Transactions or (z) the likelihood of consummation of the Transactions or (C) be otherwise adverse to the interests of the Company and the Contributors (any such adverse effect, an “Adverse Effect on Financing”); (iii) satisfying (or obtaining a waiver thereof) and causing to be satisfied (and causing its Affiliates to satisfy), on a timely basis, all conditions applicable to Investor and its Affiliates in such Commitment Documents and the definitive agreements related thereto; and (iv) complying with their respective obligations under the Commitment Documents, including by consummating the Financing.

(b)            In the event that all conditions to the commitment of any counterparty to the Commitment Documents providing such Financing (other than conditions that are within the control of Investor or Sponsor, including conditions relating to (i) the availability or funding of any of the Equity Financing or the failure of any equity funding condition of similar effect in the Note Purchase Agreement, (ii) the failure to deliver documents by Investor or its Affiliates at the Closing, (iii) the failure to pay costs, fees, expenses and other compensation contemplated by the Commitment Documents that are payable by Investor, Sponsor or any of their respective Affiliates to the lead arrangers, any lenders and administrative agents or any other Person, or (iv) a breach, in any material respect, by Investor, Sponsor or any of their respective Affiliates under the Commitment Documents) have been satisfied, Investor will consummate the Financing on or before the date on which the Closing is required to occur pursuant to Section 2.4. Investor will not, and will cause its respective Affiliates not to, take or refrain from taking, directly or indirectly, any action that could reasonably be expected to result in a failure of any of the conditions contained in the Commitment Documents or in any definitive agreement related to the Financing. Investor will not, and will cause its respective Affiliates not to, object to the utilization of any “flex” provisions by any Financing Source.

(c)            If any portion of the Financing becomes unavailable on the terms and conditions (including any applicable flex terms) contemplated in the Commitment Documents, or Investor becomes aware of any event or circumstance that could reasonably be expected to make any portion of the Financing unavailable on the terms and conditions (including any applicable flex terms) contemplated in the Commitment Documents, Investor will promptly notify the Contributors, use its reasonable best efforts to arrange and obtain in replacement thereof, and to negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources, in a like amount and on like terms, as promptly as practicable following the occurrence of such event, but, in no event, later than the date Investor is required to consummate the Closing pursuant to Section 2.4; provided, however, that any such alternative financing will not, without the prior written consent of the Contributors, have an Adverse Effect on Financing. After any amendment, supplement, modification, replacement or waiver of the Note Purchase Agreement (prior to the Closing) with respect to the Debt Financing in accordance with this Section 5.12, Investor shall promptly deliver to the Contributors a true and complete copy thereof. For purposes of this Agreement, references to the “Financing” will include the financing contemplated by the Commitment Documents as permitted to be amended, modified or replaced by this Section 5.13(c) or Section 5.13(d), and references to the “Commitment Documents” will include such documents as permitted to be amended, modified or replaced by this Section 5.13(c) or Section 5.13(d).

(d)            Investor will not permit any amendment, modification or waiver, consent to, replacement, or supplement to be made to the Commitment Documents without obtaining the prior written consent of the Contributors, except in accordance with Section 5.13(c).

(e)            Investor will keep the Contributors reasonably informed on a current and timely basis of the status of Investor’s efforts to obtain the Financing and to satisfy the conditions thereof, including advising and updating the Contributors, in a reasonable level of detail, with respect to status, proposed closing date and material terms of the definitive documentation related to the Financing, providing copies of then current drafts of the Note Purchase Agreement and other primary definitive documents, and giving the Contributors prompt notice of any material change (adverse or otherwise) with respect to the Financing. Without limiting the foregoing, Investor will notify the Contributors promptly (and in any event within two Business Days) if at any time before the Closing Date: (i) any Commitment Document expires or is terminated for any reason (or if any Person attempts or purports to terminate or repudiate any Commitment Document, whether or not such attempted or purported termination or repudiation is valid); (ii) Investor obtains knowledge of any breach or default or any threatened breach or default (or any event or circumstance that, with or without due notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Commitment Document or any definitive document related to the Financing of any provisions of the Commitment Documents or any definitive document related to the Financing; (iii) Investor receives any communication (written or oral) from any Person with respect to any (A) actual, potential or threatened breach, default, termination or repudiation by any party to the Commitment Documents or any definitive document related to the Financing of any provisions of the Commitment Documents or any definitive document related to the Financing or (B) dispute or disagreement between or among any parties to the Commitment Documents; (iv) any Financing Source refuses to provide or expresses (orally or in writing) an intent to refuse to provide all or any portion of the Financing contemplated by the Commitment Documents on the terms set forth therein (or expresses (orally or in writing) that such Person does not intend to enter into all or any portion of definitive documentation related to the Financing or to consummate the transactions contemplated thereby); or (v) there occurs any event or development that could reasonably be expected to adversely impact the ability of Investor to obtain all, or any portion of, the Financing contemplated by the Commitment Documents on the terms and conditions, in the manner or from the sources contemplated by any of the Commitment Documents or the definitive documents related to the Financing or if at any time for any other reason Investor no longer believes in good faith that it will be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Commitment Documents or the definitive documents related to the Financing. As soon as reasonably practicable (but in any event within two Business Days after the date the Contributors deliver to Investor a written request therefor), Investor will provide any information reasonably requested by the Contributors relating to any circumstance referred to in clauses (i) through (v) of the immediately preceding sentence.

(f)            Investor shall not consent to any assignment of the obligation of any Purchaser (as defined in the Note Purchase Agreement) to purchase the Initial Notes (as defined in the Note Purchase Agreement) or agree to any amendment which results in the initial Purchasers listed on the Purchaser Schedule (as defined in the Note Purchase Agreement) not being required to purchase the Initial Notes, in each case, without the consent of the Contributors (not to be unreasonably withheld, conditioned or delayed).

(g)            Notwithstanding this Section 5.12 (but subject to Section 8.2 and Section 10.15), Investor affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement (including consummating the Investor Contribution) that Investor obtains financing for or related to any of the Transactions (including receipt of all or any portion of the proceeds of the Financing).

5.13         Financing Cooperation.

(a)            From the date of this Agreement until the Closing (or the earlier termination of this Agreement pursuant to Article VIII), subject to the limitations set forth in this Section 5.13, the Company and the Contributor Group will use its and their reasonable best efforts to cooperate with Investor as reasonably requested by Investor in connection with Investor’s arrangement, syndication and consummation of the Debt Financing; provided that nothing herein will require such cooperation to the extent it interferes, or would reasonably be expected to interfere, with the Business or operations of the Company or the Contributor Group. Such cooperation shall be limited to using reasonable best efforts to (i) make appropriate officers reasonably available for participation in a reasonable number of meetings (including lender meetings (which may be virtual at the option of the Company)) and calls, drafting sessions, rating agency presentations and road shows, due diligence sessions and sessions with prospective lenders, investors and ratings agencies, in each case, upon reasonable advance notice and at mutually agreeable dates and times and which may take place via conference call or video conference in lieu of in-person meetings, (ii) provide reasonable assistance in the preparation of a customary and appropriate offering memoranda, private placement memoranda, rating agency presentations, prospectuses and similar documents as may be reasonably requested by Investor or any Debt Financing Source, in each case, solely with respect to information relating to the Company Group, (iii) furnish Investor and its Financing Sources with copies of the historical financial statements required pursuant to Section 3.5(a) and such other customary financial information with respect to the Company Group prepared by the Contributors in the Ordinary Course of Business as is reasonably requested by Investor or any Debt Financing Source and is customarily required for debt financings similar to the Debt Financing; provided, that, nothing in this Agreement will require the Contributors to cause the delivery of: (A) any financial information in a form not customarily prepared by the Contributors with respect to a particular period (including any pro forma financial information or audited financial statements, for which the Contributors shall have no responsibility) or (B) any financial information with respect to a month or fiscal period that has not yet ended or has ended less than 45 days before the date of such request, (iv) cooperate with reasonable diligence requests of the Debt Financing Sources, (v) reasonably assist in the preparation of one or more credit agreements, indentures, note purchase agreements, pledge documents, disclosure schedules and other definitive financing documentation, including obtaining releases of existing Encumbrances (to the extent required by this Agreement), in each case reasonably requested by Investor; provided, that, any obligations and releases of Encumbrances contained in all such agreements, documents and related certificates and instruments shall be subject to the occurrence of the Closing and become effective no earlier than the Closing, and (vi) furnish Investor and its Debt Financing Sources promptly (and in any event at least five Business Days prior to the Closing Date) with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, and requested by the Debt Financing Sources in writing at least 10 Business Days prior to the Closing Date. The Contributors hereby consent to the use of their and their Subsidiaries’ logos in connection with the Debt Financing; provided, that, such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Contributor Group or the Company Group or the reputation or goodwill of any of them.

(b)            Notwithstanding Section 5.13(a) or anything else in this Agreement:

(i)              neither any member of the Company Group nor any member of the Contributor Group will have any liability or obligation (including any liability or obligation to pay any commitment or other similar fee) under any certificate, document or instrument related to the Financing;

(ii)             neither any member of the Company Group nor any member of the Contributor Group will be required to issue any prospectus, information memorandum, “bank book” or other analogous document in connection with the Financing;

(iii)            in no event will any member of the Company Group nor any member of the Contributor Group (or their respective officers, directors, partners, members, managers or employees) be required to pay any commitment fee or other fee or payment to obtain consent, or to incur any liability with respect to, or cause or permit any Encumbrance to be placed on any of their respective assets in connection with, a Debt Financing;

(iv)            neither any member of the Company Group nor any member of the Contributor Group shall be required to reimburse any expenses or provide any indemnities relating to the Financing;

(v)             neither any member of the Company Group nor any member of the Contributor Group shall be required to authorize or execute any definitive documentation or any other agreement, certificate, document, or instrument related to the Debt Financing;

(vi)            neither any member of the Company Group nor any member of the Contributor Group shall be required to cause any director, officer, partner, member, manager, or employee of the Company or any member of the Contributor Group to incur any personal liability (including that none of the boards of directors (or equivalent bodies) of any member of the Company Group or any member of the Contributor Group shall be required to adopt any resolutions or take similar action approving the Debt Financing);

(vii)           neither any member of the Company Group nor any member of the Contributor Group shall be required to (A) take any action that could reasonably be expected to result in the material contravention of, or that could reasonably be expected to result in a material violation or breach of, or a default under, any of the Organizational Documents of any member of the Company Group or any member of the Contributor Group, material contractual obligations or any Laws or (B) provide access to or disclose information that the Contributors reasonably determine could jeopardize any attorney client privilege of the Company Group or the Contributor Group;

(viii)          neither any member of the Company Group nor any member of the Contributor Group shall be required to take any action that could reasonably be expected to interfere in any material respect with the Business or operations of the Company Group or the Contributor Group;

(ix)            neither any member of the Company Group nor any member of the Contributor Group shall be required to deliver or cause the delivery of any legal opinions or accountants’ cold comfort letters or reliance letters or any certificate as to solvency or any other certificate necessary for the Debt Financing;

(x)             neither any member of the Company Group nor any member of the Contributor Group shall be required to be an issuer or other obligor with respect to the Debt Financing or other financing; and

(xi)            nothing herein shall require cooperation or other actions or efforts on the part of any member of the Company Group nor any member of the Contributor Group, or any of their Affiliates or respective directors, officers, employees or agents, in connection with the Debt Financing to the extent that it would cause any representation or warranty or covenant in this Agreement to be breached by the Contributors or would cause any condition to the Closing to fail to be satisfied.

(c)            Investor will promptly, upon request by the Contributors or the Company, reimburse the Contributors or the Company, as applicable, for all reasonable out-of-pocket fees, costs and expenses (including fees and expenses of Representatives) incurred by the Company Group and the Contributor Group and their respective Representatives in connection with their compliance with this Section 5.13 and will indemnify and hold harmless the Company, the Contributor Group and their respective Affiliates and Representatives from and against all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith.

(d)            Notwithstanding this Section 5.13 or anything else in this Agreement, Investor affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Investor obtain financing for or related to any of the Transactions (including all or any portion of the Financing). The condition set forth in Section 7.2(b) shall not apply to the obligations of the Contributors and the Company set forth in this Section 5.13, and any failure by the Contributors or the Company to perform any of their respective obligations set forth in this Section 5.13 shall not be a breach or violation of Section 7.2(b), unless the Debt Financing has not been obtained by Investor primarily as a result of an action or omission taken or omitted to be taken by the Contributors or the Company in material and willful breach of their respective obligations under this Section 5.13 (which has not been promptly remedied by the Contributors or the Company prior to the Closing Date, following notice by Investor that such action or omission could result in a failure to obtain such Debt Financing or to comply with the terms of this Section 5.13).

5.14          MVP HoldCo Sharing Ratio. In the event capital contributions are due between the date hereof and the Closing in connection with a Capital Call (as defined in the MVP LLCA) issued to holders of Series A Membership Interests pursuant to Section 4.01(a) of the MVP LLCA, MVP HoldCo shall participate in such Capital Call and contribute at least its pro rata share in connection therewith and in accordance with the terms and conditions thereof.

Article VI
TAX MATTERS

6.1            Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, subject to the last sentence of this Section 6.1, the Company shall economically bear, and be responsible for, all applicable Transfer Taxes, including all such Transfer Taxes that arise as a result of the Transactions, and shall prepare and timely file (or cause to be prepared and timely filed) any Tax Returns related thereto. Each of the Contributors and Investor shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to cooperate with respect to any Tax Returns related to such Transfer Taxes and, if required by applicable Law, join in the execution of any such Tax Returns and other documentation. The Company, each of the Contributors and Investor shall take all commercially reasonable steps to minimize any Transfer Taxes with respect to this Section 6.1.

6.2            Tax Treatment. The Parties acknowledge and agree that for U.S. federal and applicable state and local income Tax purposes, (a) the EQM Contribution and Investor Contribution will be treated, in accordance with the principles of IRS Revenue Ruling 99-5, Situation 2, as a transaction pursuant to which (i) the Company becomes a partnership and (ii) (A) EQM is treated as contributing the Contributed Interests to the Company in exchange for the Contributor Interests and the assumption by BorrowerCo of the New Credit Facility and the liabilities of the Contributed Companies pursuant to Section 752 of the Code and (B) the Investor is treated as making the Investor Contribution to the Company in exchange for the Investor Interests, in each case, in a contribution governed by Section 721 of the Code; provided that the EQM Contribution shall be characterized as a disguised sale transaction described in Section 707(a)(2)(B) of the Code, solely to the extent of any amounts treated as a transfer of consideration pursuant to Treasury Regulations Sections 1.707-3, 1.707-4 and 1.707-5; provided, further, that the Parties intend that any liabilities (including the New Credit Facility assumed by the Company in connection with the EQM Contribution) shall constitute “qualified liabilities” within the meaning of Treasury Regulations Section 1.707-5(a)(6); and (b) the Parties shall treat the EQM Distribution as a reimbursement of preformation capital expenditures under Treasury Regulations Section 1.707-4(d) to the maximum extent permitted by applicable Law (collectively, the “Intended Tax Treatment”). The Parties shall (and shall cause their respective Affiliates to) report consistently with the Intended Tax Treatment in all Tax Returns, and no Party shall (and each Party shall cause its respective Affiliates not to) take any position in any Tax Return or in any Tax Proceeding that is inconsistent with the Intended Tax Treatment, unless required to do so by a “determination” as defined in Section 1313(a) of the Code (or any similar provision of applicable state, local or foreign Law) or with the other Party’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax Proceeding in connection with the Intended Tax Treatment.

6.3            Tax Sharing Agreement. All Tax sharing, allocation, indemnification or similar agreements between any member of the Company Group on the one hand, and any Contributor or any Affiliate thereof (other than a member of the Company Group), on the other hand, shall be terminated prior to the Closing and, after the Closing, no member of the Company Group shall have any rights, or be obligated to make any payment, pursuant to any such agreement. For the avoidance of doubt, this provision shall not apply to commercial Contracts (such as a loan, a lease, or any formation document with respect to any member of the Company Group) the primary purpose of which is not related to Taxes.

Article VII
CONDITIONS TO OBLIGATIONS TO CLOSE

7.1            Conditions to Obligation of Each Party to Close. The respective obligations of each Party to effect the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a)            Antitrust Approvals. The waiting period applicable to the Transactions under the HSR Act shall have expired or been terminated.

(b)            No Injunctions. There shall not be in effect any Order by a Governmental Entity restraining, enjoining, having the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Transactions.

(c)            No Illegality. No Law shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal the consummation of the Transactions.

7.2            Conditions to Investor’s Obligation to Close. Investor’s obligation to effect the Transactions shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of the Contributors set forth in Article III (other than the Fundamental Contributor Representations and the representation and warranty set forth in Section 3.6), shall be true and correct as of the Closing Date, determined without regard to any qualification as to materiality, “in all material respects,” “Material Adverse Effect” or words of similar import set forth therein (other than the representations and warranties contained in Section 3.5(a) and in respect of the defined term “Material Contract”), as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date), except, in each case under this clause (i), for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) the Fundamental Contributor Representations (other than the Fundamental Contributor Representation set for in Section 3.2(a)) shall be true and correct in all material respects, as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date), (iii) the Fundamental Contributor Representation set forth in Section 3.2(a) shall be true and correct except for de minimis inaccuracies, as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, and (iv) the representations and warranties of the Contributors set forth in Section 3.6 shall be true and correct as of the Closing Date as though such representation and warranty had been made on and as of the Closing Date.

(b)            Covenants and Agreements. The covenants and agreements of the Contributors and the Company set forth in this Agreement to be performed on or before the Closing Date shall have been performed in all material respects.

7.3            Conditions to the Company’s and the Contributors’ Obligation to Close. The Company’s and the Contributors’ obligation to effect the Transactions shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of Investor set forth in Article IV (other than the Fundamental Investor Representations) shall be true and correct as of the Closing Date, determined without regard to any qualification as to “materiality,” “in all material respects,” “material adverse effect” or words of similar import set forth therein, as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date), except, in each case under this clause (i), for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to (x) prevent, hinder or delay any of the Transactions or (y) have a material adverse effect on the ability of Investor to perform its obligations under this Agreement or the other Transaction Documents and (ii) the Fundamental Investor Representations shall be true and correct in all material respects, as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date).

(b)            Covenants and Agreements. The covenants and agreements of Investor set forth in this Agreement to be performed on or before the Closing Date shall have been performed in all material respects.

7.4            Frustration of Closing Conditions. None of the Contributors, the Company nor Investor may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

Article VIII
TERMINATION

8.1            Termination. This Agreement may be terminated at any time prior to the Closing as follows and in no other manner:

(a)            by mutual written consent of the Contributors and Investor;

(b)            by either the Contributors or Investor upon written notice to the other, if:

(i)              the Closing shall not have occurred on or before March 22, 2025 (as such date may be extended pursuant to this Section 8.1(b)(i), the “Outside Date”); provided, however, that (x) if the conditions set forth in Sections 7.1(a), (b) or (c) (but for the purposes of Section 7.1(b) or Section 7.1(c), only if such Order, Action or Law is under or pursuant to an Antitrust Law) shall not have been satisfied or duly waived but all other conditions to the Closing set forth in Article VII have been satisfied by the Outside Date (other than those conditions that by their nature cannot be satisfied until the Closing Date, provided such conditions remain capable of being satisfied), then the Parties may, by mutual written agreement, extend the Outside Date by an additional 90 days and (y) (I) if an HSR Refiling Event has occurred at the request of EQM and (II) as result of such HSR Refiling Event, the Closing Date pursuant to Section 2.4 could not occur earlier than the then-applicable Outside Date, then the Outside Date shall automatically be extended to the date which is seven Business Days after the Inside Date; provided, that in no event may the Outside Date be later than the date which is seven months from the date hereof; provided further that (A) the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose failure or whose Affiliate’s failure to perform any covenant or obligation under this Agreement has been the cause of or has resulted in the failure of the Transactions to occur on or before the Outside Date and (B) Investor shall not have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) during the pendency of any Action brought by the Company for specific performance of this Agreement; or

(ii)             if any Order issued, or Law enacted, entered or promulgated, by a Governmental Entity permanently restrains, enjoins or prohibits or makes illegal the consummation of the Transactions, and such Order becomes effective and final and nonappealable;

(c)            by the Contributors upon written notice to Investor if Investor shall have breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) (x) cannot be or is not cured prior to the Outside Date or (y) has not been cured prior to the date that is 30 days from the date that Investor is notified by the Contributors in writing of such breach or failure to perform;

(d)            by the Contributors upon written notice to Investor if (i) all the conditions set forth in set forth in Section 7.3(a) or Section 7.3(b) have been satisfied or waived (other than conditions that by their terms or nature are to be satisfied at the Closing) on the date that the Closing should have been consummated in accordance with Section 2.4, (ii) the Contributors have confirmed by notice to Investor that all the conditions set forth in Section 7.3 have been satisfied (other than conditions that by their terms or nature are to be satisfied at the Closing) or that it is willing to waive and waives any such unsatisfied conditions and that the Contributors and the Company are ready, willing and able to consummate the Closing and (iii) the Transactions are not consummated on or prior to the third Business Day after the Closing is required to occur pursuant to Section 2.4;

(e)            by Investor upon written notice to the Contributors if the Contributors or the Company shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) (x) cannot be or is not cured prior to the Outside Date or (y) has not been cured prior to the date that is 30 days from the date that Contributors are notified by Investor in writing of such breach or failure to perform.

8.2            Effect of Termination.

(a)            In the event of termination of this Agreement by either or both of the Contributors, on one hand, and Investor, on the other hand, pursuant to Section 8.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any Party to this Agreement, except as set forth in this Section 8.2; provided, however, that (i) the provisions of (A) this Section 8.2, (B) the Confidentiality Agreement and Section 5.2 (Confidentiality), (C) Section 5.5 (Public Announcements), (D) Section 5.13(c) (Financing Cooperation; Expense Reimbursement) and (E) Article X (General Provisions) shall survive any termination of this Agreement and (ii) nothing in this Agreement shall relieve (A) any Party from Liability for any Fraud or, subject to the limitations set forth in Sections 8.2(b) and 8.2(b), willful and intentional breach of this Agreement or (B) Investor of its obligation to pay the Termination Fee pursuant to Section 8.2(b).

(b)            In the event of a termination of this Agreement by the Contributors pursuant to Section 8.1(c) or Section 8.1(d), Investor will promptly, but in no event later than two Business Days after the date of such termination, pay or cause to be paid to EQM (or its designee(s)), by wire transfer of same day funds an amount equal to $125,000,000 (the “Termination Fee”). If EQM (or its designee(s)) receive full payment of the Termination Fee pursuant to this Section 8.2(b), the receipt of the Termination Fee will be the sole and exclusive remedy for any and all liabilities, losses, damages, obligations, costs or expenses suffered or incurred by any of the Company, the Contributors or any of their Affiliates in connection with this Agreement and the Transactions (and the abandonment or termination thereof); provided, that, nothing in this Section 8.2(b) will limit the right of the Contributors, the Company and each of their respective Affiliates or Representatives (i) to bring or maintain any action, suit, claim, investigation or proceeding for injunction, specific performance or other equitable relief as provided in Section 10.10, (ii) to bring or maintain any action, suit, claim, investigation or proceeding against any Investor Related Party arising out of or in connection with any breach of the Confidentiality Agreement or (iii) to be indemnified and reimbursed for expenses in accordance with Section 5.13(c). Investor acknowledges that the agreements contained in this Section 8.2(b) are an integral part of the Transactions, and that, without these agreements, the Company and the Contributors would not enter into this Agreement. For the avoidance of doubt, while the Company or the Contributors, as applicable, may pursue both a grant of specific performance and the payment of the Termination Fee, under no circumstances will the Company and the Contributors be permitted or entitled to receive both a grant of specific performance to cause the Closing to be consummated and the Termination Fee and in no circumstances will Investor be required to pay the Termination Fee on more than one occasion.

(c)            Investor acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that, without these agreements, the Company and the Contributors would not enter into this Agreement. The Parties acknowledge that the Termination Fee will not constitute a penalty but is liquidated damages, in a reasonable amount that will compensate EQM for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(d)            Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that, in circumstances where the Termination Fee is owed pursuant to Section 8.2(b) (and only in such circumstances), (i) EQM’s receipt in full of the Termination Fee pursuant to Section 8.2(b), except with respect to any claims under the Confidentiality Agreement (the “Surviving Claims”), shall constitute the sole and exclusive monetary remedy of EQM and its Affiliates against Investor, Sponsor and their Affiliates for all losses and damages suffered as a result of the failure of the Transactions to be consummated, and (ii) upon satisfaction of the Surviving Claims, none of Investor, Sponsor or their Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

8.3            Extension; Waiver. At any time prior to the Closing, the Contributors, on the one hand, or Investor, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other Party contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.

Article IX
INDEMNIFICATION

9.1            Survival of Representations, Warranties, Covenants and Agreements.

(a)            No representation or warranty of the Contributors or the Company, nor any covenant or agreement of the Contributors or the Company that, by its terms, contemplates performance at or prior to the Closing, in each case, contained in this Agreement or any other Transaction Document (or in any certificate delivered pursuant hereto or thereto) shall survive the Closing; provided, however, that any covenant or agreement of a Contributor or the Company to be performed, in whole or in part, after the Closing Date shall survive the Closing in accordance with its terms. Written notice of a claim must be given by Investor or the Company, as applicable, to the Contributors in accordance with the provisions hereof prior to the expiration of the applicable representations, warranties, covenants, agreements or claim periods.

(b)            No representation or warranty of Investor, nor any covenant or agreement of Investor that, by its terms, contemplates performance at or prior to the Closing, in each case, contained in this Agreement or any other Transaction Document (or in any certificate delivered pursuant hereto or thereto) shall survive the Closing; provided, however, that any covenant or agreement of Investor to be performed, in whole or in part, after the Closing Date shall survive the Closing in accordance with its terms. Written notice of a claim must be given by the Company to Investor, in accordance with the provisions hereof prior to the expiration of the applicable representations, warranties, covenants, agreements or claim periods.

9.2            Indemnification by the Contributors—Company Losses and Investor Losses. Subject to the provisions of this Article IX, effective as of and after the Closing Date, the Contributors shall, jointly and severally, indemnify, defend and hold harmless the Company Indemnified Parties and the Investor Indemnified Parties, from and against, without duplication, any and all (x) Losses incurred or suffered by any of the Company Indemnified Parties (“Company Losses”) or (y) Losses incurred or suffered by any of the Investor Indemnified Parties (“Investor Losses”), respectively, to the extent arising out of or relating to:

(a)            any Excluded Liabilities or Excluded Assets; and

(b)            the Pre-Execution Reorganization Transactions (including as a result of any breach of the Contributors’ obligations or covenants hereunder relating to the Pre-Execution Reorganization Transactions, including Section 5.4(b)(iv)).

9.3            Indemnification by the Company—Contributor Losses. Subject to the provisions of this Article IX, effective as of and after the Closing Date, the Company shall indemnify, defend and hold harmless the Contributor Indemnified Parties, from and against, without duplication, any and all Losses incurred or suffered by any of the Contributor Indemnified Parties, excluding any Losses that are incurred or suffered solely as a result of the Contributor Indemnified Parties being direct or indirect equityholders of the Company (“Contributor Losses”), to the extent arising out of or relating to any Assumed Liabilities.

9.4            Indemnification Procedures.

(a)            A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the Party or Parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined gives or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third-Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is actually prejudiced by such failure, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 9.1 for such representation, warranty, covenant or agreement. Investor shall be entitled to submit a claim for damages on behalf of the Company Indemnified Parties or Investor Indemnified Parties hereunder and shall be entitled to act on the Indemnified Party’s behalf for all purposes of this Article IX.

(b)            Upon receipt of a notice of a Third-Party Claim for indemnity from an Indemnified Party pursuant to Section 9.2 or Section 9.3, the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within 15 Business Days of the receipt of notice of such Third-Party Claim (or sooner if notice of the Third-Party Claim so requires), to assume the defense and control of such Third-Party Claim (at the expense of such Indemnifying Party); provided, that the Indemnifying Party may not, without the Indemnified Party’s written consent, assume such defense to the extent (i) the Third-Party Claim is in respect of any matter involving criminal liability, (ii) the Indemnified Party is also a party to such Third-Party Claim and the Indemnified Party has been advised in writing by outside counsel that there are one or more legal defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party and that could be materially adverse to the Indemnifying Party, (iii) upon petition by the Indemnified Party, an appropriate court of competent jurisdiction rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third-Party Claim, or (iv) the Third-Party Claim seeks as the primary cause of action the imposition of an equitable or injunctive remedy against the Indemnified Party or any of its Affiliates; provided, further, the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense and control of any Third-Party Claim pursuant to this Section 9.4(b), the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third-Party Claim with its own counsel and at its own expense. If the Indemnifying Party assumes the defense and control of a Third-Party Claim, the Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence and shall use commercially reasonable efforts in the defense or settlement of such Third-Party Claim. Investor and the Contributors, as the case may be, shall, and shall cause each of their Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third-Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third-Party Claim. If the Indemnifying Party has assumed the defense and control of a Third-Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided, that, such settlement or judgment does not (i) impose any equitable or other non-monetary remedies or obligations on the Indemnified Party but involves solely the payment of money damages for which the Indemnified Party will be indemnified hereunder and (ii) involve a finding or admission of wrongdoing or any violation of Law or any violation of the rights of any Person by the Party, and the Indemnifying Party shall (x) pay or cause to be paid all amounts in such settlement or judgment and (y) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of the Indemnified Parties potentially affected by such Third-Party Claim. No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third-Party Claim without the prior written consent of the Indemnifying Party, with such consent not to be unreasonably withheld; provided, that, notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim if it irrevocably waives in a writing delivered to the Indemnifying Party any right to indemnity therefor under this Agreement.

9.5            Exclusive Remedy and Release. Except in the case of Fraud or willful and material breach, and except with respect to the matters covered by Section 10.10, each Party acknowledges and agrees that, following the Closing, the indemnification provisions of Sections 9.2 and Section 9.3 shall be the sole and exclusive remedies of each Party, respectively, and their respective Affiliates, for any Company Losses, Investor Losses or Contributor Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability or otherwise) that each Party may at any time suffer or incur, or become subject to, as a result of, or in connection with the Transactions, including any breach of any representation or warranty in this Agreement by any Party, or any failure by any Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement. Without limiting the generality of the foregoing, the Parties hereby irrevocably waive any right of rescission they or their respective Affiliates may otherwise have or to which they may become entitled. Nothing set forth in this Agreement shall limit, restrict or prevent the Company from asserting, or recovering any claim against the R&W Insurance Policy or, with respect to the period following Closing, any claims arising under the Master Services Agreement or the Omnibus Access and Use Agreement.

9.6            Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Article IX, all Company Losses, Investor Losses and Contributor Losses shall be net of any third-party insurance and indemnity proceeds that are actually recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance or indemnification proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made). The intent of this provision is merely to avoid “double counting” and not to otherwise limit any right to recover for such Loss in excess thereof. Notwithstanding any other provision to the contrary in this Agreement, for the purposes of determining whether there has been a breach or inaccuracy of any representation or warranty, or the amount of any Loss related to any such breach or inaccuracy, the representations and warranties set forth in this Agreement or in any certificate required to be delivered pursuant to Section 2.5(a)(i) and Section 2.5(b)(ii), shall be considered without giving effect to any materiality limitation or qualification (including the terms “material” or “Material Adverse Effect”). Any indemnity payment made to Investor pursuant to this Article IX shall be treated as an adjustment to the Investor Contribution for Tax purposes except to the extent otherwise required by applicable Law.

9.7            Limitation of Liability. No Indemnified Party shall be entitled to recover from an Indemnifying Party more than once in respect of Company Losses, Investor Losses or Contributor Losses, as the case may be, resulting from the same individual claim or series of related claims. In furtherance of the foregoing, in no event shall (i) an Investor Indemnified Party be entitled to recover from an Indemnifying Party (A) more than once in respect of Investor Losses resulting from the same individual claim or series of related claims or (B) in respect of Investor Losses to the extent a Company Indemnified Party has recovered Company Losses resulting from the same individual claim or series of related claims; (ii) a Company Indemnified Party be entitled to recover from an Indemnifying Party more than once in respect of Company Losses resulting from the same individual claim or series of related claims; or (iii) a Contributor Indemnified Party be entitled to recover from an Indemnifying Party more than once in respect of Contributor Losses resulting from the same individual claim or a series of related claims. Any Liability for indemnification hereunder shall be determined without duplication of recovery by reason of state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.

Article X
GENERAL PROVISIONS

10.1            Headings; Definitions. The Section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

10.2            Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a)            This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the Laws of a different jurisdiction.

(b)            Each Party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, solely if such court declines jurisdiction, in any federal court located in the State of Delaware) any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such court. Each Party hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The Parties further agree, (i) to the extent permitted by Law, that final and nonappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 10.6.

(c)            Each Party to this Agreement waives trial by jury in any Action brought by any of them against the other arising out of or in any way connected with this Agreement, or any other agreements executed in connection herewith or the administration thereof or any of the Transactions. No Party to this Agreement shall seek a jury trial in any Action based upon, or arising out of, this Agreement or any related instruments or the relationship between the Parties. No Party will seek to consolidate any such Action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. Each Party to this Agreement certifies that it has been induced to enter into this Agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 10.2. No Party has in any way agreed with or represented to any other Party that the provisions of Section 10.2 will not be fully enforced in all instances.

10.3          Entire Agreement. This Agreement, together with the other Transaction Documents, Confidentiality Agreement and the Exhibits and Schedules hereto and thereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement, and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to in this Agreement.

10.4          No Third-Party Beneficiaries. Except (i) as otherwise expressly provided herein, including Section 5.7, Section 5.13(c), Section 9.2 and Section 9.3, and (ii) with respect to BorrowerCo, solely with respect to Section 2.3(a)(ii), which are intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement and the Exhibits and Schedules hereto, is not intended to confer on or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.5          Expenses. Except as set forth in this Agreement, whether the Transactions are consummated or not, all legal and other costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses unless expressly otherwise contemplated in this Agreement; provided, that, (a) the Company shall pay and be fully responsible for Transfer Taxes incurred in connection with this Agreement pursuant to Section 6.1 and (b) EQM shall pay and be fully responsible for (i) all of the filing fees under the HSR Act and other Antitrust Laws and under any such other Laws applicable to the Parties, in addition to any reasonable legal fees and expenses incurred by the Company Group in connection with complying with any request for additional information or documents from any Governmental Entity in connection with such filings and (ii) all of the fees, costs and expenses incurred in respect of obtaining the R&W Insurance Policy. For the avoidance of doubt, the Company shall not be responsible for (x) any Investor Transaction Expenses or (y) except as set forth in this Section 10.5, any other fees, costs and expenses incurred by the Contributors and their Affiliates (including MVP and its Subsidiaries) in connection with the Transactions.

10.6          Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and upon delivery if delivered by hand, one Business Day after being sent by email, four Business Days after being sent by courier or overnight delivery service or seven Business Days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid (or at such other address as such Party shall designate by like notice):

(a)            If to the Contributors or the Company:

EQM Midstream Partners, LP c/o EQT Corporation EQT Plaza 625 Liberty Avenue, Suite 1700 Pittsburgh, Pennsylvania 15222 Attn: General Counsel Email: wijordan@eqt.com with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attn: David Feirstein, P.C.; Cyril V. Jones, P.C.; Jennifer R. Gasser
Email: david.feirstein@kirkland.com; cyril.jones@kirkland.com;

jennifer.gasser@kirkland.com

(b)            If to Investor:

Blackstone Alternative Credit Advisors LP
345 Park Avenue
New York, NY 10154
Attn: Rick Campbell; Jud Finnegan; BXCI Closing Coordination Team
Email: Rick.Campbell@Blackstone.com;

Judson.Finnegan@Blackstone.com; Credit-

USPrivateCoordination@Blackstone.com

with a copy to (which shall not constitute notice): Milbank LLP 55 Hudson Yards New York, NY 10001 Attn: John D. Franchini; Benjamin Fidler Email: jfranchini@milbank.com; bfidler@milbank.com

10.7          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns; provided, however, that no Party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Party to this Agreement.

10.8          Amendments and Waivers.

(a)            This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Any failure of Investor or the Contributors to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by the Contributors, in the event of any such failure by Investor, or by Investor, in the event of any such failure by the Contributors. The waiver by any Party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

(b)            Notwithstanding anything to the contrary contained herein, (i) Section 10.15 may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources and (ii) Section 2.3(a)(ii) may not be amended, supplemented, waived or otherwise modified in a manner adverse to BorrowerCo without the prior written consent of BorrowerCo.

10.9         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.10       Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, to cause Investor to consummate the Transactions) in the courts described in Section 10.2 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither the Company, the Contributors nor Investor would have entered into this Agreement. Notwithstanding the foregoing, it is expressly agreed that the Company and the Contributors will be entitled to specific performance of Investor’s obligation to cause the Equity Financing to be funded and to consummate the Transactions if and only if (i) all conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived in full (other than those that by their terms or nature are to be satisfied at the Closing) and Investor fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.4 and (ii) the Company has irrevocably confirmed that the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived in full (other than those that by their terms or nature are to be satisfied at the Closing) and the Company stands ready, willing and able to perform its obligation to effect the Closing and (iii) the Debt Financing has been funded or will be funded at the time the Closing is required to have occurred pursuant to Section 2.4 if the Equity Financing is funded at such time. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at Law. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.10 will not be required to provide any bond or other security in connection with any such Order. The remedies available to the Company pursuant to this Section 10.10 will be in addition to any other remedy to which they were entitled at Law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit the Company from seeking to collect or collecting damages related to Investor’s Fraud or willful breach of this Agreement; provided, that under no circumstance shall the Company be entitled to receive both a grant of specific performance to require Investor to consummate the Closing under this Section 10.10 and the payment of the Termination Fee.

10.11       No Admission. Nothing herein shall be deemed an admission by the Contributors or the other members of the Contributor Group, in any Action or investigation involving a third party, that such Contributor or such other member of the Contributor Group or any such third party is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

10.12       Further Assurances. Each of the Parties shall, and shall cause its respective Affiliates to, from time to time at the request of another Party, without any additional consideration, furnish such requesting Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the other Transaction Documents and give effect to the Transactions, including to vest in Investor or its designated Affiliates good and valid title to the Contributed Interests and the Transferred Assets.

10.13       Counterparts. This Agreement may be executed in one or more counterparts, and by either of the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by .pdf, .tif, .gif or similar attachment to electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.14       Non-Recourse. This Agreement may only be enforced against, and any action, suit, claim, investigation or proceeding based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement, the Equity Commitment Letter or the Guarantee. Except to the extent named as a party to this Agreement, the Equity Commitment Letter or the Guarantee, and then only to the extent of the specific obligations of such parties set forth in this Agreement, the Equity Commitment Letter or the Guarantee, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Representative of any Party or any Subsidiary of the Company or the Contributors will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement.

10.15       Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the parties on behalf of itself and each of its Affiliates hereby: (a) agrees that any Action against the Debt Financing Sources arising out of or relating to this Agreement, the Debt Financing, the Note Purchase Agreement, the other definitive agreements entered into in connection with the Debt Financing (the “Debt Financing Documents”) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each party hereto irrevocably submits itself and its property with respect to any such dispute to the exclusive jurisdiction of such court and agrees that any such Action shall be governed by, and construed in accordance with, the laws of the State of New York except as otherwise set forth in the Note Purchase Agreement (including as it relates to (i) the interpretation of the definition of Material Adverse Effect (and whether or not a Material Adverse Effect has occurred), (ii) the determination of the accuracy of any “Company Representation” (as such term or similar term is defined in the Note Purchase Agreement) and whether as a result of any inaccuracy thereof Investor or any of its Affiliates has the right to terminate its or their obligations hereunder pursuant to Article VIII or decline to consummate the Closing as a result thereof pursuant to Section 7.2(a) and (iii) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, which shall in each case be governed by and construed in accordance with the law of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction), (b) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any Action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description), against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Note Purchase Agreement, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such Subject Court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Action brought against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Note Purchase Agreement, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Debt Financing Sources will have any liability to the Contributor Group, the Company Group or their respective Affiliates relating to or arising out of this Agreement, the Debt Financing, the Note Purchase Agreement, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of the Contributor Group, the Company Group or their respective Affiliates shall bring or support any Action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description), against any of the Debt Financing Sources relating to or in any way arising out of this Agreement, the Debt Financing, the Note Purchase Agreement, the Debt Financing Documents or any of the Transactions contemplated hereby or thereby or the performance of any services thereunder, (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action involving any Debt Financing Source or the Transactions, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, and (g) agrees (x) that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Section 10.15 (or the definitions of any terms used in this Section 10.15) and Section 10.8 and (y) to the extent any amendments to any provision of this Section 10.15 (or, solely as they relate to such Section, the definitions of any terms used in this Section 10.15) or Section 10.8 are materially adverse to the Debt Financing Sources, such provisions shall not be amended without the prior written consent of the Debt Financing Sources. Notwithstanding anything contained herein to the contrary, nothing in this Section 10.15 shall in any way affect any party’s or any of their respective Affiliates’ rights and remedies under any binding agreement to which a Debt Financing Source is a party, including the Note Purchase Agreement.

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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

CONTRIBUTORS

EQM MIDSTREAM PARTNERS, LP

By:	EQGP Services, LLC, its General Partner

By:	/s/ Rob Wingo
	Name:	Rob Wingo
	Title:	President

EQM GATHERING OPCO, LLC

By:	/s/ Rob Wingo
	Name:	Rob Wingo
	Title:	President

MVP HOLDCO, LLC

By:	/s/ Rob Wingo
	Name:	Rob Wingo
	Title:	President

[Signature Page to Contribution Agreement]

COMPANY

PIPEBOX LLC

By:	/s/ Rob Wingo
	Name:	Rob Wingo
	Title:	President

[Signature Page to Contribution Agreement]

INVESTOR

PIBB MEMBER LLC

By:	Pibb Member Holdings LLC, its sole member

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Person

[Signature Page to Contribution Agreement]

Exhibit E

Form of JV Agreement

[See attached.]

Final Form

PIPEBOX LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [●], 2024

THE UNITS ISSUED UNDER THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM THE ACT AND THE APPLICABLE STATE ACTS, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN, INCLUDING THE PROVISIONS OF Article IX.

[DISCLAIMER: This is a proposed form of LLC agreement only, and not an offer that can be accepted. Until the authorized representatives of all Parties agree to and execute a definitive written agreement, no Party has any obligation (legal or otherwise) to conclude a transaction.]

i

ii

SCHEDULES

Schedule I

Schedule II

Schedule III

Schedule IV

Schedule V

Schedule VI

Schedule VII

EXHIBITS

Exhibit A: Initial Budget

iii

PIPEBOX LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of PipeBox LLC, a Delaware limited liability company (the “Company”), is made and entered into as of [●], 2024 (the “Execution Date”), by and between EQM Midstream Partners, LP, a Delaware limited partnership (“EQM”), Pibb Member LLC, a Delaware limited liability company (“Sponsor”), and, solely for the purposes of Article XII (and, to the extent necessary to give effect to such provisions, Article I and Article XIII), EQT Corporation, a Pennsylvania corporation (“EQT”). The Company, EQM, Sponsor and, solely for the purposes of Article XII (and, to the extent necessary to give effect to such provisions, Article I and Article XIII), EQT, are hereinafter collectively referred to as the “Parties” and each individually as a “Party.”

WHEREAS, the Company was formed as a limited liability company in accordance with the Act on September 24, 2024;

WHEREAS, the Company and EQM are parties to that certain Operating Agreement of the Company, dated as of October 1, 2024 (the “Original LLC Agreement”);

WHEREAS, the Company, EQM and Sponsor are all parties to that certain Contribution Agreement, dated as of November 22, 2024 (the “Contribution Agreement”);

WHEREAS, pursuant to the Contribution Agreement, at the Closing, (a) EQM agreed to contribute or cause to be contributed the Contributed Interests as a Capital Contribution to the Company (the “EQM Contribution”) in exchange for certain Class A Units and (b) Sponsor agreed to make a Capital Contribution of $3,500,000,000 to the Company (the “Sponsor Contribution”) in exchange for certain Class B Units, in each case in accordance with the terms of the Contribution Agreement and this Agreement; and

WHEREAS, as a condition to, and in connection with, EQM making the EQM Contribution and Sponsor making the Sponsor Contribution, the Company and the Parties desire to enter into the mutual covenants and agreements set forth in this Agreement and to amend and restate the Original LLC Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

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Article I
DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the following meanings:

“Accessing Member” has the meaning set forth in Section 7.4.

“Accrued Amount” means, in respect of a Class B Unit as of the end of the applicable Fiscal Quarter of determination, an amount (which shall not be less than $0, but may be $0) equal to the difference between (a) the amount of Distributions necessary to achieve the Base Return in respect of such Class B Unit as of the end of such Fiscal Quarter of determination minus (b) the Adjusted Issuance Price as of the end of such Fiscal Quarter of determination.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq.

“Additional Member” means a Person admitted to the Company as a Member pursuant to Section 3.7.

“Adjusted Capital Account Deficit” means, with respect to any Capital Account as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Person’s Capital Account balance shall be (a) reduced for any items described in Treasury Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5) and (6), and (b) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulations Sections 1.704-l(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain). The foregoing definition is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.

“Adjusted Issuance Price” means an amount initially equal to the issuance price of the applicable Class B Unit, which on the date of this Agreement is $10.00 per Class B Unit; provided that the Adjusted Issuance Price, as of any applicable date of determination, shall be decreased by an amount with respect to each Distribution prior to such date of determination equal to the cumulative sum of the differences between (a) the amount of each such Distribution prior to such date of determination minus (b) the Accrued Amount as of the date of each such Distribution prior to such date of determination (i.e., decreased by an aggregate amount equal to all returns of capital from such Distributions in respect of such Class B Unit rather than any returns on capital from such Distributions in respect of such Class B Unit).

“Affiliate” of any Person means any other Person, directly or indirectly, Controlling, Controlled by or under common Control with such particular Person. For the purposes of this Agreement, (a) neither Sponsor nor its Affiliates shall be deemed to be an “Affiliate” of EQM or any of its Affiliates by virtue of their ownership of Units, (b) Sponsor shall not be deemed to be an “Affiliate” of any member of the Company Group or MVP, (c) MVP shall not be deemed to be an “Affiliate” of EQM, any of its Affiliates or any member of the Company Group and (d) EQM and its Affiliates shall each be deemed an “Affiliate” of each member of the Company Group.

“Affiliate Contract” means any contract, agreement or arrangement between the Company (or any of its Subsidiaries), on the one hand, and any Affiliate of the Company, MVP or any of its Subsidiaries, any Member or Affiliate of any Member or any of the Company’s officers or Managers, on the other hand (each an “Affiliated Counterparty”).

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“Affiliate Offtake Agreement” means any shipper or offtake contract entered into by EQT or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries or MVP, on the other hand.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Annual Budget” means, with respect to a given Fiscal Year, (a) the annual budget derived from the Initial Budget for each of the 2025 through 2031 Fiscal Years (each as shall be approved in accordance with Section 5.8(b) and, if applicable, Section 5.9) and (b) after the end of the final Fiscal Year covered by the Initial Budget, the annual budget for each Fiscal Year after the final Fiscal Year covered by the Initial Budget prepared for the Company Group by the Operator (each as shall be approved in accordance with Section 5.8(b), and, if applicable, Section 5.9).

“Annual Statements” has the meaning set forth in Section 7.2(a).

“Available Cash” means, as of any time of determination, an amount determined by Board Approval (with the Board making such determination in good faith), equal to the difference between the following items:

(a)            all cash and cash equivalents of the Company Group as of such time, less

(b)            the sum of (i) an amount not to exceed the product of (x) 115% multiplied by (y) the sum of the next fiscal quarter’s projected (in each case, as set forth in the then-effective Annual Budget): (A) operating costs and expenses of the Company Group (including payments owed under the MSA) and any capital expenditures set forth in the then-effective Annual Budget; plus (B) debt service costs and any repayments of the principal amounts of any Indebtedness of the Company (including all fees, penalties or make-wholes in respect thereof); plus (C) losses from hedging or other derivative arrangements of the Company; plus (D) any known costs and expenses for legal or environmental matters; plus (ii) without duplication of any amounts set forth in the foregoing clause (i), any other amounts in respect of which the Board has in good faith established a reserve to cover known future payments in respect of the Business to the extent reasonably expected to be due in the next 12 months.

“Bankruptcy Event” means, with respect to any Person, (a) commencement of any case, proceeding or other voluntary action seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, arrangement, adjustment, winding-up, reorganization, dissolution, composition under any Bankruptcy Law or other relief with respect to it or its debts; (b) applying for, or consent or acquiesce to, the appointment of, a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other official with similar powers for itself or any substantial part of its assets; (c) making a general assignment for the benefit of its creditors; (d) commencement of any involuntary case seeking liquidation or reorganization under any Bankruptcy Law, or seeking issuance of a warrant of attachment, execution or distraint, or commencement of any similar proceedings against such Person under any other applicable law and (i) consent to the institution of the involuntary case against it, (ii) the petition commencing the involuntary case is not timely controverted, (iii) the petition commencing the involuntary case is not dismissed within 60 days of its filing, (iv) an interim trustee is appointed to take possession of all or a portion of the property, or to operate all or any part of the business of such Person or any of its Subsidiaries and such appointment is not vacated within 60 days, or (v) an order for relief shall have been issued or entered therein; (e) entry of a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other official having similar powers, over such Person or all or a part of its property; (f) the granting of any other similar relief under any applicable Bankruptcy Law, filing a petition or consent or shall otherwise institute any similar proceeding under any other applicable law, or taking any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the acts set forth above in this definition; or (g) such Person taking any form of corporate action to be liquidated or dissolved. The foregoing definition is intended to replace and shall supersede the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

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“Bankruptcy Law” means title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq. or any similar federal or state law.

“Base Return” means, with respect to any outstanding Class B Unit at any time of determination, an IRR equal to 7.875% based on the issuance price of such Class B Unit, which on the date of this Agreement is $10.00 per Class B Unit, provided, that the calculation of “Base Return” shall include any amounts paid in respect of such Class B Unit pursuant to Article XII, which amounts paid pursuant to Article XII shall be allocated equally among the Class B Units for purposes of such calculation.

“Blackstone Affiliated Parties” has the meaning set forth in the definition of Sponsor Parent Transaction.

“Board” has the meaning set forth in Section 5.1.

“Board Observer” has the meaning set forth in Section 5.7.

“Board Reserved Matters” has the meaning set forth in Section 5.9.

“Book Value” means, with respect to any asset of the Company, the asset’s adjusted basis for U.S. federal income tax purposes, except that:

(a)            The Book Value of all assets of the Company may be adjusted to equal their respective Fair Market Values, in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) immediately prior to: (i) the date of the acquisition of any additional Units by any new or existing Member in exchange for more than a de minimis amount of cash or contributed property; (ii) the acquisition of more than a de minimis interest in the Company by any new or existing Member in exchange for the performance of services to or for the benefit of the Company; (iii) the date of the distribution of more than a de minimis amount of cash or property of the Company to a Member as consideration for an interest in the Company; (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1); (v) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a non-compensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (vi) any other event to the extent determined by the Board to be permitted and necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i), (ii), (iii) and (v) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members.

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(b)            The Book Value of property distributed to a Member shall be adjusted to equal the Fair Market Value of such property as of the date of such distribution.

(c)            The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Sections 734(b) or 743(b) of the Code (including any such adjustments pursuant to Treasury Regulations Section 1.734-2(b)(1)), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) or Section 3.3(b)(v); provided, however, that the Book Value of property shall not be adjusted pursuant to this clause (c) to the extent that the Board reasonably determines an adjustment pursuant to clause (a) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (c).

(d)            If the Book Value of an asset has been determined or adjusted pursuant to the above, such Book Value will thereafter be adjusted by the amount of depreciation and amortization calculated for purposes of the definitions of “Profits” and “Losses” rather than the amount of depreciation and amortization for U.S. federal income tax purposes.

“Budget Control Amount” means, with respect to each Annual Budget for each Fiscal Year beginning with 2025 and ending with 2031 (inclusive) a total expenses and expenditures amount set forth in such Annual Budget equal to the product of (a) the amount for such Fiscal Year set forth on Schedule V multiplied by (b) an amount equal to the sum of 100% plus the cumulative increase, if any (expressed as a percentage) in the Consumer Price Index measured from January 1, 2025 through December 31 of the Fiscal Year preceding the Fiscal Year to which such Annual Budget pertains.

“Budget Exception” means with respect to the proposed Annual Budget for:

(a)            each Fiscal Year beginning with 2025 and ending with 2031 (inclusive), a proposed Annual Budget for such Fiscal Year where the proposed Budget Control Amount in such Annual Budget is greater than the greater of (i) the product of (A) the proposed revenue set forth in such proposed Annual Budget multiplied by (B) 23% and (ii) the product of (A) the Budget Control Amount for such Fiscal Year multiplied by (B) 115%;

(b)            the 2032 Fiscal Year, a proposed Annual Budget for such Fiscal Year where the proposed total expenses and expenditures set forth in such Annual Budget are greater than the greater of (i) the product of (A) the proposed revenue set forth in such proposed Annual Budget multiplied by (B) 23% and (ii) the product of (A) the actual total expenses and expenditures set forth in the approved (or deemed approved) Annual Budget for the 2031 Fiscal Year multiplied by (B) 115% multiplied by (C) an amount equal to the sum of 100% plus the increase, if any (expressed as a percentage), in the Consumer Price Index measured from the beginning to the end of the 2031 Fiscal Year; and

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(c)            each Fiscal Year after the 2032 Fiscal Year, a proposed Annual Budget for such Fiscal Year where the proposed total expenses and expenditures set forth in such Annual Budget are greater than the greater of (i) the product of (A) the proposed revenue set forth in such proposed Annual Budget multiplied by (B) 23% and (ii) the product of (A) the total expenses and expenditures set forth in the Annual Budget for the prior Fiscal Year that were approved or deemed approved multiplied by (B) an amount equal to the sum of 100% plus the increase, if any (expressed as a percentage), in the Consumer Price Index measured from the beginning to the end of the Fiscal Year preceding the Fiscal Year to which such Annual Budget pertains.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in Pittsburgh, Pennsylvania, Houston, Texas or New York, New York.

“Buyout Event” has the meaning set forth in Section 9.8(a).

“Buyout Non-Occurrence” means the expiration of the Buyout Period without all issued and outstanding Class B Units held by Sponsor (or its Permitted Transferees) on or prior to such expiration having received the Buyout Price.

“Buyout Period” means the period commencing on the eighth anniversary of the Execution Date and expiring on the twelfth anniversary of the Execution Date.

“Buyout Price” means, as of any date of determination, the amount of Distributions payable in respect of any Class B Unit necessary to achieve the Base Return with respect to such Class B Unit.

“Buyout Units” has the meaning set forth in Section 9.8(a).

“Capital Account” means the capital account maintained for a Member pursuant to Section 3.3.

“Capital Call” has the meaning set forth in Section 3.2(c).

“Capital Contributions” means the aggregate dollar amounts of any cash, cash equivalents, promissory obligations (but only to the extent issued and repaid prior to the date hereof), or the Fair Market Value of other property which a Member contributes or is deemed to have contributed to the Company with respect to any Unit pursuant to Section 3.1.

“Cause” means, with respect to an Independent Manager, (a) acts or omissions by such Independent Manager that constitute willful disregard of, or gross negligence with respect to, such Independent Manager’s duties, (b) such Independent Manager has engaged in or has been charged with or has been indicted or convicted for any crime or crimes of fraud or other acts constituting a crime under any law applicable to such Independent Manager, (c) such Independent Manager has breached his or her duties of loyalty and care as and to the extent of such duties in accordance with this Agreement, (d) there is a material increase in the fees charged by such Independent Manager or a material change to such Independent Manager’s terms of service, (e) such Independent Manager is unable to perform his or her duties as Independent Manager due to death, disability or incapacity, (f) such Independent Manager resigns or (g) such Independent Manager no longer meets the definition of Independent Manager set forth in this Agreement.

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“Certificate of Formation” means the Company’s Certificate of Formation as filed with the Secretary of State of Delaware.

“Class A Distribution Percentage” means as of any date of determination an amount expressed as a percentage equal to the difference between (a) 100% minus (b) the Class B Distribution Percentage as of such date of determination.

“Class A Member” means EQM initially (and for so long as EQM holds Class A Units), and any other Person hereafter admitted as a Member holding Class A Units, in each case, so long as such Person is not a “foreign person” as defined in 31 C.F.R. § 800.224.

“Class A Percentage Interest” means, as of any date, the percentage determined by dividing the number of Class A Units then held by a holder of Class A Units by the total number of Class A Units then outstanding.

“Class A Unit” means a Unit in the Company designated as a “Class A Unit” and which shall provide the holder thereof with the rights and obligations specified with respect to a Class A Unit in this Agreement.

“Class B Discount Amount” means an amount equal to 1.625% multiplied by $3,500,000,000.

“Class B Distribution Percentage” means, the product of (a) 60% multiplied by (b) an amount expressed as a percentage equal to the ratio of (i) the aggregate number of issued and outstanding Class B Units as of such date of determination divided by (ii) 350,000,000 (as adjusted to give effect to any reclassification, split, reorganization or other similar extraordinary event with respect to the Class B Units after the date hereof).

“Class B Distribution Percentage” means, the product of (a) 60% multiplied by (b) an amount expressed as a percentage equal to the ratio of (i) the aggregate number of issued and outstanding Class B Units as of such date of determination divided by (ii) 350,000,000 (as adjusted to give effect to any reclassification, split, reorganization or other similar extraordinary event with respect to the Class B Units after the date hereof).

“Class B Distribution Shortfall” has the meaning set forth in Section 4.5(j).

“Class B Manager” has the meaning set forth in Section 5.2(a).

“Class B Member” means Sponsor initially (and for so long as Sponsor holds Class B Units), and any other Person hereafter admitted as a Member holding Class B Units, in each case, so long as such Person is not a “foreign person” as defined in 31 C.F.R. § 800.224.

“Class B Percentage Interest” means, as of any date, the percentage determined by dividing the number of Class B Units then held by a holder of Class B Units by the total number of Class B Units then outstanding.

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“Class B Quarterly Accrual” means, with respect to the Class B Units for each Fiscal Quarter, the sum of (a) the amount that would yield the Base Return as of the end of such Fiscal Quarter when added to the Class B Discount Amount (reduced by the product of (i) an amount equal to the Class B Discount Amount divided by 48 and (ii) the number of prior Fiscal Quarters that have passed since the Execution Date) and the Capital Account of the Class B Member as of the beginning of such Fiscal Quarter (or, for the first Fiscal Quarter of the Company, as of the end of the Execution Date) and (b) (i) for each Fiscal Quarter ending (A) prior to the dissolution of the Company and (B) not more than 48 Fiscal Quarters after the Closing, in each case, excluding the Fiscal Quarter in which the dissolution of the Company occurs, an amount equal to the Class B Discount Amount divided by 48 or (ii) for the Fiscal Quarter in which the dissolution of the Company occurs, an amount equal to the excess of (A) the Class B Discount Amount over (B) the cumulative amount included as a Class B Quarterly Accrual pursuant to clause (b)(i) for all prior Fiscal Quarters.

“Class B Representative” means a representative selected by a majority of the Class B Units (voting as a class), which shall initially be Sponsor, and which, so long as Sponsor holds any Class B Units, shall be Sponsor or an Affiliate (excluding any portfolio companies) of Sponsor.

“Class B Representative Approval” has the meaning set forth in Section 5.9.

“Class B Unit” means a Unit in the Company designated as a “Class B Unit” and which shall provide the holder thereof with the rights and obligations specified with respect to a Class B Unit in this Agreement.

“Closing” has the meaning given to such term in the Contribution Agreement.

“Code” means the United States Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Group” means, collectively, the Company and any Subsidiaries of the Company.

“Company Minimum Gain” has the meaning given to the term “partnership minimum gain” in Treasury Regulations Section 1.704-2(b)(2) and the amount of which shall be determined in accordance with the principles of Treasury Regulations Section 1.704-2(d).

“Company MVP Assets” has the meaning set forth in Section 4.3.

“Confidential Information” has the meaning set forth in Section 13.2.

“Consumer Price Index” means the Consumer Price Index for all Urban Consumers (CPI-U), Not Seasonally Adjusted U.S. City Average All Items 1982-1984=100, published by the United States Department of Labor, Bureau of Labor Statistics; provided that, if the U.S. federal government ceases to publish the Consumer Price Index, the Board (acting with Class B Representative approval, which shall not be unreasonably withheld, conditioned or delayed) shall substitute a substantially equivalent official index published by the Bureau of Labor Statistics or its successors, and shall use any appropriate conversion factors to accomplish such substitution and the substitute index shall thereafter constitute the “Consumer Price Index” hereunder.

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“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation that is binding upon a Person or any of its property under applicable law, including all amendments thereto.

“Contributed Interests” has the meaning given to such term in the Contribution Agreement.

“Contribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person whether through the ownership of voting securities or other ownership interests, by contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Covered Audit Adjustment” means an adjustment in the amount of any item of income, gain, loss, deduction or credit of the Company, or any Member’s distributive share thereof, to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local law.

“Depreciation” means, for each Taxable Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to property for such Taxable Year, except that with respect to any other such property the Book Value of which differs from its adjusted tax basis at the beginning of such Taxable Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such Taxable Year is zero dollars, Depreciation with respect to such property shall be determined with reference to such beginning Book Value using any reasonable method selected by the Board.

“Distribution” means each distribution made by the Company to a holder of Units, whether in cash, property or securities of the Company.

“Distribution Block Election” has the meaning set forth in Section 4.1(a).

“Distribution Trigger” has the meaning set forth in Section 4.1(c).

“Drag-Along Transaction” has the meaning set forth in Section 9.9(b).

“Emergency” shall mean one or more serious, unexpected and dangerous events or circumstances that has caused or risks causing the material endangerment of property, the health or safety of any person or the environment, or a material breach of applicable law or regulation, in each case, which requires immediate action, as determined by the Operator, acting in good faith.

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“EQM” has the meaning set forth in the preamble to this Agreement.

“EQM Contribution” has the meaning set forth in the recitals to this Agreement.

“EQM Manager” has the meaning set forth in Section 5.2(a).

“EQT” has the meaning set forth in the preamble to this Agreement.

“EQT Parent Transaction” means the occurrence of any of (a) the acquisition by any Person or group (within the meaning of the Exchange Act in effect as of the date hereof), directly or indirectly, beneficially or of record, of ownership or control of, or any other transfer, assignment, gift, pledge, hypothecation, mortgage or encumbrance of, any voting common stock or other equity securities or debt securities of EQT or any Subsidiary thereof, (b) a reorganization, merger, consolidation or sale of EQT or any Subsidiary thereof, (c) a sale of any or all of the assets of EQT or any Subsidiary thereof or (d) other similar change of control transaction involving EQT, in each case, excluding a direct sale of (x) any or all of the assets of the Company Group or (y) any Units.

“EQT Term Loan Facility” means that certain Credit Agreement, dated as of November 99, 2022, by and among EQT, PNC Bank, National Association, as administrative agent, and the other lenders party thereto.

“Equity Securities” means (a) Units or other equity interests in the Company or its Subsidiaries, (b) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Company or its Subsidiaries, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exit Transaction” means any arm’s length transaction or series of transactions effected for the purpose of causing the Class B Units to receive the Buyout Price through (a) a consolidation or merger of a member of the Company Group with or into any other corporation or other entity, or any other reorganization (including any conversion, transfer or domestication of a member of the Company Group); (b) a sale of all outstanding Units; (c) a sale, lease or other disposition of all or substantially all of the assets (which, for the avoidance of doubt, shall include Equity Securities of the Company’s Subsidiaries and the Series A Membership Interests) of the Company Group, in a single transaction or series of transactions, in each case, other than to an Affiliate of the Company or any Member; or (d) a dissolution or liquidation of the Company.

“Fair Market Value” means, with respect to any asset or equity interest, its fair market value determined in accordance with Article XI.

“FERC” means the Federal Energy Regulatory Commission.

“Filing Transaction” has the meaning set forth in Section 13.3(b).

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“Final Buyout Event” has the meaning set forth in Section 9.8(a).

“Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30 and December 31, or such other quarterly accounting period as may be established by the Board.

“Fiscal Year” means the calendar year ending on December 31, or such other annual accounting period as may be established by the Board.

“Fundamental Change” means (a) a Transfer of more than 50% of the total outstanding Units of the Company in a single transaction or series of related transactions; (b) any consolidation or merger of the Company with or into any other corporation or other entity, or any other reorganization (including, any conversion, transfer, or domestication of the Company) in a single transaction or series of related transactions, in which the Members of the Company immediately prior to such consolidation, merger or reorganization own equity of the entity surviving such merger, consolidation or reorganization representing less than 50% of the outstanding equity securities of such entity immediately after such consolidation, merger or reorganization; (c) a sale, lease or other disposition in a single transaction or series of related transactions of more than 50% of the assets of the Company Group on a consolidated basis (measured either by book value in accordance with GAAP or by Fair Market Value, which, for the avoidance of doubt, may include Equity Securities of the Company’s Subsidiaries or of MVP); (d) a recapitalization, reclassification or change of the Units as a result of which the Units would be converted into, would be exchanged for, or would represent solely the right to receive, capital stock, other securities, other property or assets of another Person (other than a change only in par value, from par value to no par value or from no par value to par value, or changes resulting from a subdivision or combination of the Units); (e) a share exchange, consolidation or merger of the Company pursuant to which the Units will be converted into, will be exchanged for, or will represent solely the right to receive, stock, other securities, other property or assets of another Person; (f) a Transfer by EQM of any of its Class A Units to any Person other than as permitted pursuant to Section 9.2(d); (g) a dissolution or liquidation of the Company pursuant to Section 9.9; or (h) an IPO.

“GAAP” means United States generally accepted accounting principles, consistently applied and as in effect from time to time.

“Governing Documents” means this Agreement and the Certificate of Formation.

“Governmental Entity” means the United States of America or any other nation, any federal, state, county, municipal, local or other political subdivision thereof, or any agency, authority, department, instrumentality, court, corporation or other entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Growth Capital Expenditures” means any capital expenditures that relate to a project or series of related projects to expand or upgrade any existing infrastructure owned by any member of the Company Group, excluding, for the avoidance of doubt, MVP. Growth Capital Expenditures shall exclude (a) any ordinary course maintenance capital expenditures otherwise contemplated by the Annual Budget and (b) any capital expenditures expended to respond to an Emergency.

“Growth Opportunity” has the meaning set forth in Section 6.5(c).

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to the Company Group: (a) any indebtedness for borrowed money or issued in substitution or exchange for indebtedness for borrowed money (including interest and prepayment penalties or obligations); (b) obligations evidenced by any note, bond, debenture or similar instrument; (c) obligations for the deferred purchase price for a company, business, oil and gas lease, or other property or services (excluding ordinary course trade payables and accrued expenses); (d) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries or MVP or any of its Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) obligations under any performance bonds or letters of credit (excluding, however, (i) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practice, (ii) standby letters of credit relating to workers’ compensation insurance and (iii) surety bonds and customs bonds); and (f) any guarantee of indebtedness in any manner by the Company or any of its Subsidiaries or MVP or any of its Subsidiaries (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse). For the avoidance of doubt, Indebtedness shall not include (i) intercompany indebtedness between the Company and any of its Subsidiaries or (ii) taxes.

“Indemnitee” means (a) any Member or (b) any Person who is or was a Manager, Partnership Representative, “designated individual,” officer, fiduciary, trustee or managing member of the Company or a Member.

“Independent Manager” means a natural person selected by the Board, subject to the prior consent of the Class B Representative (such consent not to be unreasonably conditioned, withheld or delayed), (a) with prior experience as an independent director, independent manager or independent member, (b) who is provided by a Nationally Recognized Service Company and (c) who is duly appointed as an Independent Manager and is not at the time of initial appointment, has never been and shall at no time be: (i) an equity or beneficial owner, director, manager, officer or employee of the Company Group, MVP or any Affiliate of the Company Group or MVP, other than in the capacity of “Independent Manager” with respect to the Company and any similar capacity in respect of any bankruptcy-remote special purpose entity of any member or members of the Company Group or MVP; (ii) creditor, customer, supplier or other Person who derives any of its revenues (other than fees earned for serving as Independent Manager and/or as an employee of a Nationally Recognized Service Company) from its activities with the Company; (iii) an Affiliate of the Company or any Person excluded from serving as Independent Manager under clause (a) or clause (b) above; or (iv) a member of the immediate family by blood, marriage or otherwise of any such equity or beneficial owner, director, officer, employee, partner, customer, supplier or other Person described in clause (a) or clause (b) above.

“Initial Budget” means the budget of the Company and its Subsidiaries containing budgets for revenue, operating expenses, and a capital expenditure budget for the Fiscal Years from 2025 to 2031 (inclusive) and that is attached hereto as Exhibit A.

“Initiating Member” has the meaning set forth in Section 9.9(c).

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“IPO” means (a) an initial underwritten public offering and sale of Units or common equity securities of (i) the Company, (ii) any direct or indirect parent of the Company that own no assets other than equity interests in the Company or equity interests in another parent of the Company (excluding any de minimis assets), (iii) any direct or indirect Subsidiary of the Company, (iv) MVP or any direct or indirect subsidiary of MVP (in each case to the extent EQM and its Affiliates (other than the Company Group), in its role on the Series A Management Committee, or otherwise as a result of its ownership of Series A Membership Interests, are required to consent so such actions) or (iv) any successor, including by merger, conversion or other reorganization, to any of the foregoing, pursuant to an effective registration statement under the Securities Act, excluding registration statements on Form S-4, S-8 or similar limited purpose forms, forms in connection with any dividend or distribution reinvestment or similar plan, or under the corresponding provisions of the securities laws of any non-U.S. jurisdiction; or (b) a direct listing of Units or common equity securities of any of the foregoing entities on the New York Stock Exchange, The NASDAQ Stock Market or any comparable stock exchange (as determined by the Board).

“IRR” means, with respect to each Class B Unit, as of the time of determination, an actual annual unlevered pre-tax return of the specified percentage, compounded annually, on the Sponsor Contribution attributable to such Class B Unit. IRR with respect to each Class B Unit shall be calculated (a) assuming (i) the Sponsor Contribution in respect of such Class B Unit was paid on the date it was funded and (ii) all Distributions in respect of such Class B Unit have been made on the date actually paid by the Company and (b) using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating IRR determined by the Board).

“Manager” has the meaning set forth in Section 5.1.

“Material Approvals” has the meaning set forth in Section 5.2(b).

“Material Contract” means (a) any Contract providing for payment by any Person to a member of the Company Group for products or services for consideration in excess of $100,000,000, which amount is solely in respect of the Business (as defined in the Contribution Agreement), annually, (b) any Contract which contains a most favored nations clause or similar restrictive covenant or (c) any Contract (or amendment or modification thereof) which would reasonably be expected to trigger a most favored nations clause or similar restrictive covenant in an existing Contract.

“Material Deadlock” means the Board is unable, after commercially reasonable efforts in good faith and at least two duly held meetings of the Board, to (a) approve or disapprove any proposed action requiring approval of the Board under this Agreement and (b) to the extent applicable, obtain Class B Representative Approval in connection with any such proposed action that, in either case of clause (a) or clause (b), as a result of the deadlock with respect to such proposed action or omission, has had or could reasonably be expected to have a material adverse effect on the financial performance or continuing results of operations of the Company Group (including MVP, solely with respect to the Series A Membership Interests), taken as a whole.

“Material Offtake Agreement” means any firm shipper or offtake contracts, including any Affiliate Offtake Agreement for consideration in excess of $100,000,000.

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“Material Permit” means any approvals, authorizations, consents, licenses, permits, variances, waivers, grants, franchises, concessions, exemptions, orders, registrations or certificates from or by a Governmental Entity, in each case, is material to the business of the Company Group, taken as a whole.

“Maximum MVP Distribution” has the meaning set forth in Section 4.3.

“Member” means each of the Persons listed on Schedule III attached hereto, and any Person admitted to the Company as a Substituted Member or Additional Member, but only so long as such Person is the owner of one or more Units, in each case, in such Person’s capacity as a member of the Company.

“Member Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning given to the term “partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure that, in accordance with the principles of Treasury Regulations Section 1.704-2(i), are attributable to Member Nonrecourse Debt.

“MSA” means (a) that certain Master Services Agreement, by and between EQM and the Company or (b) any similar agreement or arrangement entered into in replacement thereof as approved by the Board and, if required by Section 5.9, the Class B Representative.

“MVP” means Mountain Valley Pipeline, LLC, a Delaware limited liability company.

“MVP LLCA” has the meaning set forth in Section 5.8.

“Nationally Recognized Service Company” means any of Global Securitization Services, LLC, CT Corporation, Corporate Creations, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, National Corporate Research, Ltd., United Corporate Services, Inc., Independent Member Services LLC or such other nationally recognized company that provides professional independent director, independent manager or independent member services in the ordinary course of its business, in each case, that is not an Affiliate of the Company or any Member and that is reasonably satisfactory to the Board and the Class B Representative.

“Nonrecourse Built-in Gain” means with respect to any Company properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Liability” has the meaning given to such term in Treasury Regulations Section 1.704-2(b)(3).

“Obligations” mean any outstanding indebtedness, liabilities and obligations of the Class B Members and/or any Affiliates thereof secured in whole or in part by a pledge of the equity securities of any of the Class B Members (including, for the avoidance of doubt, the Debt Financing (as defined in the Contribution Agreement) or any replacement financing thereof).

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“Officers” means each Person designated as an officer of the Company to whom authority and duties have been delegated pursuant to Section 5.12, subject to any resolution of the Board appointing or removing such Person as an officer or relating to such appointment or such delegation of authority or duties.

“Operator” means the Person engaged by the Company as the “Operator” under the MSA initially, and any other Person hereafter engaged as the “Operator” by approval of the Board and, if required by Section 5.9, the Class B Representative, and succeeding as the “Operator” pursuant to the terms and conditions of the MSA.

“Original LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Participating Members” has the meaning set forth in Section 9.9(g).

“Partnership Representative” means the “partnership representative” (as defined in Section 6223 of the Code) of the Company.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state and local tax laws.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Payment Date” means each of February 15, May 15, August 15 and November 15 of each year (or, if any of the foregoing dates is on a day that is not a Business Day, the next Business Day immediately following such date), unless otherwise agreed by the Board with the approval of the Class B Member Representative.

“Permitted Transfer” means any Transfer to a Permitted Transferee.

“Permitted Transferee” means, with respect to any Member, (a) any of such Member’s Affiliates (excluding, in the case of Sponsor, any portfolio companies thereof), (b) any transferee in connection with an Exit Transaction or (c) any lender or lenders, secured by a Pledge, or agents acting on their behalf, so long as, in each case of clauses (a) – (c), such Person is not a “foreign person” as defined in 31 C.F.R. § 800.224, to whom any Equity Security is Transferred pursuant to the exercise of remedies under such a Pledge; provided that any such Permitted Transferee agrees in a joinder reasonably satisfactory to the Board to be bound by the terms of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“Pledge” means a pledge by a Member of all or any of its Units to one or more banks or financial or lending institutions or credit or similar funds, or agents acting on their behalf, provided at least one of such lenders is not an Affiliate of such Member, as collateral or security for a bona fide loan or other extension of credit.

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“Prime Rate” as of a particular date means the prime rate of interest as published on that date in the Wall Street Journal, and generally defined therein as “the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks.” If the Wall Street Journal is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published in the Wall Street Journal on the nearest-preceding date on which the Wall Street Journal was published and if the Wall Street Journal ceases to publish such rate, then the Board shall pick a substitute rate that most closely approximates such rate, as determined in the Board’s good faith judgment.

“Proceeding” has the meaning set forth in Section 6.1(a).

“Profits” and “Losses” means the taxable income or loss, respectively, of the Company as determined for U.S. federal income tax purposes, as adjusted by Section 3.3(b). Profits and Losses shall be determined net of any amounts allocable in Section 4.5.

“Quarterly Statements” has the meaning set forth in Section 7.2(b).

“Regulatory Allocations” has the meaning set forth in Section 4.5(i).

“Regulatory Approval” has the meaning set forth in Section 13.3(b)(i).

“Renewed Contract” has the meaning set forth in on the Schedule IV.

“Residual Class A Distribution Percentage” means (a) prior to the commencement of the Buyout Period, 100%, and (b) from and after the commencement of the Buyout Period, an amount expressed as a percentage equal to the difference between (i) 100% minus (ii) the Residual Class B Distribution Percentage as of such date of determination.

“Residual Class B Distribution Percentage” means, (a) prior to the commencement of the Buyout Period, 0%, and (b) from and after the commencement of the Buyout Period, the product of (i) 5% multiplied by (ii) an amount expressed as a percentage equal to the ratio of (A) the aggregate number of issued and outstanding Class B Units as of such date of determination divided by (B) 350,000,000 (as adjusted to give effect to any reclassification, split, reorganization or other similar extraordinary event with respect to the Class B Units after the date hereof).

“Residual Equity Buyout Event” has the meaning set forth in Section 9.8(b).

“Restricted Transferee” has the meaning set forth in Section 9.4(e).

“Sale Transaction” means a Drag-Along Transaction or an Exit Transaction, as applicable.

“Sale Transaction Election” has the meaning set forth in Section 9.9(c).

“Securities Act” means the Securities Act of 1933.

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“Series A Membership Interests” has the meaning set forth in the MVP LLCA.

“Special Purpose Provisions” has the meaning set forth in Section 5.14(d).

“Sponsor” has the meaning set forth in the preamble to this Agreement.

“Sponsor Contribution” has the meaning set forth in the recitals to this Agreement.

“Sponsor Parent Transaction” means any direct or indirect transfer or issuance of ownership interests in, or merger, asset sale, reorganization, recapitalization, restructuring, change in control or other change in or with respect to the Class B Members or any Person that, directly or indirectly, has an ownership interest in the Class B Member, in which, after giving effect thereto, Blackstone Private Credit Strategies LLC, its Affiliates or any funds or accounts managed, advised or sub-advised by Blackstone Private Credit Strategies LLC or its Affiliates (collectively, the “Blackstone Affiliated Parties”) continues to, directly or indirectly, (i) Control the Class B Member and (ii) own, beneficially or of record, at least 50% of the Class B Units owned by the Class B Member as of the Closing. For purposes of this definition, “Affiliates” excludes any portfolio companies.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of limited liability, partnership or other similar ownership interests thereof with voting rights at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control, directly or indirectly, the manager, managing member, managing director (or a board comprised of any of the foregoing) or general partner of such limited liability company, partnership, association or other business entity.

“Substitute Contract” has the meaning set forth on Schedule IV.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 3.8.

“Successor in Interest” means any Transferee, executor, administrator, committee, legal representative or other successor or assign of any Person, whether by operation of law or otherwise (including any Person acquiring (whether by merger, consolidation, sale, exchange or otherwise) all or substantially all of the assets or Equity Securities of such Person, including if a new entity becomes the successor public company of such Person or will become a parent company of such Person whose securities are issued in consideration of or in exchange for such Person’s securities).

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“Taxable Year” means the Company’s accounting period for U.S. federal income tax purposes determined pursuant to Section 8.2 or such other relevant period.

“Term Loan” means that certain term loan credit agreement to be dated on or about the date hereof by and among EQM, as initial borrower, the lenders from time to time party thereto and Royal Bank of Canada, as administrative agent.

“Term Loan Repayment” has the meaning set forth in Section 5.8(a).

“Transaction Document” means each of this Agreement, the Contribution Agreement, the MSA and any other agreements entered into in connection with the transactions contemplated hereby and thereby.

“Transfer” means any direct or indirect sale, transfer, assignment, Pledge, mortgage, exchange, hypothecation, gift, grant of a security interest or other direct or indirect disposition or encumbrance (whether with or without consideration, whether voluntarily or involuntarily or by operation of law) or the acts thereof, including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Units is transferred or shifted to another Person; provided that, (a) in no event shall an EQT Parent Transaction be deemed a Transfer of the Units held by EQM hereunder so long as EQT (including any Successor in Interest thereto) retains direct or indirect Control over the Units it held before such EQT Parent Transaction and (b) in no event shall a Sponsor Parent Transaction be deemed a Transfer of the Units held by the Sponsor hereunder. The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings. For the avoidance of doubt, except as otherwise provided herein (including by use of the defined term “Transfer”), the use of the word “transfer” with respect to any Units shall mean the transfer of the direct ownership of such Units.

“Transferred Assets” has the meaning given to such term in the Contribution Agreement.

“Treasury Regulations” means the income tax regulations promulgated under the Code.

“Trigger Event” means the occurrence of any of the following: (a) a Buyout Non-Occurrence; (b) (i) the Company has taken any action that requires the approval of the Class B Representative pursuant to Section 3.2(c), Section 5.9 or Section 9.9(c) without first obtaining such approval, (ii) the Company has failed to make any Distribution of (A) a Class B Distribution Failure Amount (as such term is defined in Schedule VII attached hereto) to the extent required by Section 4.1(b) or (B) any Distribution of Available Cash on a Payment Date in respect of which a Distribution Block Election has not been made, (iii) EQM or any of its Permitted Transferees has Transferred Class A Units other than in accordance with Section 9.2(d), (iv) the Company has committed a Willful and Intentional Breach of its obligations to provide notice of breaches or defaults under Section 5.13(a) or Section 5.13(b) or (v) EQT has breached any of its obligations set forth in Article XII or Schedule IV, and, in each case, such action or breach has not been cured within 60 days after receipt of written notice thereof by the Board or the Class B Representative thereof; (c) EQT experiences a Bankruptcy Event; and (d) after giving effect to any applicable cure periods, a material breach or default by EQT or its Affiliates under Section 1(a), Section 3.1(a)(i), Section 3(b)(i) (provided, that for purposes of Section 3(b)(i)(B) of the MSA, such material violation would, or would reasonably be expected to, result in termination of a Material Contract or a Material Permit), Section 3(b)(iii), Section 3(d), Section 5 or Section 10 of the MSA or (e) after giving effect to any applicable cure periods, a material breach or default by EQT or its Affiliates under any Affiliate Offtake Agreements that account for (A) at least 10% of total annual revenue under all Affiliate Offtake Agreements or (B) at least 5% of total annual revenue of the Company Group on a consolidated basis, in each case, individually or in the aggregate.

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“Unit” means the ownership interest of a Member in the Company, and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement, including each of the Class A Units and the Class B Units.

“Willful and Intentional Breach” means a material breach of this Agreement that is the consequence of an act or failure to act undertaken by the breaching party with actual knowledge that the taking of or failure to take such act would, or would be reasonably expected to, cause a material breach of this Agreement.

Article II
ORGANIZATIONAL MATTERS

Section 2.1         Formation of the Company. The Company was formed as a limited liability company pursuant to the Act on September 24, 2024.

Section 2.2         Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of providing for the affairs of the Company and the conduct of its business in accordance with the provisions of the Act. The Members hereby agree that during the term of the Company set forth in Section 2.6, the rights, powers and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Act.

Section 2.3          Name. The name of the Company shall be “PipeBox LLC.” The Company’s business may be conducted under any other name or names as determined by the Board. The words “limited liability company,” “LLC,” “L.L.C.” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires.

Section 2.4         Purpose. The purposes of the Company are (a) to hold (directly or indirectly) the Contributed Interests, the Transferred Assets and any assets (including cash and securities) received upon distributions in respect thereto or the sale or exchange thereof, and only undertake activities that are ancillary or related thereto, including the management and operation thereof, (b) to make Distributions to the Members as provided in this Agreement, (c) to engage in the other activities that are specifically permitted by this Agreement and (d) in connection with acting in such capacities, to carry on any lawful business or activity.

Section 2.5         Registered Office; Registered Agent; Principal Office. Unless and until changed by the Board, the registered office of the Company in the State of Delaware and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be the initial registered office and the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Board may designate from time to time. The principal office of the Company shall be located at such place as the Board may from time to time designate by written notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board (a) determines to be necessary or appropriate and (b) identifies by written notice to the Class B Members.

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Section 2.6         Term. The term of the Company shall continue indefinitely unless sooner terminated as provided herein. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.

Section 2.7         Restriction on Jurisdiction of Organization. The Company shall at all times be organized under the jurisdiction of the State of Delaware.

Section 2.8         No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.8, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof, including the Transaction Documents, shall be deemed or construed to suggest otherwise. The Members intend that the Company shall be treated as a newly formed partnership that is not a continuation of any other partnership for federal and, if applicable, state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

Section 2.9         Title to the Assets. Title to the Company Group’s assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company or its applicable Subsidiary as an entity, and no Member, individually or collectively, shall have any direct or indirect ownership interest in such assets or any portion thereof.

Article III
UNITS; CAPITAL CONTRIBUTIONS

Section 3.1         Units and Capital Contributions.

(a)            The Units issued by the Company shall consist of Class A Units and Class B Units. As of the Execution Date and subject to Section 3.2, Section 5.8 and Section 5.9, the Company is authorized to issue an unlimited number of Class A Units and Class B Units. Subject to the terms and conditions set forth in this Agreement and the Contribution Agreement, and after giving effect to the Closing and as of the Execution Date, the Company has issued (i) 364,285,715 Class A Units to EQM and (ii) 350,000,000 Class B Units to Sponsor, in each case, as set forth on Schedule III. The Units shall initially be uncertificated; provided, that, if requested by the Class B Member, the Class B Units shall be certificated, and any certificates evidencing the Class B Units shall bear the following legend reflecting the applicable restrictions on the transfer of such securities:

“The Units evidenced hereby have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be transferred except pursuant to an effective registration under the Securities Act or in a transaction that qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder.

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The Units evidenced hereby are subject to the terms of that certain Amended and Restated Limited Liability Company Agreement of PipeBox LLC, dated as of ______________, 2024, as amended, modified or supplemented from time to time, by and among the members identified therein, including certain conditions to, and restrictions on, transfer. No transfer of the Units evidenced hereby may be made except in accordance with the provisions of such Amended and Restated Limited Liability Company Agreement, and any transfer of the Units evidenced hereby in violation thereof will be void ab initio. A copy of such Amended and Restated Limited Liability Company Agreement has been filed in the books and records of PipeBox LLC and is available upon written request made by the holder of record of this certificate to PipeBox LLC.”

(b)            Subject to any approvals required by this Agreement, the Board is hereby authorized to complete or amend Schedule III to reflect the issuance of additional Units, the Transfer of Units and the admission of Substituted Members resulting therefrom, the admission of Additional Members, the resignation or withdrawal of a Member or a change or correction to any other information set forth on Schedule III, in each case as provided in this Agreement. The Company shall make available to the Members copies of any amended or restated Schedule III from time to time, and the Company shall provide a copy of Schedule III then in effect to any requesting Member promptly upon such Member’s request. The ownership by a holder of Units shall entitle such holder to allocations of Profits and Losses and other items and Distributions of cash and other property as set forth in Article IV and Article IX. Each of the Members listed on Schedule III as of the date hereof is hereby admitted as a Member of the Company, and all of the Units held by such Members as of the date hereof, which collectively constitute all of the Units in the Company, as of the Execution Date, are hereby authorized and issued.

(c)            Upon purchase of all outstanding Class B Units in exchange for the Buyout Price with respect to such Class B Units pursuant to Section 9.8, the Company shall issue notice to the holders of such Class B Units of the complete redemption of the Class B Units and, upon receipt of such notice and notwithstanding anything herein to the contrary, (i) such Units shall be deemed to have been redeemed by the Company and cease to be issued and outstanding without any further action required by the Company or any Member, (ii) (x) such holders shall, or the Blackstone Affiliated Parties shall use commercially reasonable efforts to cause the holders to, execute and deliver to the Company a customary release of the Company, its Members and their Affiliates in respect of such holders’ interest in the Company effective upon receipt of the applicable Buyout Price and (y) the Company shall execute and deliver to the holders a customary release of the holders in respect of such holder’s interest effective upon redemption of the Class B Units; provided, that, in each case such release shall not include a release of any claims (A) under Section 6.1, (B) under the applicable transaction document by which the Class B Units are redeemed or (C) for fraud; and (iii) any rights of the holders in such Class B Units (other than as set forth in Article VI, Article VII and Article VIII (in each case in respect of the period prior to such achievement of the Base Return)) shall cease.

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Section 3.2         Capital Contributions.

(a)            As of the Execution Date and after giving effect to the Closing, the Members agree that the amount of respective Capital Contributions of the Members are set forth on Schedule III hereto and each Member holds the Units specified for such Member on Schedule III attached hereto.

(b)            Notwithstanding any other provisions herein, (i) no Member shall be obligated to make any additional Capital Contributions to the Company, and (ii) EQM shall have the right, exercisable in its sole discretion, to make or cause to be made Capital Contributions of cash in exchange for additional Class A Units (A) in connection with the satisfaction of any obligations of EQM or its Affiliates under any Transaction Documents, (B) to fund operating expenses or capital expenditures not otherwise approved by the then-applicable Annual Budget, including to fund Growth Capital Expenditures, or (C) to cure to any Distribution Failure Event (as such term is defined in Schedule VII attached hereto). At least 30 days prior to funding any project or series of related projects requiring Growth Capital Expenditures, the Company shall notify the Class B Representative of the need for such Growth Capital Expenditures. If such Growth Capital Expenditures are reasonably expected to be less than or equal to $75,000,000 for the applicable project or series of related projects, the Class B Representative may elect in its sole discretion to cause the Company to fund such Growth Capital Expenditures from the revenues of the Company (including through an amendment to the applicable Annual Budget). If such Growth Capital Expenditures are reasonably expected to exceed $75,000,000 for the applicable project or series of related projects, the Company shall consider in good faith any proposals from the Class B Member and its Affiliates to participate in the funding of such Growth Capital Expenditures. If the Class B Member does not elect to cause the Company to fund such Growth Capital Expenditures or agree with the Board on a funding plan for such Growth Capital Expenditures, as applicable, by the end of such 30-day period, then such Growth Capital Expenditures shall be funded (x) outside of the Company or (y) through the Company pursuant to clause (ii)(B) of the immediately preceding sentence. Notwithstanding the foregoing, the Company shall be permitted to incur and fund Growth Capital Expenditures without the Class B Member’s consent for (1) the 2025 Fiscal Year, in an amount not to exceed $83,975,000, (2) the 2026 Fiscal Year, in an amount not to exceed $8,718,000, (3) the 2027 Fiscal Year, in an amount not to exceed $9,000,000 and (4) each Fiscal Year thereafter, in an amount not to exceed $1,000,000.

(c)            If approved by the Class A Members and the Class B Representative, the Board may request additional Capital Contributions from the Members from time-to-time (such request, a “Capital Call”) on terms and conditions approved by the Class A Members and Class B Representative.

(d)            Subject to Section 13.3, upon the funding of any Capital Contribution by the Members pursuant to Section 3.2(b) or Section 3.2(c), the Board shall, in connection therewith, amend Schedule III to reflect the issuance of additional Units and update the books and records of the Company, accordingly.

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Section 3.3         Capital Accounts.

(a)            The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulations Section 1.704-l(b)(2)(iv).

(b)            For purposes of computing the Profits or Losses of the Company for any period, and any item of the Company’s income, gain, loss or deduction to be allocated pursuant to Article IV and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, that:

(i)            the computation of all items of income, gain, loss and deduction shall include any income of the Company that is exempt from U.S. federal income tax and those items described in Sections 705(a)(1)(B) or 705(a)(2)(B) of the Code and Treasury Regulations Section 1.704-l(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income tax purposes;

(ii)            if the Book Value of any the Company’s property is adjusted pursuant to clause (a) or (b) of the definition of Book Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

(iii)            items of income, gain, loss or deduction attributable to the disposition of the Company’s property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property;

(iv)            in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(v)            to the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Sections 732(d), 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis); and

(vi)            any items of income, gain, loss, or deduction which are specially allocated pursuant to Section 4.5 shall not be taken into account in computing Profits and Losses, but the amounts of the items of income, gain, loss or deduction available to be specially allocated pursuant to Section 4.5 will be determined by applying rules analogous to those set forth in clause (i) through clause (v) above.

Section 3.4         Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution, termination, or cancellation of the Company).

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Section 3.5         No Withdrawal. No Member shall be entitled to withdraw any part of such Member’s Capital Contributions or Capital Account balance or to receive any Distribution from the Company, except as expressly provided herein.

Section 3.6         Transfer of Capital Accounts. The original Capital Account established for each Substituted Member shall be in the same amount as the Capital Account (or portion thereof) of the Member attributable to the Units of such Member to which such Substituted Member succeeds, at the time such Substituted Member is admitted as a Member of the Company. The Capital Account of any Member whose interest in the Company shall be increased or decreased by means of the Transfer to it of all or part of the Units of another Member or the repurchase of Units shall be appropriately adjusted to reflect such Transfer or repurchase. Any reference in this Agreement to a Capital Contribution of or Distribution to a Member that has succeeded any other Member shall include any Capital Contributions or Distributions previously made by or to the former Member on account of the Units of such former Member Transferred to such Member.

Section 3.7         Additional Members. A Person may be admitted to the Company as an Additional Member only upon furnishing to the Company (a) a letter of acceptance, in form satisfactory to the Board, of all the terms and conditions of this Agreement, and (b) such other documents or instruments as may be deemed necessary or appropriate by the Board to effect such Person’s admission as a Member. Such admission shall become effective on the date on which the Board determines that such conditions have been satisfied, upon any approval by the Members required hereby and when any such admission is shown on the books and records of the Company.

Section 3.8         Substituted Members. In connection with the Transfer of Units of a Member permitted under the terms of this Agreement, the Transferee shall become a Substituted Member on the later of (a) the effective date of such Transfer and (b) the date on which the Board approves such Transferee as a Substituted Member, and such admission shall be shown on the books and records of the Company; provided, however, in connection with a Permitted Transfer, such Permitted Transferee shall become a Substituted Member on the effective date of such Permitted Transfer.

Article IV
DISTRIBUTIONS AND ALLOCATIONS

Section 4.1          Distributions to Units.

(a)            Subject to the remainder of this Section 4.1, Section 4.3 and the Board’s right to elect to prevent any Distribution of Available Cash pursuant to Section 5.8(g) no later than five (5) Business Days prior to the applicable Payment Date (a “Distribution Block Election”) (provided that if such election is made with the unanimous consent of the Board, including the Class B Manager, such election shall not constitute a Distribution Block Election), without the need for any action by any Member and for so long as Class B Units remain outstanding, holders of Units shall be entitled to receive from the Company, and the Company shall make on each Payment Date with respect to the Fiscal Quarter then ended, Distributions of Available Cash, as follows:

(i)            first, until the Base Return has been achieved with respect to each of the Class B Units,

(A)            the Class A Distribution Percentage to the holders of Class A Units (pro rata based upon each such holder’s Class A Percentage Interest); and

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(B)            the Class B Distribution Percentage to the holders of Class B Units (pro rata based upon each such holder’s Class B Percentage Interest); and

(ii)            second, once Distributions have been made in respect of the Class B Units that result in the achievement of the Base Return with respect to each of the Class B Units,

(A)            the Residual Class A Distribution Percentage to the holders of Class A Units (pro rata based upon each such holder’s Class A Percentage Interest); and

(B)            the Residual Class B Distribution Percentage to the holders of Class B Units (pro rata based upon each such holder’s Class B Percentage Interest).

(b)            Notwithstanding anything to the contrary set forth herein, if at any time after the date hereof (i) EQT (or its successor) declares or pays a dividend to its shareholders or announces or consummates any share repurchase or similar transaction, or (ii) EQT (or its successor) or any of its Subsidiaries (excluding the Company Group) (A) incurs or borrows any long-term indebtedness for borrowed money (as determined in accordance with GAAP), (B) incurs or raises any equity financing or other capital markets financing (including by means of issuing common equity, preferred equity, or any other hybrid securities, or by a joint venture or other structured financing involving EQT or its Subsidiaries) or any other capital markets financing, or (C) (1) sells, transfers or disposes of any assets or (2) acquires any assets, in each case, whether in a single transaction or a series of related transactions, for aggregate consideration in excess of $100,000,000, in each case of the foregoing clauses (i) and (ii), where such action was authorized, approved or otherwise affirmatively taken by EQT (or its successor) or its applicable Subsidiaries (other than the Company Group) (each of the events described in clauses (i) and (ii), a “Distribution Trigger”), then the Company shall make Distributions of all Available Cash on the Payment Date immediately following the date on which the Distribution Trigger occurred in accordance with Section 4.1(a).

Section 4.2         Distributions upon a Fundamental Change. At the same time the Board approves any Fundamental Change that is expected to result in cash proceeds being made available to the Company, the Board shall also approve and the Company shall, following consummation of the Fundamental Change transaction and subject to Section 4.3, make Distributions of the cash proceeds from such Fundamental Change in accordance with Section 4.1.

Section 4.3         MVP Distributions. Notwithstanding anything to the contrary in this Agreement, at no time shall greater than 49.99% of the aggregate Fair Market Value of distributions of cash, cash equivalents and other assets (in respect of (a) a period of time or (b) any discrete distribution), as applicable, received, directly or indirectly, by the Company with respect to the Company’s direct or indirect interests in any Series A Membership Interests (such assets, the “Company MVP Assets”) be distributed to any Member other than Members Controlled by EQM or its Affiliates (the “Maximum MVP Distribution”). To ensure compliance with the Maximum MVP Distribution in connection with any Distribution pursuant to Section 4.1, the Company shall not make any such Distribution (and shall decrease such overall Distribution such that the distribution ratios in Section 4.1 are otherwise complied with) to the extent the aggregate Company MVP Assets Distributed to Members other than Members Controlled by EQM or its Affiliates in connection with such Distribution would exceed the Maximum MVP Distribution. In furtherance of the foregoing, the Company shall maintain a separate bank account into which all cash Company MVP Assets shall be deposited, and any cash Distributions made to the Members from such Company MVP Assets shall be made from such separate bank account.

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Section 4.4         Allocations. After giving effect to the allocations set forth in Section 4.5, the Company shall allocate Profits and Losses (or, to extent determined necessary or appropriate by the Board, items thereof) for each Taxable Year among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (a) the Distributions that would be made to such Member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Book Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 4.1(a) or Schedule VII(b), as applicable, to the Members, minus (b) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 4.5         Special Allocations; Other Allocation Rules.

(a)            Notwithstanding any other provisions of this Section 4.5, if there is a net decrease during a Taxable Year in Company Minimum Gain, items of income or gain of the Company for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulations Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provisions. This Section 4.5(a) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)            Notwithstanding any other provisions of this Section 4.5 (other than Section 4.5(a)), except as provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Taxable Year, each Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Taxable Year shall be allocated items of income or gain of the Company for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Sections 1.704-2(i)(4), 1.704-2(g) and 1.704-2(j)(2)(ii), or any successor provisions. This Section 4.5(b) is intended to comply with the chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted in a manner consistent therewith.

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(c)            Nonrecourse deductions (as determined in accordance with Treasury Regulations Section 1.704-2(b)(1)) for any Taxable Year shall be allocated as determined by the Board, to the extent permitted by the Treasury Regulations.

(d)            Losses attributable to Member Nonrecourse Deductions for any Taxable Year shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i).

(e)            If any Member that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Section 4.4, then items of income or gains of the Company for such Taxable Year shall be specially allocated as quickly as possible to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit; provided, that an allocation pursuant to this Section 4.5(e) shall be made only if and to the extent that such Member would have a deficit in such Member’s Capital Account after all other allocations provided in this Article IV have been tentatively made as if this Section 4.5(e) were not part of this Agreement. This Section 4.5(e) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(f)            For purposes of Treasury Regulations Section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (i) the amount of Company Minimum Gain and (ii) the total amount of Nonrecourse Built-in Gain shall be allocated among the Members as determined by the Board, to the extent permitted by the Treasury Regulations.

(g)            To the extent an adjustment to the adjusted tax basis of any Company properties pursuant to Section 732(d), 734(b) or 743(b) of the Code (including any such adjustments pursuant to Treasury Regulations Section 1.734-2(b)(1)) is required pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(m)(2), 1.704-1(b)(2)(iv)(m)(3) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to any Member in complete liquidation of such Member’s Units, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or (3) if such Treasury Regulations Section applies, or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h)            Items of income, gain, loss, expense or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Partnership Tax Audit Rules and Section 4.7.

(i)            The allocations set forth in Sections 4.5(a) through (h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make the Company’s Distributions. Accordingly, notwithstanding the other provisions of this Article IV, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero.

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(j)            Each Class B Quarterly Accrual and each payment made to Sponsor pursuant to Section 13.17 shall be treated as a “guaranteed payment” for the use of capital under Section 707(c) of the Code, and the computation of Profits or Losses for each Fiscal Year shall appropriately take into account the accrual of such “guaranteed payment;” provided, however, that, to the extent that the Class B Member does not receive a distribution on any Payment Date equal to at least the sum of (A) the Class B Quarterly Accrual for such Fiscal Quarter and (B) any Class B Quarterly Accrual for a prior Fiscal Quarter that remains unpaid as of the end of such Fiscal Quarter (such shortfall, the “Class B Distribution Shortfall”), then, solely for Capital Account and tax purposes, (i) the Class B Member shall be treated as contributing an amount equal to any increase to the Class B Distribution Shortfall for such Fiscal Quarter to the Company, (ii) the Class B Member’s Capital Account shall be increased to account for such deemed contribution and (iii) any subsequent distributions shall be treated as made in respect of the Class B Distribution Shortfall until the Class B Distribution Shortfall has been reduced to zero. Any distributions to the Class B Member for any Fiscal Year in respect of any Class B Distribution Shortfall or in excess of the sum of the Class B Quarterly Accruals for such year shall be treated as a distribution under Section 731 of the Code for U.S. federal income tax purposes and shall reduce the Class B Member’s Capital Account.

Section 4.6         Tax Allocations.

(a)            The income, gains, losses, deductions and credits of the Company will be allocated for federal, state and local income tax purposes among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated for federal, state and local income tax purposes among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)            Items of the Company’s taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Section 704(c) of the Code so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Book Value. In addition, if the Book Value of any of the Company’s asset is adjusted pursuant to the requirements of Treasury Regulations Section 1.704-l(b)(2)(iv)(f), then subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Book Value in the same manner as under Section 704(c) of the Code. The Board shall determine all allocations pursuant to this Section 4.6(b) using any manner determined by the Board that constitutes a “reasonable method” under the Treasury Regulations under Code Section 704(c).

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(c)            Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(d)            Any recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of any remedial allocations).

(e)            Allocations pursuant to this Section 4.6 are solely for purposes of U.S. federal, state and local taxes and shall not affect any Member’s Capital Account.

Section 4.7         Withholding and Indemnification for Payments on Behalf of a Member. The Company may withhold from Distributions with respect to any Unit or portions thereof if it is required by applicable law to make any payment to a Governmental Entity that is specifically attributable to a Member with respect to Units held by such Person (including federal, state or local taxes), and each such Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any such payment that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member with respect to Units held by such Person pursuant to this Agreement. Any taxes, penalties and interest payable under the Partnership Tax Audit Rules by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and the Board shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to the Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise) as reasonably determined by the Board; provided, however, for the avoidance of doubt, that if a “push-out” election under Section 6226 of the Code (or any analogous election under state or local tax law) with respect to any fiscally transparent entity in which the Company owns an equity interest is not made for any taxable period that ends prior to or includes the Execution Date, the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest payable under the Partnership Tax Audit Rules shall be specifically allocated to the Class A Member; provided, further, however, that with respect to any taxable period that includes the Execution Date, such burden shall be specifically allocated to the Class A Member only to the extent attributable to the portion of such taxable period up to and including the day immediately prior to the Execution Date. Any amounts withheld from, paid on behalf of or otherwise specifically attributable to any Member pursuant to this Section 4.7 will be treated as having been distributed to such Member. To the extent that the cumulative amount withheld or paid for any period exceeds the Distributions to which such Member is entitled for such period with respect to Units held by such Person, the Company will provide notice to such Member and such amount will (a) be treated as having been distributed to such Member as an advance against the next Distributions that would otherwise be made to such Member with respect to Units held by such Person, and such amount shall be satisfied by offset from such next Distributions or (b) if requested in writing by the Board, be contributed by such Member to the Company within 15 days of demand therefor. If a Member fails to comply with its obligation to contribute to the Company pursuant to clause (b) above, such Member shall indemnify the Company in full for the entire amount paid by the Company (including interest, penalties and related expenses). Each Member will furnish the Board with such information as may reasonably be requested by the Board from time to time to determine whether withholding is required and the amount thereof, and each Member will promptly notify the Board if such Member determines at any time that it is subject to withholding. A Member’s obligation to indemnify and make contributions to the Company under this Section 4.7 shall survive (i) the termination, dissolution, liquidation, cancellation, and winding up of the Company, and for purposes of this Section 4.7, to the fullest extent permitted by applicable law, the Company shall be treated as continuing in existence and (ii) such Member ceasing to be a Member. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 4.7 if a Member does not comply with the provisions in this Section 4.7, including instituting a lawsuit to collect such amounts required to be paid to the Company or otherwise borne by such Member, with interest calculated at a rate equal to the Prime Rate plus three percentage points per annum (but not in excess of the highest rate per annum permitted by applicable law), compounded on the last day of each Fiscal Quarter.

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Article V
MANAGEMENT

Section 5.1         Management of the Company. The Board of Managers of the Company (the “Board,” and each member of the Board, a “Manager”) shall oversee, direct and manage the activities of the Company, subject to Section 5.8 and Section 5.9. The Board hereby delegates authority to the Operator to manage and administer the day-to-day business and affairs of the Company Group pursuant to the terms of the MSA. Notwithstanding the foregoing delegation of authority to the Operator, under the direction of the Board, certain activities of the Company may be conducted on the Company’s behalf by committees or designated representatives of the Board or the officers of the Company as specified and authorized by the Board as set forth in Section 5.12.

Section 5.2         Board Composition; Term; Removal; Vacancies.

(a)            For so long as any Class B Units remain outstanding, subject to the other provisions in this Section 5.2(a) and Section 5.2(d), the Board shall consist of five Managers, (i) three of which shall be appointed by EQM (each, an “EQM Manager”) and (ii) two of which shall be appointed by the Class B Representative (each, a “Class B Manager”). From the period commencing on the Execution Date and ending on the tenth (10th) anniversary of the Closing, the appointment of any replacement Class B Manager shall require the prior approval of EQM (not to be unreasonably withheld, conditioned or delayed; provided, that failure by any replacement Class B Manager to fulfill the requirements and conditions set forth on the Schedule I shall be deemed a reasonable basis for EQM to withhold, condition or delay approval, in its sole discretion), unless such Class B Manager is an employee, senior advisor or operating partner of the Class B Member or its Affiliate. Each Manager appointed to the Board shall serve until his or her successor is duly appointed or until his or her earlier death, removal or resignation. As of the Execution Date, the initial EQM Managers and initial Class B Managers are as set forth on Schedule II.

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(b)            For so long as any Obligations and any Class B Units remain outstanding, upon the presentment to the Board for approval of the matters referred to in Section 5.8(q) (subject to conditions set forth in Section 5.14(e)), Section 5.14(d) or Section 5.14(e) (the “Material Approvals”), the Board shall, automatically, and without any further action by the Board or any Member, be reconstituted to consist of six Managers, (i) three of which shall remain EQM Managers, (ii) two of which shall remain Class B Managers and (iii) one of which shall be an Independent Manager who shall be appointed by a majority of the EQM Managers and the Class B Managers, subject to the prior consent of the Class B Representative (such consent not to be unreasonably withheld, conditioned or delayed); provided that once the subject of the Material Approval has been fully resolved (for example, either approved or declined and all related matters and decisions have been made), the Board shall, automatically, and without further action by the Board or any Member, be reconstituted to consist of five Managers, consistent with Section 5.2(a), and the Independent Manager shall resign, effective as of the date the subject of the Material Approval has been fully resolved. Notwithstanding the foregoing, if Distributions to the Class B Units equal to the Buyout Price have been made prior to the time that the subject of the applicable Material Approval has been fully resolved, the Board shall, automatically, and without further action by the Board or any Member, be reconstituted to consist of three Managers, and each of the Independent Manager and the Class B Managers shall resign, effective as of the date of that no Class B Units remain outstanding. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, and notwithstanding any duty otherwise existing at law or in equity, the Independent Manager shall consider only the interests of the Company, including its creditors, in acting or otherwise voting on the Material Approvals. Except for duties to the Company as set forth in the immediately preceding sentence (including correlative duties to the Members and the Company’s creditors solely to the extent of their respective economic interests in the Company but excluding (x) all other interests of the Members, (y) the interests of other Affiliates of the Company and (z) the interests of any group of Affiliates of which the Company is a part), the Independent Manager shall not have any fiduciary duties to the Members or any other Person bound by this Agreement, provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Independent Manager shall not be liable to the Company, the Members or any other Person bound by this Agreement for breach of contract or breach of duties (including fiduciary duties), unless such Independent Manager acted in bad faith or engaged in gross negligence or willful misconduct. No Independent Manager may be removed or replaced except for Cause and except as otherwise provided in this Section 5.2. In the event of a vacancy in the position of Independent Manager when such position is required to be filled pursuant to this Section 5.2(b), the Board, subject to the prior consent of the Class B Representative (such consent not to be unreasonably withheld, conditioned or delayed) shall, as soon as practicable, appoint a successor Independent Manager. Notwithstanding anything herein to the contrary, all right, powers and authority of the Independent Manager shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement, and the Independent Manager shall not for purposes of this Agreement otherwise be considered a “Manager,” shall not be counted towards any quorum or voting requirements and shall not have any right to vote other than, in each case, with respect to the Material Approvals under this Agreement. When the Independent Manager’s consent is required with respect to a Material Approval pursuant to this Agreement, the Independent Manager shall be provided notice of the meeting at which any Material Approval is being discussed and/or put to a vote in accordance with Section 5.3.

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(c)            Any EQM Manager, Class B Manager or Independent Manager may resign at any time by delivering a written notice to the Company. Such resignation shall be effective upon receipt of such written notice unless it is specified in such notice to be effective at some other time or upon the happening of some other event and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any EQM Manager may be removed from the Board or any committee thereof at any time and with or without cause by EQM, and any Class B Manager may be removed from the Board or any committee thereof at any time and with or without cause by the Class B Representative. The removal of an EQM Manager by EQM and Class B Manager by the Class B Representative shall be effective upon delivery of notice thereof to the Company and each of the remaining Managers. Any vacancy on the Board or any committee thereof because of resignation, death or removal of (i) an EQM Manager will be filled only by a new EQM Manager appointed by EQM in accordance with Section 5.2(a), (ii) a Class B Manager will be filled only by a new Class B Manager appointed by the Class B Representative in accordance with Section 5.2(a) and (iii) an Independent Manager will be filled only by a new Independent Manager that fulfills the criteria set forth in the definition of “Independent Manager” and in accordance with Section 5.2(b). If a Member fails to appoint a Manager pursuant to this Section 5.2, such position on the Board or committee thereof shall remain vacant until a Member exercises its right to appoint a Manager as provided herein. Any vacancies on the Board shall not be counted towards any quorum requirements under this Agreement.

(d)            As a condition to the effectiveness of each Manager’s and Board Observer’s appointment to the Board, each such Person shall fulfill the requirements and be subject to the terms and conditions set forth on the Schedule I.

Section 5.3          Board Actions; Meetings. Regular meetings of the Board shall be held no less than once each calendar quarter on such dates and at such times as shall be determined by the Board in accordance with the notice provisions in this Section 5.3. Special meetings of the Board may be called by any EQM Manager or Class B Manager, and special meetings of any committee may be called by any EQM Manager or Class B Manager on such committee. Meetings of the Board and any committee thereof shall be held telephonically or virtually, or in such other manner or place as may be determined by the Board or such committee. Notice of each meeting of the Board or any committee thereof stating the date, location, time and purpose of such meeting shall be given to each Manager of the Board or committee member, as applicable, by hand, telephone, e-mail, overnight courier or the United States mail not less than five days, with respect to regular meetings, or 48 hours, with respect to special meetings, and not more than 50 days prior to such meeting. Notice may be waived before or after a meeting or by attendance without protest at such meeting. A meeting of the Board or any committee thereof may be held by telephone conference or similar communications equipment by means of which all individuals participating in the meeting can be heard by all other individuals participating in such meeting. The Board or any committee thereof may adopt such other procedures governing meetings and the conduct of business at such meetings as it shall deem appropriate. At all duly noticed meetings of the Board and any committee thereof, the presence of a majority of the Managers entitled to vote at such meeting, including one EQM Manager and one Class B Manager, shall constitute a quorum for the transaction of business; provided, that the presence of a Class B Manager shall not be necessary to constitute a quorum at a meeting of the Board to the extent that the Board failed to reach a quorum in connection with the immediately prior meeting of the Board (called in accordance with the provisions of this Section 5.3) due to a lack of presence of the Class B Manager at such prior meeting. Participation by a Manager in a meeting in accordance with this Section 5.3 shall constitute presence in person at the meeting. If a quorum is not present at any meeting of the Board or any committee thereof, the Managers present thereat may adjourn the meeting and reconvene on a date determined by the Managers present at that meeting to a date not less than three Business Days later and not more than 60 days later with notice provided to the Board not less than 48 hours before the reconvened meeting, until a quorum is present. A Manager may be counted as present for purposes of a quorum at a meeting of the Board or a committee thereof if another Manager appointed by the same Member is present at such Board or committee meeting. Each Manager shall have one vote on all matters submitted to the Board or any committee thereof, as applicable; provided that any Manager shall be entitled to vote on behalf of any other Manager that is not present if such other Manager was appointed by the same Member. Unless otherwise expressly provided in this Agreement, including Section 5.8 and Section 5.9, approval by the majority of the Board or members of a committee, as applicable, taken at a duly convened meeting at which a quorum is present, shall be required for any act of the Board or such committee, as applicable.

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Section 5.4          Actions by Consent. Subject to Section 5.9, the actions by the Board or any committee thereof may be taken (a) by vote of the Board or such committee at a meeting thereof at which a quorum is present or (b) by written consent, so long as (i) each Manager is provided prompt, and in any event no more than 24 hours after approval by the Board of such written consent, notice of such written consent, which notice shall set forth the action(s) so taken and (ii) such written consent is executed by a majority of the Board or members of such committee (unless otherwise expressly provided in this Agreement).

Section 5.5         Material Deadlock. In the event of any Material Deadlock, the Board shall first attempt to resolve such Material Deadlock by submitting the matter to a designated EQM Manager and a designated Class B Manager for discussion and resolution. If those individuals are not able to resolve such Material Deadlock within ten Business Days after submission of the matter to them, then the Company shall not take the action with respect to the subject of such Material Deadlock; provided, however, that (a) in the event of a Material Deadlock with respect to any Annual Budget, a budget in the amount of the most recent Annual Budget previously approved by the Board, subject to an increase in expenditures not to exceed 15% of the most recent applicable Annual Budget approved (or otherwise authorized pursuant to this Section 5.5) in the aggregate, shall continue and be deemed to be the Annual Budget for the applicable Fiscal Year unless and until a new Annual Budget is approved by the Board in accordance with this Agreement and (b) notwithstanding the existence of a Material Deadlock, the Operator may take temporary steps to the extent reasonably necessary to avoid or respond to the occurrence of an Emergency, a violation of Law or a material adverse effect on the financial performance or continuing results of operations of the Company Group, taken as a whole.

Section 5.6          Minutes. All decisions and resolutions of the Board shall be reported in the minutes of the Company, which shall state the date and the resolutions approved by the Board. The minutes of the Company shall be kept at the principal office of the Company.

Section 5.7          Board Observer. EQM shall have the right to designate up to two natural persons to act as Board observers and the Class B Representative shall have the right to designate up to two natural persons to act as Board observers, in each case of the EQM designated observers and the Class B Representative designated observers, who satisfy the criteria set forth on Schedule I (each such Board observer, a “Board Observer”) at all meetings of the Board, which designation shall be made by written notice to the other Parties. Subject to the limitations set forth in this Section 5.7, each Board Observer shall be entitled to attend all meetings of the Board or any committee thereof, and the Company shall provide to the Board Observers any notices of Board or committee meetings and a copy of all meeting materials concurrently with providing such notices and materials to the Board or committee, as applicable. The Board Observers shall not have any voting rights or count towards any quorum with respect to any action brought before the Board or any committee thereof. Notwithstanding any rights to be granted or provided to the Board Observers hereunder, the Board or any two Managers acting together may exclude a Board Observer from access to any materials or meetings or portion thereof to the extent such materials or meeting or portion thereof (a) directly relate to a matter that, in the written advice of Company’s counsel, could reasonably be expected to result in the loss of attorney-client privilege or (b) contains competitively sensitive information of any Member.

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Section 5.8          Board Approval Requirement. Subject to Section 5.9 and except as contemplated in the then-applicable Annual Budget, (x) none of the Company, any of its Subsidiaries nor any officer or agent of the Company (including the Operator) on behalf of the Company or any of its Subsidiaries, shall take or consent to any of the actions described in this Section 5.8 and (y) to the extent directly related to MVP and its Subsidiaries, none of the Company (in its capacity as an equity holder in MVP) nor any member of the Series A Management Committee (as such term is defined in the MVP LLCA) appointed by the Company, EQM or its Affiliates, nor any other officer or agent of the Company, shall take or consent to (and without the approval required by this Section 5.8, each such Person shall vote against), any decision or action set forth in Section 5.8, in each case, without the approval of the Managers constituting a majority of the Board (in accordance with Section 5.3):

(a)            (x) incur or create arrangements permitting the incurrence of, or (y) repay Indebtedness, in each case of the foregoing (x) and (y), other than (i) Indebtedness that does not exceed $35,000,000 in the aggregate or is otherwise contemplated by the then-applicable Annual Budget and (ii) the assumption of the Term Loan (and the repayment thereof in accordance with the Contribution Agreement (the “Term Loan Repayment”));

(b)            (i) approve, amend or incur expenses that exceed in any respect amounts set forth in the Annual Budget, except with respect to expenditures (A) necessitated by an Emergency or (B) that would not constitute a Budget Exception or (ii) approve or amend the Annual Budget solely to the extent such Annual Budget contains (or following amendment would contain) a Budget Exception; provided that the inclusion of any Growth Capital Expenditures in an Annual Budget and the approval or incurrence of Growth Capital Expenditures shall be subject to Section 3.2(b);

(c)            initiate, settle, compromise, resolve or dismiss (or approve of the initiation, settlement, compromise, resolution or dismissal of) any claim, litigation, arbitration, administrative proceeding, or regulatory matter; which (i) involves payments in excess of $15,000,000, (ii) relates to an action for injunctive relief or (iii) relates to a criminal matter;

(d)            adopt, approve or otherwise enter into any hedging program or hedging arrangement;

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(e)           enter into, terminate, extend, amend, waive or modify the MSA or any other Affiliate Contract other than (x) terminations following the expiration of the term set forth in such agreements, (y) Renewed Contracts and Substitute Contracts and (z) extensions, amendments, waivers or modifications to (i) commercial agreements entered into on an arm’s length basis and on then-prevailing market terms, in the ordinary course of business and on terms at least as favorable in all material respects to the Company as the terms of the existing agreements prior to such actions, and (ii) commercial agreements relating to assets that are regulated by (and the pricing for which is established by) FERC, in each case, to the extent such extensions, amendments, waivers or modifications are at least as favorable, in all material respects, to the Company as the terms of the MSA or applicable Affiliate Contract prior to such actions;

(f)            change the business purpose of the Company as set forth in Section 2.4;

(g)           determine not to make or otherwise prevent any Distributions of Available Cash to the Members pursuant to Section 4.1, including determining whether to make a Distribution Block Election;

(h)            make loans or otherwise lend funds to any Person, other than (i) in connection with customary trade debt and accounts receivable, (ii) that do not exceed $10,000,000 or (iii) to a Subsidiary of the Company;

(i)            approve any Fundamental Change or an Exit Transaction, in each case, except as permitted pursuant to and in accordance with Section 9.9;

(j)            create any new, or issue any additional, Equity Securities or other securities of the Company (other than pursuant to Section 3.2(b)(ii));

(k)            create any new Subsidiary of (i) the Company, or (ii) with respect to MVP, the Series A Membership Interests, in each case other than a Subsidiary wholly owned by the Company or issue any equity interests in such Subsidiaries other than to the Company or its wholly owned Subsidiaries;

(l)            sell, lease, transfer, exchange or otherwise dispose of any interest in any material assets or properties of the Company Group or MVP in excess of $50,000,000, in a single transaction or a series of related transactions;

(m)          (i) change or replace (or consent to any assignment of the MSA that has the effect of changing or replacing) the Operator under the MSA with (A) a non-Affiliate of EQM or (B) an Affiliate of EQM that does not have the experience, safety record, creditworthiness and financial wherewithal generally acceptable for a similarly sized enterprise within the midstream natural gas industry or (ii) replace the MSA with a similar agreement;

(n)           make or agree to any acquisitions or capital expenditures, including investments in third parties, except (i) as contemplated by the then applicable Annual Budget in any Fiscal Year (including as permitted pursuant to Section 5.8(b)) or (ii) with respect to Growth Capital Expenditures, which shall be subject to the terms of Section 3.2(b);

(o)           enter into any partnership or joint venture;

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(p)           (i) enter into or consummate any merger, consolidation, combination or similar transaction with any Person or (ii) acquire (by merger, consolidation, combination or similar transaction), directly or indirectly, any assets, securities, properties or businesses, or form or acquire any interest in, or contribute any property to, any Person, in each case, that is not a direct or indirect wholly owned Subsidiary of the Company, or in the case of MVP, that is not directly or indirectly wholly owned by the Series A Membership Interests, in each case, in a single transaction or a series of related transactions;

(q)           voluntarily effect a Bankruptcy Event;

(r)            change the Company’s outside auditors or accountants to any auditor or accountant;

(s)           elect (or change any election) to have the Company or any of its Subsidiaries treated as an entity other than a partnership or disregarded entity for U.S. federal income tax purposes;

(t)            distribute any assets to the Members (or other holders of Units) in any medium other than cash (it being understood that accruals under Section 4.1 shall occur without the necessity of consent by any Person);

(u)           except as contemplated pursuant to Article IV, make any payments or Distributions to, or effect any redemptions in respect of, Units, in each case, prior to the redemption or liquidation of all Class B Units in accordance with the terms hereof, unless such redemption or liquidation is with respect to all Class B Units;

(v)            create, grant, issue or otherwise exchange any Equity Securities or other securities (other than Indebtedness to the extent permitted under Section 5.8(a)) that (i) have a liquidation preference or any rights senior to or on parity with the Class B Units, (ii) require the Company to pay Distributions that will have priority to or parity with Distributions payable on the Class B Units, or (iii) have rights to dividends or distributions that would reduce the Class B Units’ Distributions hereunder;

(w)           subject to Section 13.4, amend or waive any of the provisions of this Agreement;

(x)            (i) enter into any Material Contract, (ii) amend in any material respect, waive any material provision of, or terminate any Material Contract or Material Offtake Agreement or (iii) knowingly and intentionally take any action that would reasonably be expected to result in a material breach or default of any material provision of any Material Contract or Material Offtake Agreement;

(y)           making any material regulatory application or filing;

(z)            obtain, terminate, amend, waive or modify in any material respect any material insurance policies; or

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(aa)         take any action, authorize or approve, or enter into any binding agreement with respect to or otherwise commit to do any of the foregoing;

provided that, notwithstanding anything herein to the contrary, including the restrictions on actions by the Company contained in this Section 5.8 and Section 5.9, (x) designation as a “Founding Member” (as such term is defined in that certain Third Amended and Restated Limited Liability Company Agreement of MVP (as the same may be amended from time to time, pursuant to its terms and the terms of this Agreement, the “MVP LLCA”)), (y) any appointment or designation as a Series A Management Committee Member (as such term is defined in the MVP LLCA) and (z) all decisions, actions and approvals to be made, taken, granted or withheld, as the case may be, by the Series A Management Committee (as such term is defined in the MVP LLCA) shall be reserved for EQM, in its sole discretion, but only to the extent such decisions, actions and approvals (I) do not pertain exclusively to the Mainline Facilities (as such term is defined in the MVP LLCA), (II) would not reasonably be expected to result in the creation or existence of any lien or encumbrance on any portion of the Mainline Facilities that would be material to the Mainline Facilities, taken as a whole, or (III) would not reasonably be expected to result in the cessation or interruption of operations at the Mainline Facilities for a period of time that would exceed the then-applicable period during which payments are required to be made under applicable offtake and shipper agreement(s) pursuant to the terms of and standards under such agreement(s) in respect of the Mainline Facilities, in each case, without giving effect to any waivers by the parties thereto, and none of Sponsor, any Class B Member nor the Class B Managers shall have any rights with respect thereto by virtue of this Agreement or the business relationship established hereby.

Section 5.9            Other Approval Requirements.

(a)           Notwithstanding anything to the contrary in this Agreement (other than the last sentence of this Section 5.9(a)), if there are any Class B Units that remain outstanding as of any time of determination, then prior to any member of the Company Group, any officer, agent or other representative of the Company Group (including the Operator) taking any of the actions set forth in Section 5.8 other than the Board Reserved Matters, the Company shall first obtain the approval of the Class B Representative (“Class B Representative Approval”). “Board Reserved Matters” shall mean: (i) prior to the achievement of the Base Return in respect of all outstanding Class B Units, the actions set forth in Section 5.8(b)(i)(A), Section 5.8(c)(i), Section 5.8(d), Section 5.8(g), Section 5.8(r), Section 5.8(y) and Section 5.8(z); and (ii) after the achievement of the Base Return in respect of all outstanding Class B Units, all of the actions set forth in Section 5.8 other than Section 5.8(e). If any action set forth in Section 5.8 constitutes a Board Reserved Matter as of any time of determination, such action by any member of the Company Group, any officer, agent or other representative of the Company Group (including the Operator) shall not require Class B Representative Approval. Notwithstanding the foregoing, following the beginning of the Buyout Period, neither Class B Representative Approval nor any other approval by any Class B Member shall be required in respect of any action by any member of the Company Group or any officer, agent or representative of the Company (including the Operator) on behalf of the Company Group if such action would result in the receipt by all holders of Class B Units of the then-applicable Buyout Price.

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(b)           For so long as any Obligations and any Class B Units remain outstanding, none of the members of the Company Group nor any officer, agent or representative of the Company (including the Operator) on behalf of the Company Group, nor the Board, shall take any action that constitutes a Material Approval without the consent of the Independent Manager.

Section 5.10         Committee Membership. Each of EQM and the Class B Representative shall have the right to have at least one EQM Manager and Class B Manager, respectively, appointed to serve on each committee of the Board.

Section 5.11         Limitation of Liability; Manager Insurance.

(a)           Except as otherwise provided herein or in any agreement entered into by such Person and the Company and to the maximum extent permitted by the Act, no present or former Manager, nor any such Manager’s Affiliates, employees, agents or representatives, shall be liable to the Company or to any Member for any losses sustained or liabilities incurred as a result of any act or omission performed or omitted by such Person in its capacity as Manager, or otherwise; provided that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s actual fraud, willful misconduct or knowing violation of law, in each case as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). Each Manager shall be entitled to rely, and shall incur no liability in acting or refraining from acting, upon (i) the advice of legal counsel, independent public accountants and other experts, including financial advisors, and (ii) any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and any certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge and, in each case, any act of or failure to act by such Manager in good faith reliance on such advice or documentation shall in no event subject such Manager or any of such Manager’s Affiliates, employees, agents or representatives to liability to the Company or any Member for any losses sustained or liabilities incurred as a result thereof, or otherwise.

(b)           Further, and for the avoidance of doubt, no present or former EQM Manager nor any such EQM Manager’s Affiliates, employees, agents or representatives, shall be liable to the Company or to any Member for any losses sustained or liabilities incurred as a result of any act or omission performed or omitted by such EQM Manager in its capacity as Manager solely on the basis of or in connection with any decisions, actions or inactions of EQM or any of its Affiliates in respect of any agreements or transactions in which EQM or any of its Affiliates is a counterparty to the Company or and of its Subsidiaries or MVP.

(c)            Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.11(a) shall limit or waive any claims, actions, rights to sue, other remedies or other recourse the Company, any Member or any other Person may have against any Member or Manager for a breach of contract claim relating to any binding agreement, including this Agreement.

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(d)            The Company shall obtain and maintain, at its sole cost and expense, director and officer insurance, which director and officer insurance shall be with an underwriter or underwriters, and having coverage limits and other terms and conditions, reasonably acceptable to the Board.

Section 5.12         Officers.

(a)            The officers of the Company shall be such officers as the Board from time to time may deem proper. All officers of the Company shall be appointed by the Board. All officers shall each have such powers and duties as generally pertain to their respective offices or as may be prescribed by the Board.

(b)            Each officer shall hold office until such person’s successor shall have been duly elected and shall have qualified or until such person’s death or until he shall resign or be removed pursuant to Section 5.12(c).

(c)            Any officer elected, or agent appointed, by the Board may be removed, with or without cause, by the Board whenever, in its judgment, the best interests of the Company would be served thereby. No elected officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

(d)            A newly created office and a vacancy in any office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term.

Section 5.13          Enforcement of Affiliate Contracts.

(a)            In the event of any material breach or material default under any Affiliate Contract by an Affiliated Counterparty, (x) the Company shall promptly give written notice to all non-conflicted Members detailing such material breach or material default, and (y) any non-conflicted Member may give written notice to the Company and to the Member affiliated with such Affiliated Counterparty, which notice shall set forth (i) the identity of the Affiliated Counterparty, (ii) the Affiliate Contract under which such Affiliated Counterparty is alleged to have materially breached or materially defaulted and (iii) with reasonable specificity, the facts and circumstances alleged to have resulted in a material breach or material default. Upon receipt of such written notice, the Member affiliated with such Affiliated Counterparty shall have 45 days to cause the Affiliated Counterparty to cure any such material breach or material default or such shorter cure period from the date of breach or default as provided for under the relevant Affiliated Contract. If, following such cure period, such material breach or material default has not been cured by such Affiliated Counterparty, such notifying non-conflicted Member(s) shall be entitled to cause the Company or its applicable Subsidiary to enforce its rights and remedies in respect of such material breach or material default, without the requirement of the approval by the Board or any other Person, including the other Member(s). For the avoidance of doubt, any breach or default of payment obligations or any other breach or default under any Affiliate Contract by an Affiliated Counterparty that would, with or without notice or the passage of time, provide the Company or its applicable Subsidiary with a right to terminate or otherwise result in a suspension or termination of such Affiliate Contract, shall be deemed to be “material” for purposes of this Section 5.13.

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(b)            Without limiting the generality of the foregoing, in the event of any breach or default under the Contribution Agreement by any Contributor (as defined in the Contribution Agreement) or by EQT of its obligations set forth in Article XII and Schedule IV, the Company shall promptly give written notice to Sponsor detailing such breach or default, and Sponsor shall be entitled to cause the Company or its applicable Subsidiary to enforce its rights and remedies in respect of such breach or default, including with respect to rights for indemnification against such Contributor(s) (as defined in the Contribution Agreement), without the requirement of Board Approval or the approval of any other Person, including the other Member(s).

(c)            Any reasonable, documented, out-of-pocket costs and expenses incurred by Sponsor or its Affiliates in connection with the exercise of its rights under this Section 5.13 shall be borne by the Company and shall be reimbursed by the Company promptly (and in any event no later than five Business Days) following written notice thereof from Sponsor (together with reasonable supporting documentation of such costs and expenses).

Section 5.14         Separateness. This Section 5.14 is being adopted, inter alia, in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

(a)            The Company shall (and shall cause its Subsidiaries to) take all reasonable steps to maintain its identity as a separate legal entity from each other Person that is not a member of the Company Group and to make it manifest to third parties that each member of the Company Group is a separate legal entity from any other Person that is not a member of the Company Group. Without limiting the generality of the foregoing, the Company shall, on behalf of itself and the Company Group:

(i)             maintain its own separate books, records and agreements as official records and separate from those of its Affiliates and Members and all other Persons;

(ii)            maintain its bank accounts with commercial banking institutions separate from those of its Affiliates and Members and all other Persons, and ensure that the funds of the Company Group will not be diverted to any Affiliates, Members or any other Persons or for other than the use of the Company Group;

(iii)           at all times hold itself out to the public as a legal entity separate from its Affiliates and Members and all other Persons and not identify itself or hold itself out as a division of any other Person;

(iv)          ensure that all transactions between it and any of its Affiliates, Members (or Affiliates of Members), or any other Person, whether currently existing or hereafter entered into, shall be only on an arm’s length basis, it being understood and agreed that the transactions contemplated in the Transaction Documents meet the requirements of this clause (iv);

(v)            conduct its business (including entry into contracts or purchase orders) in its own name, strictly comply with all organizational formalities to maintain its separate existence and hold all of its assets in its own name and not commingle its property with the property of any of its Affiliates and Members or any other Persons (except, in each case, other members of the Company Group);

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(vi)          maintain financial statements separate from those of its Affiliates, Members or any other Person, except as contemplated by, and in accordance with, the Transaction Documents;

(vii)         hold at least quarterly meetings of the Board as required pursuant to Section 5.3 and otherwise observe all organizational formalities set forth in the Governing Documents;

(viii)        have no employees;

(ix)           not hold out its credit or assets as being available to satisfy the obligations of any other Person, including EQM and its Affiliates; provided that the Term Loan Repayment shall be permitted;

(x)            not become or remain liable, directly or contingently, in connection with any indebtedness or other liability of EQT or any of its Subsidiaries, whether by guaranty, indorsement (other than indorsements of negotiable instruments for deposit or collection in the ordinary course of business), agreement to purchase or repurchase, agreement to supply or advance funds or otherwise; provided that the Term Loan Repayment shall be permitted;

(xi)           not grant or permit to exist any lien, encumbrance, claim, security interest, pledge or other right in favor of any Person in the assets of the Company Group that secures the obligations or is for the benefit of EQT and its Subsidiaries;

(xii)          not make any loans or advances or transfer any funds to EQT or its Subsidiaries except for Distributions;

(xiii)         file its own tax returns to the extent required by applicable law and pay on its own behalf any taxes that are payable by the Company;

(xiv)         not commingle its funds or assets with the funds or assets of any other Person (except other members of the Company Group) and hold all of its funds and assets in its own name (or in the name of another member of the Company Group);

(xv)          pay its own liabilities and expenses only out of its own funds;

(xvi)         to the extent that it requires an office to conduct its business, conduct its business from an office at a separate address from any of its Affiliates or otherwise apportion the cost of shared offices equitably;

(xvii)        correct any known misunderstanding regarding its existence as a separate legal entity;

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(xviii)      after giving effect to the transactions contemplated in the Transaction Documents, not acquire any obligations or securities of EQT or any of its Subsidiaries;

(xix)         maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business purpose, transactions and liabilities;

(xx)          maintain its assets in such a manner that it is not costly or difficult in any material respect to segregate, ascertain or identify its individual assets from those of any other Person or as permitted by the Transaction Documents;

(xxi)         not engage, directly or indirectly, in any business other than the actions required or permitted to be performed under this Agreement or the Transaction Documents;

(xxii)        except as contemplated or permitted herein or by the Transaction Documents, (x) not incur, create or assume any indebtedness, or own or acquire any stock or securities, of any Person, or (y) pledge its assets for the benefit of any other Person or assume or guarantee any of the obligations or liabilities of any other Person;

(xxiii)       observe all corporate formalities and other formalities required by its certificate of formation, this Agreement and any other of its organizational documents; and

(xxiv)       allocate fairly and reasonably any overhead expenses that are shared between any member of the Company Group and any other Person (except other members of the Company Group) in a manner customary for businesses similarly-situated to the Company and the other members of the Company Group; and

(xxv)        take, or refrain from taking, as the case may be, all other actions that are necessary to be taken or not to be taken in order to maintain its separate existence.

(b)           To the fullest extent permitted by law, failure of the Company, the Members or the Managers on behalf of the Company to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of any Member.

(c)           The Members acknowledge and agree that the Company is a special purpose, non-guarantor unrestricted (if applicable) Subsidiary of EQT and any Affiliate thereof and that the investment in the Company by Sponsor is made in reliance on the corporate separateness of the Company from EQT and its Affiliates.

(d)           (i) The definitions of “Independent Manager” and “Bankruptcy Event” or (ii) this Section 5.14 and Section 5.2(b) (collectively, the “Special Purpose Provisions”) shall only be amended by unanimous approval of the Board and the Independent Manager, unless such amendment, alteration, change or repeal shall become effective contemporaneously with and conditioned upon the Base Return having been achieved for all Class B Units and no Class B Units remaining outstanding. In the event of any conflict between any Special Purpose Provisions and any other provision of this Agreement or any other document governing the formation, management or operation of the Company, the Special Purpose Provisions shall control.

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(e)           Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Board, any Officer or any other Person, none of the Board, any Officer or any other Person shall be authorized or empowered, nor shall they permit the Company, without the prior consent of the Independent Manager and the Class B Representative, to cause any Bankruptcy Event or event requiring a Material Approval to occur; provided, however, that the foregoing restriction shall not apply if such Bankruptcy Event shall occur and become effective contemporaneously with and conditioned upon fulfillment of the Obligations in full.

Section 5.15         Insurance for Transferred Assets. On the date hereof, the Operator has, on behalf of the Company Group, entered into, at the Company’s sole cost and expense, insurance with respect to the Transferred Assets, with coverage limits and other terms and conditions reasonably acceptable to the Board (including the Class B Manager).

Article VI
EXCULPATION AND INDEMNIFICATION; DUTIES

Section 6.1            Indemnification.

(a)            Subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals (a “Proceeding”), in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, gross negligence or willful misconduct. Any indemnification pursuant to this Section 6.1 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b)           Any right to indemnification conferred in this Section 6.1 shall include a limited right to be paid or reimbursed by the Company for any and all reasonable expenses as they are incurred by a Indemnitee entitled or authorized to be indemnified under this Section 6.1 who was, is or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Indemnitee’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Indemnitee in advance of final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Indemnitee of its good faith belief that he has met the requirements necessary for indemnification under this Section 6.1 and a written undertaking by or on behalf of such Indemnitee to promptly repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section 6.1 or otherwise.

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(c)            The indemnification provided by this Section 6.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)            Without limiting the Company’s obligation to procure director and officer insurance pursuant to Section 5.11(d), the Company may purchase and maintain insurance, on behalf of the Company, its Affiliates, the Indemnitees and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s or any of its Affiliate’s activities or such Person’s activities on behalf of the Company or any of its Affiliates, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)            The provisions of this Section 6.1 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(f)             Any amendment, modification or repeal of this Section 6.1 or any provision hereof shall be prospective only and shall not in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(g)            TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO Section 6.1(a), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS Section 6.1 ARE INTENDED BY THE MEMBERS TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

Section 6.2            Liability of Indemnitees.

(a)            Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members, any Substituted Member or any Additional Member, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee breached this Agreement or aided and abetted a breach of this Agreement, acted in bad faith or engaged in fraud, gross negligence, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

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(b)           Any amendment, modification or repeal of this Section 6.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 6.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.3            Duties.

(a)            To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Managers (each in his or her capacity as a Manager) shall owe no fiduciary or similar duty or obligation whatsoever to the Company, any Member or other holder of Units or any other Person. Whenever the Board, or any committee thereof, makes a determination or takes or declines to take any other action, then, unless another express standard is provided for in this Agreement (including, for the avoidance of doubt, as provided in the preceding sentence), the Board, or such committee (as the case may be), shall make such determination or take or decline to take such other action in good faith and shall not be subject to any higher standard contemplated hereby or under the Act or any other law or at equity. A determination, other action or failure to act by the Board or any committee thereof (as the case may be) will be deemed to be in good faith unless the Board or any committee thereof (as the case may be) believed such determination, other action or failure to act was adverse to the interests of the Company. In any proceeding brought by the Company, any Member or any Person who acquires an interest in a Unit or any other Person who is bound by this Agreement challenging such action, determination or failure to act, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act was not in good faith. Notwithstanding the foregoing, to the fullest extent permitted by law, including Section 18-1101(e) of the Act, no Manager shall be liable to the Company, any Member or other holder of Units or any other Person for breach of duties (including fiduciary duties), unless such Member acted in bad faith or engaged in willful misconduct.

(b)            To the extent that, at law or in equity, a Member (in its capacity as such) owes any duties (including fiduciary duties) to the Company, any other Member or other holder of Units or any other Person pursuant to applicable laws or this Agreement such duty is hereby eliminated to the fullest extent permitted pursuant to law, including Section 18-1101(c) of the Act, it being the intent of the Members that to the extent permitted by law and except to the extent another express standard is specified elsewhere in this Agreement, no Member (in its capacity as such) shall owe any duties of any nature whatsoever to the Company, the other Members or any other holders of Units or any other Person, other than the duty of good faith and fair dealing, and each Member may decide or determine any matter in its sole and absolute discretion taking into account solely its interests and those of its Affiliates (excluding the Company and its Subsidiaries) subject to the duty of good faith and fair dealing. To the fullest extent permitted by law, including Section 18-1101(e) of the Act, no Member shall be liable to the Company, any other Member or other holder of Units or any other Person for breach of duties (including fiduciary duties), unless such Member acted in bad faith or engaged in willful misconduct.

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(c)            Subject to, and as limited by the provisions of this Agreement, all officers of the Company in the performance of their duties as such, shall act in good faith and to the best of their abilities.

(d)            The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties (including fiduciary duties) and liabilities of the Board, an officer of the Company or a Member otherwise existing at law, in equity or by operation of the preceding sentences, are agreed by the Company and the Members to replace such duties and liabilities of the Board, such officer or Member. The Members (in their own names and in the name and on behalf of the Company), acknowledge, affirm and agree that (a) none of the Members would be willing to make an investment in the Company or enter into this Agreement in the absence of this Section 6.3, and (b) they have reviewed and understand the provisions of Section 18-1101(c) and (e) of the Act.

(e)            Nothing in this Agreement is intended to or shall eliminate any implied contractual covenant of good faith and fair dealing or otherwise relieve or discharge any Member from liability to the Company or the Members on account of any fraudulent or intentional misconduct of such Member.

Section 6.4            Lack of Authority. No Member in its capacity as such has any management power over the business and affairs of the Company or the authority or power to act for or on behalf of the Company in any manner or way, to bind the Company, or do any act that would be (or could be construed as) binding on the Company, in any manner or way, or to make any expenditures on behalf of the Company, unless such specific authority and power has been expressly granted to and not revoked from such Member by the Board. The Members hereby consent to the exercise by the Board of the powers conferred on it by law and this Agreement. For the purposes of clarity, nothing in this Section 6.4 is intended to, and nothing in this Section 6.4 shall be construed to, derogate from the rights of the Class B Members expressly contemplated by this Agreement.

Section 6.5            Corporate Opportunities.

(a)            Except as otherwise provided in any other agreement or contract to which the Company is a party, including the MSA, (i) each Member and officer of the Company and their respective Affiliates shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Company, independently or with others, including business interests and activities in direct competition with the business and activities of the Company, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to the Company or any Member, and (ii) none of the Company, any Member or any other Person shall have any rights by virtue of this Agreement or the business relationship established hereby in any business ventures of any Member or officer of the Company and their respective Affiliates.

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(b)            None of the Company, any Member or their respective Affiliates shall have any duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company, any Member or their respective Affiliates or to refrain from any actions specified in Section 6.5(a). The Company, on its own behalf and on behalf of its Affiliates and Members, hereby irrevocably waives any right to require any Member or its Affiliates to act in a manner inconsistent with the provisions of this Section 6.5(b). Except as provided for herein, no Member or its Affiliates shall be liable to the Company, any other Member or their respective Affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6.5, or of any such Person’s participation in any activities or omissions of the types referred to in this Section 6.5.

(c)            Notwithstanding the generality of the foregoing Section 6.5(a), and subject to the final proviso of Section 5.8, for so long as EQM is a Founding Member (as defined in the MVP LLCA) in connection with any Additional Transportation Facilities (as defined in the MVP LLCA) contemplated by MVP (a “Growth Opportunity”), EQM shall provide Sponsor (for so long as Sponsor holds Class B Units and subject to any applicable confidentiality obligations) a description of such Growth Opportunity, including (i) the estimated financing process required in respect thereof, (ii) EQM’s good faith estimate of the anticipated budget, including capital expenditure, if any, relating to the Growth Opportunity and (iii) upon the reasonable request of Sponsor any reports or related supporting information that are prepared by the Company or its Subsidiaries in the ordinary course (or are otherwise not materially burdensome to prepare) and that are customarily provided to potential financing sources for a similar transaction, and shall consider, in good faith, any firm proposal from Sponsor or its Affiliates to pursue such Growth Opportunity through the Company or its Subsidiaries.

Article VII
BOOKS, RECORDS, ACCOUNTING AND REPORTS; INSPECTION

Section 7.1            Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 7.2 or pursuant to applicable laws, on an accrual basis in accordance with GAAP.

Section 7.2            Information Rights; Reports.

(a)            The Company shall deliver or cause to be delivered to each Member, within 120 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2025), audited consolidated statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Year, and audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year (collectively, the “Annual Statements”). All Annual Statements shall be accompanied by (i) with respect to the consolidated portions of the Annual Statements, an opinion of an independent accounting firm of recognized national standing acceptable to the Board and (ii) a copy of such firm’s annual management letter to the Board or the governing board of directors or managers of any Subsidiary of the Company.

(b)            The Company shall deliver or cause to be delivered to each Member, within 60 days after the end of each of the first three Fiscal Quarters (commencing with the quarter ending March 31, 2025), unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the Fiscal Year to the end of such Fiscal Quarter, and unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter (collectively, the “Quarterly Statements”).

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(c)            The Company shall use commercially reasonable efforts to deliver or cause to be delivered to the Board, (i) not later than 15 days prior to the end of each Fiscal Year (commencing with the Fiscal Year beginning on January 1, 2026), the Annual Budget, in a form substantially similar in form and substance as the Initial Budget, prepared on a monthly basis for the Company and its Subsidiaries for the following Fiscal Year; provided that the Annual Budget for the 2025 Fiscal Year shall be provided to the Board within 15 Business Days of the Execution Date (subject to the requirements of Section 5.8 and Section 5.9), (ii) promptly upon completion thereof, any other significant budgets prepared by the Company or any of its Subsidiaries and any material revisions of such Annual Budget or other budgets and (iii) simultaneously with the delivery of any Annual Statements or Quarterly Statements, as applicable, a comparison of (A) such Annual Statements or Quarterly Statements to the Annual Budget or quarterly portion thereof for such Fiscal Year or Fiscal Quarter, as applicable, and (B) the Company’s and its Subsidiaries’ capital expenditures for such Fiscal Year or Fiscal Quarter to the corresponding Annual Budget or quarterly portion thereof, as applicable.

(d)            The Company shall deliver to the Class B Representative the following:

(i)             notice of, including copies of the definitive documentation related thereto, the entry into, extension, amendment, waiver, modification or termination of any agreement or arrangement, including with respect to the sale, exchange or disposition of any interest in the assets or property of the Company, of more than $100,000,000 in any one or series of related transactions, such notice to be provided within 15 days of the entry into such agreement or arrangement;

(ii)            notice of, including copies of any material consent orders, judgements, decrees or other similar documents, the initiation, settlement, compromise, resolution or dismissal of any litigation, arbitration or administrative proceedings in which the amount in controversy is greater than $15,000,000 or is with respect to any material action for injunctive relief or relating to a material criminal matter within 15 days of receipt by the Company of notice thereof;

(iii)          subject to prohibitions under applicable law or any contractual restriction binding on any member of the Company Group or its assets (including confidentiality obligations), (x) notice of, including copies of any communication with any Governmental Entity, including FERC, that is material to the financial performance or continuing results of operations of the Company Group, taken as a whole, and (y) notices of material violation of laws, regulations or permits by any member of the Company Group received from any Person;

(iv)           notice of, including copies of, any reports required to be delivered to the Company pursuant to the MSA; and

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(v)           any other information requested by the Class B Representative reasonably required in connection with its reporting obligations to its, direct and indirect, limited partners, noteholders, owners or co-investors.

(e)            The Company shall deliver or cause to be delivered to each Member, promptly (but in any event within 10 Business Days) upon it becoming aware thereof, notice of the occurrence of any of the following, as well as a reasonably complete description of the facts and circumstances (including any estimated amounts payable to Members in connection therewith, if applicable) any (i) Fundamental Change or (ii) Trigger Event.

(f)            The Company shall deliver or cause to be delivered to each Member, promptly upon the reasonable request of such Member, such other reports and information (in any form, electronic or otherwise) in order for such Member to complete any management report on internal control over financial reporting, any certification of disclosure under applicable law or any attestation by an independent auditor with respect to any of the foregoing.

For purposes of this Section 7.2, MVP (solely with respect to information received by (x) EQM and its Affiliates in its capacity as a member of the Series A Management Committee applicable to the Mainline Facilities or (y) the Company or its applicable Subsidiary in connection with the ownership of Series A Membership Interests) shall be considered a Subsidiary of the Company.

Section 7.3            Accounts. The Operator shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with financial institutions and firms that the Operator may determine. All such accounts shall be and remain the property of the Company and all funds shall be received, held and disbursed for the purposes specified in this Agreement.

Section 7.4            Inspection by Members. Except as may be necessary to preserve attorney-client or similar privilege of the Company (as determined in good faith by the Company’s legal counsel), any Member, and any accountants, attorneys, financial advisors and other representatives of such Member, may from time to time at such Member’s sole expense for any reasonable purpose, visit and inspect the respective properties of the Company or any of its Subsidiaries, examine (and make copies and extracts of) the Company’s or any of its Subsidiaries’ respective books, records and documents of any kind, and discuss the Company’s or any of its Subsidiaries’ respective affairs with its employees or independent accountants, all at such reasonable times during normal business hours as such Member may request upon at least 20 Business Days’ advance written notice to the Company and in a manner that does not unreasonably interrupt or interfere with the operations of the Operator or the Company Group; provided, however, that (i) no Member shall be entitled to engage in such visit, inspection, examination or discussion as provided for in this Section 7.4 on more than three occasions in any one Fiscal Year and (ii) to the extent a Member intends to discuss any matters related to the Company with any third party accountants of the Company, such Member will provide prior written notice to the Board and permit one or more representatives of the Company to attend such discussion. Any Member that exercises its right of access under this Section 7.4 (an “Accessing Member”) shall (and does hereby agree to) assume, be responsible for and pay on a current basis, and shall (and does hereby agree to) defend, release, indemnify and hold harmless the Company, its Subsidiaries and the other Members (other than the Accessing Members), from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts (whether or not involving a third party claim) arising from, based upon, related to or associated with such Accessing Member’s or its representatives’ access pursuant to this Section 7.4. For purposes of this Section 7.4, MVP (solely with respect to information received by (x) EQM and its Affiliates in its capacity as a member of the Series A Management Committee applicable to the Mainline Facilities or (y) the Company or its applicable Subsidiary in connection with the ownership of Series A Membership Interests) shall be considered a Subsidiary of the Company.

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Section 7.5            Public Disclosure. Unless required by law, including the rules and regulations of any securities exchange (with the advice of counsel to the Company), no press release or public announcement related to the Company, any of the Company’s Subsidiaries, this Agreement or the transactions contemplated herein or any other announcement or communication shall be issued or made by any Member, a Manager, the Company or any of its Subsidiaries without the advance approval of the Board, in which case the Board shall be provided a reasonable opportunity to review and provide suggested comments concerning the disclosure contained in such press release, announcement or communication prior to issuance, distribution or publication. The foregoing restriction shall not apply to the extent that the disclosing Member, Manager, the Company or relevant Subsidiary is making such communication pursuant to any of such Person’s bona fide financial or public reporting obligations under applicable law, including the rules and regulations of any securities exchange (including reasonable and customary disclosures of non-competitively sensitive information, as determined by such disclosing Person in its reasonable discretion, in response to questions on earnings calls). Notwithstanding anything to the contrary in this Section 7.5, (a) Sponsor shall be provided a reasonable opportunity to review and provide suggested comments to any press release, public announcement or other disclosure that contains the name of Sponsor or any of its Affiliates and (b) except to the extent required by required by law, including the rules and regulations of any securities exchange (with the advice of counsel to the Company), no such press release, public announcement or other disclosure containing the name of Sponsor or any of its Affiliates shall be issued or made without the advance approval of Sponsor.

Article VIII
TAX MATTERS

Section 8.1            Preparation of Tax Returns. The Company shall cause to be prepared and timely filed all necessary federal, state and local tax returns for the Company. The Company shall provide each Member and, in the case of clauses (a) and (b) below, each Person who was a Member at any time during a taxable year, with (a) an estimated K-1 no later than 60 days after the end of the applicable taxable year for such Member’s review and comment, and the Company shall incorporate all reasonable comments provided by any such Member to the Company within 20 days after receipt of such estimated K-1; provided, further, that the Parties agree that any comment necessary to ensure such Tax Return is prepared in accordance with this Agreement and in accordance with Applicable Law (at a “more likely than not” or higher level of comfort) shall be deemed reasonable for purposes of this clause (a), (b) a final K-1 reflecting such reasonable comments (and any other information necessary for the preparation of such Person’s United States federal and state income tax returns) no later than 150 days after the end of the applicable taxable year and (c) information reasonably requested by such Member to allow it to calculate its federal and state quarterly estimated tax payments for the second, third and fourth quarter of the applicable taxable year no later than 20 days prior to the due date of the applicable federal quarterly estimated tax payment. Each Member agrees that it shall not, without the prior written consent of the Board (such consent not to be unreasonably withheld, conditioned or delayed), (x) treat, on its own income tax returns, any item of income, gain, loss, deduction or credit relating to its interest in the Company in a manner inconsistent with the treatment of such items by the Company as reflected on the final K-1 or other information statement furnished to such Member or (y) file any claim for a refund relating to any such item based on, or which would result in, such inconsistent treatment.

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Section 8.2            Tax Elections. The Company shall make the following elections:

(a)            to elect the calendar year as the Company’s Fiscal Year;

(b)            to elect the accrual method of accounting;

(c)            if requested by a Member, to elect, in accordance with Section 754 of the Code and applicable Treasury Regulations and comparable state law provisions, to adjust basis in the event any interest of the Company is transferred in accordance with this Agreement or any Company property is distributed to any Member;

(d)            to elect to deduct and amortize all costs of the Company to the extent permitted under Section 709 of the Code; and

(e)            subject to Section 5.8(s) and Section 8.3, any other elections determined by the Board.

Each Member will upon request supply any information necessary to give proper effect to any elections made by the Company.

Section 8.3            Tax Controversies. EQM shall be the Partnership Representative for purposes of the Partnership Tax Audit Rules. If the Partnership Representative is not a natural person, the Partnership Representative shall designate a “designated individual” to act on behalf of the Partnership Representative and such designated individual shall be subject to replacement by the Partnership Representative in accordance with Treasury Regulations Section 301.6223-1, and the Partnership Representative shall be responsible for the actions of the “designated individual” in their capacity as such. In addition, (a) the Board is hereby authorized to take, or cause the Company to take, such other actions as may be necessary or advisable pursuant to Treasury Regulations or other guidance to ratify the designation, pursuant to this Section 8.3, of EQM, or its designee, as the Partnership Representative; and (b) each Member agrees to take such other actions as may be requested by the Board to ratify or confirm any such designation pursuant to this Section 8.3. The Partnership Representative is authorized to take such actions and to execute and file all statements and forms on behalf of the Company that are approved by the Board and are permitted or required by the applicable provisions of the Partnership Tax Audit Rules (including making a “push-out” election under Section 6226 of the Code or any analogous election under state or local tax law and taking any actions it deems necessary or appropriate to comply with the requirements of the Code and conduct the Company’s affairs under Sections 6221 through 6241 of the Code); provided, however, that the Partnership Representative shall (x) use commercially reasonable efforts to comply with a Member’s reasonable request to modify any adjustments attributable to such Member by application of Section 6225(c) of the Code (or any analogous applicable provision of state or local law) and (y) for the Taxable Year of the Company that includes the Execution Date, make a “push-out” election under Section 6226 of the Code (or any analogous election under state or local tax law). The Partnership Representative shall keep the Members reasonably informed of any material Tax audit or administrative or judicial proceeding, including promptly notifying Members of the beginning and completion of such Tax audit or administrative or judicial proceeding involving the Company upon such notice being received by the Partnership Representative. Each Member agrees to use commercially reasonable efforts to cooperate with the Partnership Representative in accordance with this Section 8.3 in connection with any examination of the Company’s affairs by any U.S. federal, state, or local tax authorities, including resulting administrative and judicial proceedings; provided, however, that no Member shall have an obligation to file any amended tax return. No Member shall have any claim against the Partnership Representative, the Board or the Company for any actions taken (or any failures to take action) by such Persons in good faith pursuant to this Agreement. Any cost or expense incurred by the Partnership Representative or designated individual in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

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Article IX
UNITS; UNIT TRANSFERS; OTHER EVENTS

Section 9.1            Record Holders. The Company shall keep a register or other records which reflect the Units. Except as otherwise required by law, the Company shall be entitled to, and shall only, recognize the exclusive right of a Person registered on its books as the record holder of a Unit, whether or not represented by a certificate, to receive distributions in respect of such Unit, to vote as the owner of such Unit and to be entitled to the benefits, and subject to the obligations, of this Agreement with respect to such Unit.

Section 9.2            Transfer Restrictions.

(a)            No Member may Transfer any of its Units except in accordance with this Section 9.2 and, if applicable, Section 9.8 and Section 9.9.

(b)            Subject to the final sentence of this Section 9.2(b), Sponsor and its Permitted Transferees shall not Transfer any of their Class B Units, in a single transaction or series of related transactions, without the prior written consent of EQM except (i) for Transfers by Sponsor or its Permitted Transferees to any Permitted Transferee of Sponsor; provided that, in the case of such a Transfer to a Permitted Transferee that is not already a party hereto, such Permitted Transferee complies with Section 3.8, Section 9.2(e) and Section 9.4, or (ii) Transfers by Sponsor or its Permitted Transferees to any Person other than a Permitted Transferee of Sponsor of a number Class B Units equal to or greater than 35,000,000 so long as after consummation of such Transfer the Blackstone Affiliated Parties continue to, directly or indirectly, (x) Control the Class B Member and (y) own, beneficially or of record, at least 50% of the Class B Units owned by the Class B Member as of the Closing, with respect to all such Transfers contemplated by this clause (ii); provided that, in the case of such a Transfer, such Person complies with Section 3.8, Section 9.2(e) and Section 9.4. Following the occurrence of a Trigger Event, if such Trigger Event remains uncured following the expiration of any actual applicable cure period, the restrictions on transfers set forth in this Section 9.2(b) shall no longer have any force or effect.

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(c)            Notwithstanding anything to the contrary herein, from and after the date that is the tenth (10th) anniversary of the date hereof, if a Trigger Event has not yet occurred, Sponsor may Transfer all of its Class B Units; provided that, in the case of such a Transfer, such Person complies with Section 3.8, Section 9.2(e) and Section 9.4.

(d)           At any time any Class B Units remain issued and outstanding, EQM and its Permitted Transferees shall not Transfer any of their Class A Units, in a single transaction or series of related transactions without the prior written consent of the Class B Representative, except for (i) Transfers by EQM or its Permitted Transferees to any Permitted Transferee of EQM; provided that, in the case of such a Transfer to a Permitted Transferee that is not already a party hereto, such Permitted Transferee complies with Section 3.8, Section 9.2(e) and Section 9.4 and (ii) Transfers by EQM or its Permitted Transferees to any Person other than a Permitted Transferee of EQM of a number Class A Units equal to 9,107,143 or greater individually but less than 27,321,429 Class A Units in the aggregate, with respect to all such Transfers contemplated by this clause (ii); provided that, in the case of such a Transfer, such Person complies with Section 3.8, Section 9.2(e) and Section 9.4.

(e)            Notwithstanding anything to the contrary in this Article IX, no Transfer of Units and no Sponsor Parent Transaction shall be permitted if such Transfer would:

(i)            violate the then applicable federal or state securities laws or rules and regulations of the Securities Exchange Commission, any state securities commission or any other Governmental Entity with jurisdiction over such Transfer;

(ii)            terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation;

(iii)          cause the Company to be treated as an association taxable as a corporation for U.S. federal income tax purposes;

(iv)          cause the Company to be required to register as an investment company under the Investment Company Act of 1940, or subject the Company, any of its Subsidiaries to the Investment Advisers Act of 1940, or the Employee Retirement Income Security Act of 1974;

(v)           cause the Company to be treated as a publicly traded partnership (within the meaning of Code Section 7704) for U.S. federal income tax purposes; or

(vi)          violate any other provision of this Agreement.

(f)            For any Taxable Year during which there is a Transfer of any Unit, the portion of the Profits, Losses and other items of the Company that is allocable in respect of such Member’s interest shall be apportioned between the Transferor and the Transferee of such Member’s interest using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder, as determined by the Board.

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(g)           Any Transfer of Units in violation of this Agreement or applicable law shall be void ab initio, and the Board has the power to rescind such Transfer, and no purported assignee thereof shall have any right to any Profits, Losses or Distributions of the Company.

Section 9.3            Effect of Transfer. Any Member who shall Transfer any Units shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges of a Member with respect to such Units. For the avoidance of doubt, this Section 9.3 shall in no way affect the rights or privileges of a Member with respect to any Units still held by such Member.

Section 9.4            Additional Restrictions on Transfer.

(a)            Each Transferee of Units, as a condition prior to such Transfer, shall execute and deliver to the Company a joinder or counterpart to this Agreement in form and substance acceptable to the Board pursuant to which such Transferee shall agree to be bound by the provisions of this Agreement.

(b)            In connection with the Transfer of any Unit, the holder of such Unit will deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer.

(c)            No Member shall engage in any action that could facilitate the Transfer of all or any portion of the direct or indirect equity or beneficial interest in such Member by any Person (whether through Transfers or issuances of equity, assignments by operation of law by merger or consolidation of such holder into another entity or dissolution or liquidation of such Member) with the intent to avoid the provisions of this Agreement.

(d)            In order to permit the Company to qualify for the benefit of a “safe harbor” under Section 7704 of the Code, notwithstanding anything to the contrary in this Agreement, no Transfer of any Unit or economic interest shall be permitted or recognized by the Company or the Board (within the meaning of Treasury Regulations Section 1.7704-1(d)) if and to the extent that such Transfer would cause the Company to have more than 100 partners (within the meaning of Treasury Regulations Section 1.7704-1(h), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3)).

(e)            No holder of a Class B Unit shall Transfer or permit the Transfer of any Units to any Person set forth on Schedule VI (a “Restricted Transferee”).

Section 9.5            Transfer Fees and Expenses. The Transferor and Transferee of any Units in the Company shall be jointly and severally obligated to reimburse the Company for all reasonable out-of-pocket expenses (including attorneys’ fees and expenses) incurred by the Company for any Transfer or proposed Transfer, whether or not consummated.

Section 9.6            No Appraisal Rights. No Member shall be entitled to any valuation, appraisal or similar rights with respect to such Member’s Units, whether individually or as part of any class or group of Members, in the event of a merger, consolidation, sale of the Company or other transaction involving the Company or its securities unless such rights are expressly provided by the agreement of merger, agreement of consolidation or other document effectuating such transaction.

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Section 9.7            Closing Date. Any Transfer and any related admission of a Person as a Member in compliance with this Article IX shall be deemed effective on such date that the Transferee or Successor in Interest complies with the requirements of this Agreement.

Section 9.8            Buyout Right; Redemption.

(a)            At any time during the Buyout Period and subject to the terms provided in this Section 9.8, if the Base Return has not been achieved for all Class B Units, then EQM may, by providing written notice to the Company and the holders of Class B Units, elect to cause the Company to repurchase and the holders of Class B Units to sell to the Company (i) subject to a minimum aggregate Buyout Price of $250,000,000, any portion of the then issued and outstanding Class B Units or (ii) all of Class B Units then issued and outstanding (the Class B Units in the foregoing clauses (i) and (ii), the “Buyout Units”); provided, that if fewer than 25% of the issued and outstanding Class B Units as of the Execution Date are outstanding at the time of such notice, the Company shall, as part of the applicable Buyout Event which shall be the Final Buyout Event, be obligated to repurchase all of the then issued and outstanding Class B Units. The Buyout Units subject to such election shall be purchased by the Company pro rata from the holders of Class B Units in accordance with each holder’s Class B Percentage Interest, in exchange for payment in cash to such Class B Member of an amount equal to the product of (x) the then-applicable Buyout Price for a Class B Unit multiplied by (y) the number of Buyout Units held by such holder of Class B Units (such purchase, a “Buyout Event” and, the repurchase of the last outstanding Class B Units, the “Final Buyout Event”). EQM may not cause a Buyout Event to occur more than once per Fiscal Quarter.

(b)           At any time following commencement of the Buyout Period, if (i) the Base Return has been achieved for all Class B Units and (ii) the Final Buyout Event has not occurred, then EQM may, by providing written notice to the Company and the holders of Class B Units, elect to cause the Company to repurchase and the holders of Class B Units to sell all outstanding Buyout Units (a “Residual Equity Buyout Event”). The Buyout Units subject to a Residual Equity Buyout Event shall be sold to the Company in exchange for payment in cash to the holders of such Buyout Units of the Fair Market Value of such Buyout Units.

(c)            Notwithstanding anything to the contrary contained in this Agreement, all Buyout Events shall be subject to applicable restrictions contained in the Securities Act, the Act and in the Company’s and any of its Subsidiaries’ debt financing agreements.

(d)           If any regulatory approval, including the filing and the expiration of any waiting period under HSR Act, is required prior to the consummation of a Buyout Event, EQM (or its designee) and the applicable Class B Members shall not consummate the Buyout Event until such approval has been obtained (or in the case of the HSR Act, such filing has been completed and such waiting period has expired). The Company and the Members shall comply with the terms and conditions of Section 13.3 with respect to any Buyout Event.

(e)           If the Base Return is achieved for all outstanding Class B Units at any time prior to the commencement of the Buyout Period, then the Company shall automatically, without the need for any action by the Members, redeem all (and not less than all) of the Class B Units of the Class B Members for no additional consideration (other than the Distribution or other payment resulting in achievement of the Base Return).

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Section 9.9            Sale Transactions.

(a)            If a Trigger Event remains uncured following the expiration of any applicable cure period following the occurrence of a Trigger Event, then the Class B Representative shall be entitled to direct (and the Members and Board agree to facilitate, as reasonably requested by the Class B Representative) the Company to pursue an Exit Transaction, at the Company’s sole cost and expense, by providing written notice thereof to the Company and the other Members; provided that, if the Class B Representative is entitled to direct the Company to effect an Exit Transaction hereunder as a result of (x) a Trigger Event other than a Buyout Nonoccurrence, the Company may, at any time during the first 60 days following receipt of the Class B Representative’s written notice to pursue an Exit Transaction hereunder, cure such Trigger Event to the reasonable satisfaction of the Class B Representative or (y) an event described in clause (b), clause (c) or clause (d) of the definition of “Trigger Event” that is not reasonably capable of being cured then, the Class B Representative may not direct the Company to pursue an Exit Transaction until the 60th day after occurrence of such Trigger Event. The Class B Representative may deliver written notice of its intent to pursue a Sale Transaction in connection with a Buyout Non-Occurrence up to six months prior to the expiration of the Buyout Period. Following receipt of such notice, the Company and EQM shall comply with the Cooperation Obligations set forth in Section 9.9(d) in connection with such proposed Sale Transaction. Notwithstanding the foregoing, the Class B Representative shall not be entitled to cause the Company to commence any outreach to or otherwise contact any third parties regarding such Sale Transaction prior to the expiration of the Buyout Period.

(b)           Subject to the limitations and conditions set forth in this Section 9.9, if at any time following the commencement of the Buyout Period, (i) EQM elects to consummate, or to cause the Company to consummate, a transaction or series of related transactions that would result in a Fundamental Change and (ii) such transaction or series of related transactions would provide the then current holders of Class B Units an amount of consideration equal to the then-applicable Buyout Price (a “Drag-Along Transaction”), then upon the request of EQM, at the Company’s sole cost and expense, the other Members will consent to, participate in, raise no objection against and not impede or delay such Drag-Along Transaction, and will take or cause to be taken all other actions reasonably necessary or desirable to cause the consummation of such Drag-Along Transaction on the terms proposed by EQM.

(c)            If (i) the Class B Representative, solely with respect to an Exit Transaction, or (ii) EQM, solely with respect to a Drag-Along Transaction, elects to direct or cause, as applicable, the Company to pursue, at the Company’s sole cost and expense, any Sale Transaction pursuant to this Section 9.9 (such election, the “Sale Transaction Election,” such electing Member, the “Initiating Member”), then¸ (A) following good faith consultation with the Board, such Initiating Member may identify, negotiate, structure and otherwise pursue the Sale Transaction, which Sale Transaction may be structured and accomplished as determined by such Initiating Member, whether as a merger, consolidation, sale of all or any portion of the Units, corporate reorganization, sale of assets or otherwise; and (B) the Sale Transaction shall be effected on the terms and conditions negotiated by such Initiating Member, including any terms imposing on the Members’ obligations with respect to reasonable and customary indemnities, escrows, holdbacks or other contingent obligations that are applicable to all Members equally; provided that in connection with any Sale Transaction initiated by the Class B Representative, the Class B Representative shall not be permitted to consummate a Sale Transaction with any Affiliate of Sponsor without the prior written consent of EQM. Notwithstanding the foregoing, (1) no Member shall be required to agree to any restrictive covenants, including non-competition or other restrictions affecting the operation of such Member’s business and (2) the Company shall not enter into or consummate a Sale Transaction that does not result in the achievement of the Base Return for all Class B Units without the prior written consent of the Class B Representative (in its sole and absolute discretion).

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(d)            In connection with any Sale Transaction, if requested by the Initiating Member or the Board, each of the Members shall waive any dissenters’ rights, appraisal rights or similar rights that such Member may have in connection therewith. In addition, the Company shall, and the Company shall cause its Subsidiaries to, take such action as the Initiating Member or the Board may reasonably request in connection with any proposed Sale Transaction, including (A) engaging an investment banker or other advisor in connection with such Sale Transaction, (B) providing such financial and operational information as the Initiating Member may request, (C) causing senior management, employees and other representatives of the Company or its Subsidiaries or of EQM and its Affiliates (to the extent related to the business of the Company and its Subsidiaries) to cooperate (including by participating in management presentations, preparing marketing materials and making diligence materials available in an electronic data room) with the Company and the Initiating Member in any marketing process in connection with any proposed Sale Transaction, (D) making the properties, books, records and other assets of the Company available for inspection during normal business hours and upon reasonable advance notice in connection with any Proposed Sale Transaction, (E) assisting in the establishment of an electronic data room, (F) responding reasonably promptly to requests for information customarily requested for a similar transaction and (G) providing reasonable access to MVP’s (to the extent permitted pursuant to the MVP LLCA) and the Company Group’s properties at reasonable times during normal business hours (collectively, the “Cooperation Obligations”). EQM shall, and shall cause its Affiliates to, comply with the Cooperation Obligations as reasonably requested by the Initiating Member, in each case to the extent such Cooperation Obligations involve personnel or information relating to the business of MVP or the Company Group that are under the control of EQM or its Affiliates.

(e)            The Company (acting at the direction of the Initiating Member) shall regularly consult and reasonably cooperate with EQM and the Class B Representative with respect to the status of the sale or marketing process for such Sale Transaction; provided, however, that, except as provided in Section 9.9(c), the Members (other than the Initiating Member) shall have no consent, voting or appraisal rights with respect to the final terms of a Sale Transaction that is completed in a manner consistent with this Section 9.9.

(f)            Each Member hereby makes, constitutes and appoints the Company (acting at the direction of the Initiating Member) with full power of substitution and re-substitution, its true and lawful attorney, for it and in its name, place and stead and for its use and benefit, to act as its proxy in respect of any vote or approval of Members required to give effect to this Section 9.9, including any vote or approval required under Section 18-209 of the Act and any waiver contemplated by Section 9.9(c). The proxy granted pursuant to this Section 9.9(f) is a proxy coupled with an interest and is irrevocable.

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(g)            Each of the Members other than the Initiating Member (collectively, the “Participating Members”) and the Company (acting at the direction of the Initiating Member), shall use commercially reasonable efforts to take or cause to be taken all such actions as may be reasonably necessary or desirable in order expeditiously to consummate such Sale Transaction and any related transactions in a fashion that maximizes the value to be received by the Members pursuant to Section 4.1, Section 4.2 or Section 10.2, as applicable, including (i) executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments customary for the type of transaction contemplated, (ii) furnishing information and copies of documents, (iii) filing applications, reports, returns, filings and other documents or instruments with Governmental Entities and (iv) otherwise using commercially reasonable efforts to fully cooperate with the Initiating Member. Without limiting the generality of the foregoing, each Participating Member agrees to execute and deliver such agreements as may be reasonably specified by the Board to which all Participating Members will also be party, including agreements to (A) make reasonable and customary individual representations, warranties, covenants and other agreements; provided that the representations and warranties provided by any Participating Member pursuant to this Section 9.9(g) shall be limited to representations and warranties relating to title and ownership of, and authority to Transfer, its Units and authority to execute and deliver the relevant agreements and instruments by such Participating Member and (B) be severally (on a pro rata basis in proportion to the related consideration to be received by each Member in connection with such Sale Transaction) liable (whether by purchase price adjustment, escrows, holdbacks, indemnity payments, contingent obligations or otherwise) with respect to representations, warranties, covenants and agreements by the Company and its Subsidiaries; provided, however, that (1) any escrow of proceeds of any such transaction shall be withheld on a pro rata basis among all Members (in proportion to the relative consideration to be received by each Member in connection with such Sale Transaction), (2) the aggregate amount of liability to a Member described in this Section 9.9(g) shall not exceed the proceeds to such Member in connection with such Sale Transaction and (3) notwithstanding the foregoing, in no event will (A) any proceeds be withheld from any Series B Member or (B) any Series B Member be required to incur any liability in accordance with this Section 9.6(g), if such holdback of proceeds or liability, would, in each case, result in the Series B Member not achieving the Base Return in connection with a Sale Transaction.

(h)            The closing of a Sale Transaction shall take place at such time and place as the Initiating Member shall specify by notice to each Participating Member and the Board no later than five Business Days prior to the closing of such Sale Transaction. At the closing of a Sale Transaction, each Member shall deliver any documentation evidencing the Units to be sold (if any) by such Member and the assignment thereof, free and clear of any liens, against delivery of the applicable consideration.

(i)            After deductions for (x) amounts paid into escrow or held back, in the reasonable determination of the Company, for indemnification or post-closing expenses, if any, subject to the second proviso in Section 9.9(g), and (y) amounts subject to post-closing purchase price adjustments, if any, the proceeds of any Sale Transaction shall be distributed to the Members in accordance with Section 4.1 in cash. Notwithstanding the foregoing, upon the determination of such purchase price adjustments, indemnification or post-closing expenses and upon release of any such escrow or hold back, as applicable, the remaining amount of the consideration to be received by the Company or its Members in the Sale Transaction, if any, shall always be distributed to the Members so that the total amount distributed is in accordance with the order of priority set forth in Section 4.1 and is always in cash.

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(j)            Any expenses incurred by the Company in complying with this Section 9.9 shall be borne exclusively by the Company.

Article X
DISSOLUTION AND LIQUIDATION

Section 10.1         Dissolution. The Company will dissolve and its affairs will be wound up only upon the approval of the Board and, if applicable, the Class B Representative in accordance with Section 5.9.

Section 10.2         Liquidation and Termination. On dissolution of the Company, a majority of the Board may appoint one or more other Persons as liquidator(s). The liquidator(s) will proceed diligently to wind up the affairs of the Company and liquidate the Company’s assets and make final distributions as provided herein. The costs of liquidation will be borne as a Company’s expense. Until final distribution, the liquidator(s) will continue to operate the Company properties with all of the power and authority of the Members. Subject to Section 18-804 of the Act, the steps to be accomplished by the liquidator(s) are as follows:

(a)            The liquidator(s) shall pay, satisfy or discharge from the Company’s funds and assets all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent, conditional or unmatured contractual liabilities in such amount and for such term as the liquidator(s) may reasonably determine in accordance with the Act).

(b)            The Company will dispose of all remaining assets as follows:

(i)             first, the liquidator(s) may sell any or all Company property, and any resulting gain or loss from each sale will be computed and allocated to the Members pursuant to Section 4.4; and

(ii)            second, Company property will be distributed among the Members in accordance with Section 4.1.

Section 10.3         Cancellation of Certificate. On completion of the Distribution of the Company’s assets as provided herein, the Board (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until the effectiveness of the certificate of cancellation is filed with the Secretary of State of Delaware pursuant to this Section 10.3.

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Section 10.4         Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 10.2 in order to minimize any losses otherwise attendant upon such winding up.

Section 10.5         Return of Capital. The liquidator(s) shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from the Company’s assets).

Article XI
VALUATION

Section 11.1         Determining Fair Market Value. For all purposes hereunder, “Fair Market Value” shall be the fair value that a willing buyer and a willing seller in an arm’s-length transaction occurring on the date of valuation would be willing to pay, as determined in good faith by the Board, taking into account all relevant factors determinative of value (giving effect to any transfer taxes payable or discounts in connection with such sale); provided, that (a) the Fair Market Value of the Class B Units shall equal the amount the holders of Class B Units would receive pursuant to Section 4.1 had all of the assets of the Company and/or all of the Units of the Company been sole for Fair Market Value and (b) the Fair Market Value of the Contributed Interests and Subjects Assets at the time of the EQM Contribution is set forth on Schedule III attached hereto.

Section 11.2         Objection Procedure. If any Member objects to the Board’s determination of Fair Market Value or the Board is unable to determine a Fair Market Value, the Board and such Members shall submit such objection to an independent valuation firm mutually acceptable to EQM and the Class B Representative to determine the Fair Market Value of the applicable assets or Units. The Company shall bear the costs of such valuation firm.

Article XII
SUPPORT OBLIGATIONS

Section 12.1         EQT Support Obligations. EQT shall comply with the obligations set forth on Schedule IV.

Article XIII
MISCELLANEOUS PROVISIONS

Section 13.1          Addresses and Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by (a) depositing such writing with a reputable overnight courier for next day delivery, (b) depositing such writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or (c) delivering such writing to the recipient in person, by courier or by electronic mail transmission; and a notice, request or consent given under this Agreement is effective upon receipt against the Person who receives it. All notices, requests and consents to be sent to a Member must be sent to or made at the address given for that Member on Schedule III, or such other address as that Member may specify by notice to the other Members. Any notice, request or consent to the Company or the Board must be given to the Board or, if appointed, the secretary of the Company at the Company’s chief executive offices. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

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Section 13.2         Confidentiality. Each Member recognizes and acknowledges that it has received and may in the future receive certain confidential and proprietary information and trade secrets of the Company and its Subsidiaries and the Members (including their respective predecessors and Affiliates) (the “Confidential Information”). Except as otherwise consented to by the Company in writing, each Member agrees that it will not, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, use any Confidential Information for any purposes other than in connection with its investment in the Company or disclose any Confidential Information for any reason or purpose whatsoever, except for disclosures: (a) to authorized directors, managers, officers, representatives, agents and employees of such Member or its Affiliates, the Company or its Subsidiaries and as otherwise may be proper in the course of performing such Member’s obligations, or enforcing such Member’s rights, under this Agreement and the agreements expressly contemplated hereby, provided, that each such Person is informed of the confidential nature of such Confidential Information, agrees to hold such Confidential Information confidential and that the disclosing Member remains liable for any breach of this provision by such Persons; (b) made by Sponsor to its direct or indirect limited partners, noteholders, owners or co-investors; provided, that if such limited partners, owners or co-investors are receiving Confidential Information (other than with respect to the high level summary information regarding the Company’s operations), such receiving Person shall be subject to customary confidentiality provisions reasonably consistent with the confidentiality obligations contained herein and shall limit such information to customary financial reporting and information relating to the performance of the Business, without inclusion of any commercially sensitive or other operational information; (c) to any bona fide prospective purchaser of the equity or assets of the Company or its Affiliates or the Units held by such Member, to prospective financing sources, or a prospective merger partner of such Member, the Company or any of their respective Affiliates; provided, that such purchaser, financing sources, or merger partner agrees in writing to be bound by the provisions of this Section 13.2 or other confidentiality agreement that includes confidentiality and use provisions at least as restrictive as the provisions herein; (d) to attorneys, accountants and other professionals of such Member or its Affiliates who need to know such Confidential Information in order to perform services for such Member or Affiliate; (e) as is required to be disclosed by order of a court of competent jurisdiction, administrative body, self-regulatory authorities, governmental body, or by any stock exchange where the shares of any Person, Member or its Affiliates are listed, or by subpoena, summons or legal process, or by law, rule or regulation; provided that the Member shall provide to the Company (or in the case of Confidential Information of a Member, such Member) prompt notice of any such requirement to enable the Company or such Member to seek an appropriate protective order or confidential treatment (except no such opportunity shall be afforded in the case of a routine audit or examination by, or a blanket document request from, a governmental or regulatory entity that does not reference the Company, any other Member or this Agreement or if notifying the Company or such Member in advance of such disclosure is prohibited by applicable law) and shall disclose only that portion of such Confidential Information so required to be disclosed; and (f) to rating agencies who need to know such Confidential Information in order to issue a credit rating. For purposes of this Section 13.2, the term “Confidential Information” shall not include any information which (x) at the time of disclosure is, or thereafter becomes, generally available to the public (other than as a result of a disclosure by or attributable to the applicable Member), (y) was, is or becomes available to the applicable Member on a non-confidential basis from a source other than the Company or any other Member (provided, that such source was not known by such applicable Member, after reasonable inquiry, to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation of confidentiality) or (z) is reasonably demonstrated by contemporaneous written documentation to have been in the applicable Member’s or its representatives’ possession on a non-confidential basis prior to its disclosure to you by or on behalf of the Company.

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Section 13.3         Regulatory Filings.

(a)            The Members acknowledge and agree that, from time to time, the Company or a Member may need information from any or all of such Members for compliance with applicable laws, stock exchange rules, regulatory inquiries, regulatory reporting requirements or other requests or demands by Governmental Entities. Each Member shall use commercially reasonable efforts to provide to the Company or such other Member all information reasonably requested by the Company for purposes of compliance with applicable law, stock exchange rule, regulatory inquiries, regulatory reporting requirements or other requests or demands by Governmental Entities as promptly as reasonably practicable after the date such Member receives such request, and in any event, within an amount of time required to meet any deadline set by a request by the applicable Governmental Entity or regulatory reporting requirement (it being understood that Sponsor shall not be required to provide specific identifying information of its noteholders or direct or indirect limited partners or other similar persons except as expressly required to comply with applicable law, stock exchange rule or regulatory reporting requirements in which case Sponsor shall be permitted to provide such information directly to the applicable Governmental Entity in lieu of providing such information to the Company or its Subsidiaries). Each Member shall reasonably cooperate in any efforts or actions taken by the Company to obtain, maintain or avoid termination or forfeiture of any governmental license, approval, consent, permit or similar authorization. For the avoidance of doubt, any information provided or furnished pursuant to this Section 13.3 shall be deemed “Confidential Information” for all purposes.

(b)            If, at any time, the Company or any Member reasonably determines that the consent of a Governmental Entity is necessary or advisable or a filing is required or advisable pursuant to the HSR Act or any other applicable antitrust, competition or trade regulation laws, or other applicable law (including with respect to CFIUS, “foreign direct investment” laws or any requirements arising from the Natural Gas Act and the orders and regulations issued thereunder), in each case, in connection with any Transfer, or any other transaction or event with respect to or otherwise related to the Company (each, a “Filing Transaction”), then:

(i)             the Company and each of the Members (as applicable) shall (A) as promptly as reasonably practicable make, or cause to be made, all filings and submissions required under applicable laws with respect to the applicable Filing Transaction and (B) use commercially reasonable efforts to obtain, or cause to be obtained, clearance, approval or consent in respect of such filings and submissions (or the termination or expiration of the applicable waiting period, as applicable) (any such clearance, approval, consent, termination or expiration, “Regulatory Approval”) as promptly as reasonably practicable thereafter, which such efforts shall, for the avoidance of doubt, exclude proposing, negotiating, effecting or agreeing to the sale, divestiture, license or other disposal of any assets or businesses of a Member or any of their respective Affiliates, taking any other action that limits the right of a Member or any of their respective Affiliates to own or operate any part of its business or proposing, negotiating, effecting or agreeing to any other remedy, commitment, undertaking or condition of any kind; and

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(ii)            the applicable Filing Transaction shall be contingent upon the receipt of Regulatory Approval and, to the extent Regulatory Approval is not received prior to completion of the applicable Filing Transaction, such Filing Transaction shall be delayed until Regulatory Approval is received.

Section 13.4         Amendments. Except for amendments authorized by Section 3.1(b) and Section 5.9, this Agreement and any provision hereof may be amended, waived (except as otherwise provided herein), or modified from time to time only by a unanimous written instrument signed by (a) the Members holding a majority of the Class A Units and (b) so long as any Class B Units are outstanding, the Members holding a majority of the Class B Units. Notwithstanding the foregoing, (x) any amendment or modification modifying the rights or obligations of any Member in a manner that is disproportionately adverse to (A) such Member relative to the rights of other Members in respect of Units of the same class or series or (B) a class or series of Units relative to the rights of another class or series of Units shall, in each case, be effective only with that Member’s consent or the consent of the Members holding a majority of the Units in that class or series, as applicable, and (y) any amendment or modification modifying any obligation set forth on Schedule IV shall only be effective with the consent of EQT Parent.

Section 13.5          Remedies. Each Member and the Company shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any applicable law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to seek enforcement of such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable law.

Section 13.6         Successors and Assigns. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the Parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not.

Section 13.7         Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein or if such term or provision could be drawn more narrowly so as not to be illegal, invalid, prohibited or unenforceable in such jurisdiction, it shall be so narrowly drawn, as to such jurisdiction, without invalidating the remaining terms and provisions of this Agreement or affecting the legality, validity or enforceability of such term or provision in any other jurisdiction.

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Section 13.8         Counterparts; Binding Agreement. This Agreement may be executed in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the Parties. This Agreement and all of the provisions hereof shall be binding upon and effective as to each Person who (a) executes this Agreement in the appropriate space provided in the signature pages hereto notwithstanding the fact that other Persons who have not executed this Agreement may be listed on the signature pages hereto and (b) may from time to time become a party to this Agreement by executing a counterpart of or joinder to this Agreement.

Section 13.9         No Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 13.10       Further Action. The Parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 13.11       Entire Agreement. This Agreement, the other Transaction Documents and the other agreements and documents expressly referred to herein are intended by the Members as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein and therein. This Agreement, the other Transaction Documents and the other agreements and documents expressly referred to herein or therein supersede all prior agreements and understandings between the Parties with respect to such subject matter, including the Original LLC Agreement. Each of the Members acknowledges and agrees that in executing this Agreement (a) the intent of the Parties in this Agreement and the other Transaction Documents shall constitute an unseverable and single agreement of the Parties with respect to the transactions contemplated hereby and thereby, (b) it waives, on behalf of itself and each of its Affiliates, any claim or defense based upon the characterization that this Agreement and the other Transaction Documents are anything other than a true single agreement relating to such matters and (c) the matters set forth in this Section 13.11 constitute a material inducement to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. Each of the Members stipulates and agrees (a) not to challenge the validity, enforceability or characterization of this Agreement and the other Transaction Documents as a single, unseverable instrument pertaining to the matters that are the subject of such agreements, (b) this Agreement and the other Transaction Documents shall be treated as a single integrated and indivisible agreement for all purposes, including the bankruptcy of any Party and (c) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 13.11.

Section 13.12        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All claims shall be resolved in accordance with Section 13.13.

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Section 13.13       Consent to Jurisdiction; Waiver of Trial by Jury.

(a)            Each Member and the Company irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Court of Chancery of the State of Delaware, and any appellate court from thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware, and (iv) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware. Each Member and the Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Member and the Company irrevocably consents to service of process in the manner provided for notices in Section 13.1. Nothing in this Agreement will affect the right of any Member or the Company to serve process in any other manner permitted by applicable law.

(b)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 13.14      Construction; Interpretation. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. If a word or phrase is defined, its other grammatical forms have a corresponding meaning and a defined term has its defined meaning throughout this Agreement and each Exhibit to this Agreement, regardless of whether it appears before or after the place where it is defined. Unless otherwise specified, all references to days or months shall be deemed references to calendar days or months. Whenever required by the context, references to a Fiscal Year shall refer to a portion thereof. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein,” “hereto,” “hereby” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” shall mean “including, without limitation.” The words “shall” and “will” have equal meaning, force and effect and connote an obligation and an imperative, rather than a futurity. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Reference to any law or regulation means such law or regulation as amended or otherwise modified from time to time, and reference to particular provisions of any law or regulation include a reference to the corresponding provisions of any succeeding law or regulation. Reference to any governmental entity or any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality or judicial or administrative body, in any jurisdiction shall include any successor to such entity. The use of the words “or,” “either” and “any” shall not be exclusive. The phrase “to the extent” means the degree to which the subject or matter thereof extends or applies and such phrase does not mean simply “if.” The Parties have participated jointly in the negotiation and drafting of this Agreement; accordingly, the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

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Section 13.15       No Third Party Beneficiaries. Except as set forth in Section 13.16, the provisions of this Agreement are for the exclusive benefit of the Members and the Company and their respective successors and permitted assigns and, solely with respect to Section 6.1, the Indemnitees. Except for the foregoing, this Agreement is not intended to benefit or create rights in any other Person.

Section 13.16       No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Member may be a partnership or limited liability company, each Member hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Members shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Member (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Member (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Members, whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Party against such Persons, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any such Persons, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

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Section 13.17       Expenses. For so long as Sponsor owns any Class B Units, Sponsor shall be entitled to a payment by the Company of $1,500,000 per year (subject to increase on an annual basis by 2.0%), in consideration of the cost and expenses incurred directly or indirectly by Sponsor in connection with its ownership of Class B Units. The Company and the Members shall treat any such payments as guaranteed payments for the use of capital pursuant to Section 707(c) of the Code.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

PIPEBOX LLC

By:
Name:
Title:

EQM MIDSTREAM PARTNERS, LP

By:
Name:
Title:

EQT CORPORATION, solely for the purposes of Article XII (and, to the extent necessary to give effect to such provisions, Article I and Article XIII)

By:
Name:
Title:

PIBB MEMBER LLC

By:
Name:
Title:

Signature Page

Amended and Restated Limited Liability Company Agreement of PipeBox LLC

SCHEDULE I

BOARD CRITERIA

Each Manager and Board Observer shall provide a certification to the Company that he or she does not serve and will not serve on the board of an entity that has “competitive sales” above the de minimis exemptions as defined in Section 8 of the Clayton Antitrust Act of 1914 (the “Board Certification”).

Notwithstanding anything in this Agreement to the contrary, if the Board, in its reasonable discretion, determines that the statements made in a Manager’s Board Certification are not accurate, and the appointment of such Manager is in violation of applicable law, the Board shall be entitled to remove such Manager from the Board by written notice to such Manager. In the event of a removal of a Class B Manager from the Board, the Board shall provide written notice to the Class B Representative and, upon reasonable request by the Class B Representative, the Company shall provide the Class B Representative with reasonable access to the Company’s financial data and information (including sales and revenue information) to allow the Class B Representative to make an appointment of a Class B Manager that fulfills the Board Certification.

Notwithstanding anything in this Agreement, including Article VII, to the contrary, (a) if the Board, in its reasonable discretion, determines that any Class B Member owns equity interests in any entity where such ownership by such Class B Member (i) would reasonably be expected to cause, or is causing, Overlap with the Company or its Affiliates and (ii) would reasonably be expected to result in potential regulatory enforcement actions as a result of such Overlap (clauses (i) and (ii), an “Overlap Event”), then the Board shall be entitled to redact any information deliverable to such Class B Member pursuant to this Agreement to the extent reasonably necessary to comply with applicable anti-trust laws and (b) if the Board, in its reasonable discretion, or any Class B Member determines that any Affiliate of such Class B Member would cause, or is causing, an Overlap Event to occur, then such Class B Member shall use commercially reasonable efforts to redact any information delivered to such Class B Member pursuant to this Agreement before such information is delivered to such Affiliate to the extent reasonably necessary to comply with applicable anti-trust laws.

SCHEDULE IV

SUPPORT OBLIGATIONS

Section 1.1            EQT Contracts.

(a)            EQT, as the ultimate beneficial equity owner of the Class A Member, will or will cause its applicable non-Company Group subsidiaries (each an “EQT Counterparty”) to (i) renew or replace each contract listed on the Schedule of EQT Contracts (collectively, together with each other contract that directly or indirectly renews or replaces any contract listed on the Annex I to this Schedule IV, the “EQT Contracts”) between the applicable EQT Counterparty and the applicable member of the Company Group, prior to or concurrently with the end of the applicable term of each such EQT Contract (the “Contract End Date”) and (ii) provide that each contract renewing or replacing an EQT Contract (each, a “Renewed Contract”) shall contain terms (x) generally consistent with those contained in the EQT Contract being renewed or replaced and (y) with respect to the following terms, as noted below (collectively, the “Contract Requirements”):

(i)             all service fees under the applicable Renewed Contract (including, as applicable, all tariff rates, reservation fees, overrun fees and other fees for service) (the “Service Fees”) shall be no less in any applicable period than the lesser of (A) the applicable Service Fees under the associated EQT Contract (as of the Execution Date, but giving effect to any escalation, increase or similar adjustments applicable to Service Fees under such EQT Contract at the time of renewal), and (B) if the associated EQT Contract provides for service on a FERC jurisdictional asset, the maximum recourse rate then in effect for such EQT Contract, as specified in the applicable tariff as of the Execution Date;

(ii)            the term of such Renewed Contract shall expire no earlier than the 20th anniversary of the Execution Date; provided that, at EQT’s sole election, a Renewed Contract may have a term expiring prior to the 20th anniversary of the Execution Date and in such event, EQT will (or will cause the applicable EQT Counterparty to) renew or replace such Renewed Contract prior to its Contract End Date in a manner otherwise consistent with the terms of this Schedule IV and the applicable EQT Contract and thereafter will be obligated to continue to renew or replace such Renewed Contract until such time as the term expires no earlier than the 20th anniversary of the Execution Date; and

(iii)           the amount of any applicable minimum volume commitment, firm volume, capacity reservation or other similar commitment for firm service (“Volume Commitment”) in the Renewed Contract shall be no less than the amount of the Volume Commitment set forth in the associated EQT Contract, determined based on the most recent annual period covered by such EQT Contract as of the termination or expiration date thereof (provided that such Volume Commitments must not be less than the Volume Commitment under the associated EQT Contract as of the Execution Date), and without taking into account any amendments to increase or decrease such Volume Commitments (if any) after the Execution Date.

(b)            Notwithstanding the foregoing in Section 1.1(a):

(i)             the applicable member of the Company Group shall be permitted to negotiate and enter into a new, substitute contract with a creditworthy third party to replace (in whole or in part) an EQT Contract on terms consistent with the Contract Requirements and otherwise not materially less favorable to the Company Group than the terms in the original EQT Contract (the resulting contract, a “Substitute Contract”); provided, that if the third party to such Substitute Contract does not have a rating of “BBB-” or better by S&P Global Ratings, “BBB-” or better by Fitch Group or “Baa3” or better by Moody’s at any time on or after the entry into such Substitute Contract, then such Substitute Contract will be deemed to be a Renewed Contract and an EQT Contract for the purposes of this Schedule IV (including Section 1.2); and

(ii)            in lieu of entering into a single Renewed Contract or a single Substitute Contract to replace an EQT Contract, EQT may (or may cause the applicable EQT Counterparty to) execute one or more Renewed Contracts and Substitute Contracts, that individually or collectively satisfy the Contract Requirements.

(c)            The applicable EQT Counterparty and member of the Company Group party to such Renewed Contract or Substitute Contract will cooperate with each other and take all reasonable steps necessary to obtain consent or authorization from any applicable governmental authority or third party to enter into any Renewed Contract or Substitute Contract.

(d)            If EQT fails to renew or replace an EQT Contract, as and when required, EQT will reimburse the Class B Member for all reasonable and documented out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred by the Class B Member and its Affiliates in connection with the collection of such amount and enforcement by the Class B Member of its rights under this Schedule IV.

Section 1.2            Guarantee. EQT hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the payment obligations of each EQT Counterparty and Third Party Counterparty pursuant to any EQT Contract in effect during the term of this Agreement (the “Guarantee”). The Guarantee and EQT’s other obligations under this Schedule IV (collectively, the “Support Obligations”) are valid and in full force and effect and constitutes the valid and binding obligation of EQT, enforceable in accordance with its terms. The Guarantee is an irrevocable guarantee of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement or any assumption without the consent of the Class B Representative of any such guaranteed obligation by any other party. Without limiting the generality of the foregoing, the obligations of EQT under this Agreement shall not be affected by or contingent upon (i) the liquidation or dissolution of, or the merger or consolidation of such EQT Counterparty or Third Party Counterparty with or into any Person or any sale or transfer by such EQT Counterparty or Third Party Counterparty, as applicable, of all or any part of its property or assets, (ii) a Bankruptcy Event involving or affecting such EQT Counterparty or Third Party Counterparty, (iii) any modification, alteration, amendment or addition of or to this Agreement (except for a modification, alteration, amendment or addition of this Schedule IV) or (iv) any defense of such EQT Counterparty, Third Party Counterparty or any other Person (with or without notice) which might constitute a legal or equitable discharge of a surety or a guarantor or otherwise.

Section 1.3            MVP Distribution Support. If the amount of any Distribution made to the Class B Members pursuant to Section 4.1 of the Agreement is decreased as a result of the application of Section 4.3 of the Agreement (the amount of such reduction, the “Distribution Deficit”), EQT shall pay or cause to be paid to the Company, by wire transfer of immediately available funds, an amount equal to the Distribution Deficit within 30 days of the date of the Distribution that gave rise to such Distribution Deficit. Upon receipt of such funds from EQT, the Company shall promptly pay or cause to be paid to the Class B Members, an amount equal to such Distribution Deficit.

Section 1.4            EQT Representations and Warranties. EQT hereby represents and warrants as follows: (a) EQT is duly formed and validly existing under the laws of Pennsylvania, and has all power and authority to execute, deliver and perform obligations created by this Schedule IV; (b) the execution, delivery and performance of this Agreement by EQT has been duly and validly authorized and approved by all necessary corporate action; (c) this Agreement has been duly and validly executed and delivered by EQT and constitutes a valid and legally binding obligation of EQT, enforceable against EQT in accordance with its terms; (d) all consents, approvals, authorizations of, or filings with, any Governmental Entity necessary for the due execution, delivery and performance of this Agreement by EQT have been obtained or made; (e) the execution, delivery and performance by EQT of this Agreement do not and will not violate its organizational and governing documents, any applicable law or any material contractual restriction binding on EQT or its assets; and (f) EQT has, and, for so long as this Schedule IV shall remain in effect in accordance with its terms, EQT shall have, funds sufficient to satisfy all of its obligations hereunder.

Section 1.5            EQT Covenants. EQT will provide the Company and the Sponsor with (a) any notice to renew, terminate, or extend a EQT Contract, (b) copies of each Renewed Contract or Substitute Contract (including identifying the EQT Contracts being so renewed or replaced), and (c) such other information in EQT’s possession or control that is (i) reasonably requested by Sponsor and (ii) necessary to confirm EQT’s compliance with the obligations in Section 1.1 of this Schedule IV.

Section 1.6            EQT Defenses. EQT waives all defenses and discharges it may have or otherwise be entitled to as a guarantor or surety and further waives presentment for payment or performance, notice of nonpayment or nonperformance, demand, diligence or protest., including:

(a)            notice of acceptance of this Agreement;

(b)           promptness, diligence, demand, presentment, protest and notice of any kind, including notice of the existence, notice of creation or incurring of any new or additional indebtedness or obligation, notice of default or failure to perform on the part of any member of the Company Group, EQT Counterparty or Third Party Counterparty, notice of any amendment, modification or waiver of or under any EQT Contract, and all other notices or demands not expressly required hereunder or under applicable law (which cannot be waived);

(c)            any right to require that any action or proceeding be brought against any member of the Company Group, EQT Counterparty, Third Party Counterparty or any other person, or to require any person seek enforcement of any performance of the Support Obligations against any other Person, prior to any action against EQT under the terms hereof;

(d)           any defense that may arise by reason of the incapacity, lack of power or authority, death, dissolution, merger, termination or disability of EQT or any other Person or the failure of any person to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of EQT, any member of the Company Group, EQT Counterparty, Third Party Counterparty or any other Person;

(e)           to the extent waivable, any defense based upon any statute or rule of law which conflicts with the terms of this Agreement; and

(f)            any defense that may arise by reason of EQT no longer holding a direct or indirect interest in any member of the Company Group; and

(g)           any defense based on any renewal, compromise, extension, acceleration, amendment, modification or waiver of or any consent or departure from the terms of any EQT Contract.

No delay in the exercise of, or failure to exercise, any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights or a release of EQT from any of its obligations hereunder. The Class B Members entered into this Agreement in reliance upon this Article XII. EQT acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated hereby and that the waivers and agreements by EQT set forth in Section 1.2 and this Section 1.5 are knowingly made in contemplation of such benefits.

Section 1.7            Miscellaneous.

(a)            This Schedule IV and the obligations of EQT hereunder shall automatically be reinstated if and to the extent that for any reason any payment made by EQT pursuant to this Agreement is rescinded or otherwise restored to EQT, whether as a result of any Bankruptcy Event or as a result of any settlement or compromise in respect of such payment, and EQT shall pay the Company on demand all of its reasonable costs and expenses (including reasonable fees of counsel) incurred by any member of the Group in connection with such rescission or restoration.

(b)            The Parties hereby irrevocably confirm and agree that EQT’s agreements and obligations hereunder are for the benefit of the Class B Members. EQT hereby irrevocably waives, to the extent it may do so under applicable law, any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the Bankruptcy Code or equivalent provisions of the laws or regulations of any other jurisdiction with respect to any proceedings, or any successor provision of law of similar import, in the event of any Bankruptcy Event with respect to a member of the Company Group. EQT agrees that it may not assert any defense, claim or counterclaim due to a Bankruptcy Event of a member of the Company Group denying liability hereunder on the basis that this Agreement is an executory contract or a “financial accommodation” that cannot be enforced. If Bankruptcy Event with respect to any member of the Company Group shall occur, the EQT agrees, after the occurrence of such Bankruptcy Event, to reconfirm in writing, to the extent permitted by applicable law, the provisions of this Schedule IV.

SCHEDULE VI

Restricted Transferee

Any Person:

(a)            Engaged in the business of (i) exploration, development, or production of natural gas, natural gas liquids, or crude oil or (ii) developing or owning and operating midstream pipeline, transmission or storage assets, in each case (x) including any Controlled Subsidiaries of any such Person and any Person that Controls any such Person but (y) excluding any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding and selling investments (including controlling interests) in other Persons;

(b)            That is, or is an Affiliate of a Person, engaged primarily in activist investments; provided, that the foregoing restriction shall not apply to a Transfer to a Permitted Transferee described in clause (c) of the definition thereof;

(c)            That is (i) from any country listed, or to be listed and awaiting addition to, country group D:1, D:5, E:1 or E:2 in Supplement No. 1 to 15 C.F.R. Part 740 or (ii) listed on the Entity List, Denied Persons List, Unverified List, or Military End User List maintained by the U.S. Department of Commerce; or

(d)            That has been, or is, the target of any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the United States, (ii) the United Nations Security Council, (iii) the European Union and (iv) the United Kingdom (“Sanctions”), including by virtue of being (a) listed on any Sanctions-related list of designated or blocked persons, (b) a Governmental Entity of, resident or located in, or organized under the Laws of a country or territory that is the subject of comprehensive Sanctions or (c) directly or indirectly 50% or more owned (in the aggregate) or controlled by any one or more of the foregoing.

SCHEDULE VII

Consequences of Distribution Failures

(a)            Notwithstanding anything in Section 4.1(a) to the contrary, if (x) the Company has made a Distribution Block Election and (y) the Company has failed to distribute all Available Cash on the Payment Date on which such Available Cash would have been available for Distribution pursuant to Section 4.1(a) had a Distribution Block Election not occurred, subject to the expiration of a 60 day period to cure such failure and such failure has not been cured by the Company prior to the expiration of such period (a “Distribution Failure Event”), then the provisions of (b) below shall apply. Without limiting the foregoing, in respect of any Payment Date where a Distribution Block Election has been made, the Company shall, within 30 days following the applicable Payment Date to which such Distribution Block Election applies, make a Distribution from Available Cash as follows:

(i)             the applicable Class A Distribution Failure Amount to the holders of Class A Units (pro rata based upon each such holder’s Class A Percentage Interest); and

(ii)            the applicable Class B Distribution Failure Amount to the holders of Class B Units (pro rata based upon each such holder’s relative Accrued Amount). For the avoidance of doubt, the Company shall not be required, without the consent of the Board pursuant to Section 5.8(g), to make Distributions pursuant to this (a) that would constitute a “return of capital” in respect of any Class B Unit for book accounting or tax accounting purposes.

(b)            Notwithstanding anything to the contrary in this Agreement, if (x) a Distribution Failure Event has occurred or (y) the Company has made Distribution Block Elections in respect of two (2) Payment Dates (whether or not consecutive, and whether or not any Distributions in respect thereof have been made in accordance with (a) above), then, upon the election by written notice of the Class B Representative to the Board, the following provisions shall apply from and after such Distribution Failure Event or second Distribution Block Election, as applicable, without the need for any further action from the Company, the Board or any Member:

(i)             all Distributions (which for the avoidance of doubt shall still require approval of the Board pursuant to Section 5.8(g)) shall be made pursuant to Section 4.1(a)(i) (for the avoidance of doubt, not pursuant to Section 4.1(a)(ii), including after the Base Return has been achieved);

(ii)            the provisions of Section 9.8 shall no longer apply; and

(iii)           the restrictions on Transfer of Class B Units set forth in Section 9.2(b) shall no longer apply.

(c)           For purposes of this Schedule VII, the following terms shall have the following meanings:

(i)             “Class B Distribution Failure Amount” means (a) prior to the achievement of the Base Return, an amount equal to the lesser of (i) the Accrued Amount in respect of all issued and outstanding Class B Units and (ii) the product of (A) the Class B Distribution Percentage multiplied by (B) Available Cash as of the Payment Date that is the subject of such Distribution Block Election and (b) on and following the achievement of the Base Return, an amount equal to the product of (A) the Residual Class B Distribution Percentage multiplied by (B) Available Cash as of the Payment Date that is the subject of such Distribution Failure Event.

(ii)            “Class A Distribution Failure Amount” means, as of any date of determination, an amount equal to the product of (a) the Class B Distribution Failure Amount multiplied by (b) the ratio of (i) prior to the achievement of the Base Return, the applicable Class A Distribution Percentage divided by the applicable Class B Distribution Percentage and (ii) on and following the achievement of the Base Return, the applicable Residual Class A Distribution Percentage divided by the applicable Residual Class B Distribution Percentage.